                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-67153


         PROXY STATEMENT                       PROSPECTUS
  MEIGS COUNTY BANCSHARES, INC.      REGIONS FINANCIAL CORPORATION
                                     UP TO 577,143 SHARES OF COMMON
                                                 STOCK

                           -------------------------

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT
                           -------------------------

The Boards of Directors of Meigs County Bancshares, Inc. and Regions Financial Corporation have agreed on a merger of Meigs County Bancshares and Regions. Regions will be the surviving corporation in the Merger. Regions is a regional bank holding company headquartered in Birmingham, Alabama. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. Regions has assets of about $35.1 billion, deposits of about $27.2 billion, and stockholders' equity of about $3.0 billion.

If the Merger is completed, Meigs County Bancshares stockholders will receive
1.9 shares of Regions common stock for each share of Meigs County Bancshares common stock they own. Regions stockholders will continue to own their existing shares of Regions common stock after the Merger.

We can't complete the Merger unless the stockholders of Meigs County Bancshares approve it. Meigs County Bancshares has scheduled a special meeting for its stockholders to vote on the Merger.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you don't return your card, the effect will be a vote against the Merger.

The date, time, and place of the special meeting of stockholders is as follows:

   December 31, 1998
   10:00 a.m.
   Main Office, Meigs County Bancshares, Inc.
   116 N. Main Street
   Decatur, Tennessee 37322

This Proxy Statement-Prospectus provides you with detailed information about the proposed Merger. You can also get information about Regions from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. Your Board of Directors strongly supports this Merger of Meigs County Bancshares with Regions, and I join with the other members of the Board of Directors in enthusiastically recommending that you vote in favor of the Merger.

                                          /s/ F. Stephen Miller
                                          F. Stephen Miller
                                          President and Chief Executive Officer
                                          Meigs County Bancshares, Inc.

SHARES OF REGIONS COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE REGIONS COMMON STOCK TO BE ISSUED UPON COMPLETION OF THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR A DISCUSSION OF RISKS AND UNCERTAINTIES THAT MAY AFFECT THE FUTURE EARNINGS AND FINANCIAL CONDITION OF REGIONS, SEE "RISK FACTORS" ON PAGE 13.

Proxy Statement-Prospectus dated December 1, 1998, and first mailed to stockholders on December 1, 1998.

We have not authorized anyone to give any information or make any representation about the Merger or our companies that differs from, or adds to, the information in this Proxy Statement-Prospectus or in Regions' documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement-Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement-Prospectus does not extend to you.

The information contained in this Proxy Statement-Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

Information in this Proxy Statement-Prospectus about Regions Financial Corporation has been supplied by Regions, and information about Meigs County Bancshares, Inc. has been supplied by Meigs County Bancshares.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Each company makes forward-looking statements in this Proxy Statement-Prospectus, and in Regions' public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the Merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the Merger. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote on the Merger. These possible events or factors include the following:

     1. Regions' revenues after the Merger and other recent acquisitions may be lower than expected, Regions' restructuring charges in recent acquisitions may be higher than expected, or Regions' operating costs after the Merger and other recent acquisitions may be greater than expected;

     2. Competition among depository and other financial institutions may increase significantly;

     3. We may have more trouble obtaining regulatory approvals for the Merger than expected;

     4. Regions may have more trouble integrating acquired businesses or retaining key personnel than expected;

     5. Regions' costs savings from the Merger and other recent acquisitions may be less than expected, or Regions may be unable to obtain those cost savings as soon as expected;

     6. Changes in the interest rate environment may reduce operating margins;

     7. General economic or business conditions may be worse than we expect;

     8. Legislative or regulatory changes may adversely affect our businesses;

     9. Technological changes and systems integration may be harder to make or more expensive than expected; and

     10. Adverse changes may occur in the securities markets.

For additional information, please refer to the discussion under the heading "Risk Factors" on page 13.

                         MEIGS COUNTY BANCSHARES, INC.
                 116 N. MAIN STREET, DECATUR, TENNESSEE, 37322
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 31, 1998
                           -------------------------

Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Meigs County Bancshares, Inc., a bank holding company, will be held at Meigs County Bancshares' main office, located at 116 N. Main Street, Decatur, Tennessee, 37322 on December 31, 1998, at 10:00 a.m., local time, for the following purposes:

     1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of June 22, 1998 (the "Agreement"), by and between Meigs County Bancshares and Regions Financial Corporation ("Regions") pursuant to which
     (i) Meigs County Bancshares will merge with and into Regions with Regions as the surviving corporation (the "Merger") and (ii) each share of Meigs County Bancshares common stock (excluding certain shares held by Meigs County Bancshares, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 1.9 shares of Regions common stock, subject to possible adjustment, with cash to be paid in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement-Prospectus; and

     2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

Only stockholders of record at the close of business on November 23, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

Stockholders of Meigs County Bancshares have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement-Prospectus as Appendix C.

The Board of Directors of Meigs County Bancshares unanimously recommends that holders of Meigs County Bancshares common stock vote FOR the proposals listed above.

We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Meigs County Bancshares an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                          By Order of the Board of Directors

                                          /s/ Patsy Hayes
                                          Patsy Hayes
                                          Corporate Secretary

December 1, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    1
  Comparative Per Share Market Price Information............    2
  Reasons for the Merger....................................    2
  Opinion of Financial Advisor..............................    2
  The Special Meeting.......................................    3
  Recommendations to Stockholders...........................    3
  Record Date; Voting Power.................................    3
  Vote Required.............................................    3
  Conditions to Completion of the Merger....................    3
  Termination of the Merger Agreement.......................    4
  Federal Income Tax Consequences...........................    4
  Accounting Treatment......................................    5
  Interests of Persons in the Merger that are Different from
     Yours..................................................    5
  Dissenters' Appraisal Rights..............................    5
  Regulatory Approvals......................................    5
  Comparative Per Share Data................................    6
  Selected Financial Data...................................    8
RISK FACTORS................................................   13
THE SPECIAL MEETING.........................................   15
  General...................................................   15
  Record Date; Vote Required................................   16
THE MERGER..................................................   18
  General...................................................   18
  Possible Adjustment of Exchange Ratio.....................   18
  Treatment of Meigs County Bancshares Options..............   21
  Background of the Merger..................................   21
  Meigs County Bancshares' Reasons for the Merger...........   22
  Regions' Reasons for the Merger...........................   24
  Opinion of Meigs County Bancshares' Financial Advisor.....   24
  Effective Time of the Merger..............................   27
  Distribution of Regions Stock Certificates and Payment for
     Fractional Shares......................................   28
  Conditions to Consummation of the Merger..................   28
  Regulatory Approvals......................................   29
  Waiver, Amendment, and Termination of the Merger
     Agreement..............................................   30
  Conduct of Business Pending the Merger....................   31
  Management Following the Merger...........................   32
  Interests of Certain Persons in the Merger................   32
  Dissenting Stockholders...................................   33
  Federal Income Tax Consequences of the Merger.............   36
  Accounting Treatment......................................   37
  Expenses and Fees.........................................   37
  Resales of Regions Common Stock...........................   38
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............   38
  Antitakeover Provisions Generally.........................   39
  Authorized Capital Stock..................................   40

                                                              PAGE
                                                              ----
  Amendment of Certificate of Incorporation or Charter and
     ByLaws.................................................   40
  Classified Board of Directors and Absence of Cumulative
     Voting.................................................   41
  Removal of Directors......................................   41
  Limitations on Director Liability.........................   42
  Indemnification...........................................   42
  Special Meetings of Stockholders..........................   43
  Actions by Stockholders Without a Meeting.................   43
  Stockholder Nominations...................................   43
  Mergers, Consolidations, and Sales of Assets Generally....   44
  Business Combinations with Certain Persons................   44
  Dissenters' Rights........................................   46
  Stockholders' Rights to Examine Books and Records.........   46
  Dividends.................................................   47
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   48
MEIGS COUNTY BANCSHARES, INC. MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION.................................................   50
INFORMATION ABOUT MEIGS COUNTY BANCSHARES...................   65
  Business and Properties...................................   65
  Competition...............................................   66
  Legal Proceedings.........................................   66
  Management................................................   66
  Transactions with Management..............................   68
  Voting Securities and Principal Stockholders..............   68
INFORMATION ABOUT REGIONS...................................   70
  General...................................................   70
  Recent Developments.......................................   70
SUPERVISION AND REGULATION..................................   72
  General...................................................   73
  Payment of Dividends......................................   74
  Capital Adequacy..........................................   75
  Prompt Corrective Action..................................   76
  FDIC Insurance Assessments................................   77
DESCRIPTION OF REGIONS COMMON STOCK.........................   77
STOCKHOLDER PROPOSALS.......................................   78
EXPERTS.....................................................   78
OPINIONS....................................................   78
WHERE YOU CAN FIND MORE INFORMATION.........................   78
INDEX TO MEIGS COUNTY BANCSHARES FINANCIAL STATEMENTS.......  F-1
APPENDIX A -- Agreement and Plan of Merger..................  A-1
APPENDIX B -- Opinion of Stevens & Company..................  B-1
APPENDIX C -- Copy of Chapter 23 of the Tennessee Business
  Corporation Act, pertaining to dissenters' rights.........  C-1

                                    SUMMARY

This summary highlights selected information from this Proxy Statement-Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred. These will give you a more complete description of the proposed Merger and of the legal terms of the Merger. See "Where You Can Find More Information" (page 78). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES 65 AND 70)

     REGIONS FINANCIAL CORPORATION (page 70)
     417 North 20th Street
     Birmingham, Alabama 35203
     (205) 326-7100

Regions is incorporated in Delaware and is a regional bank holding company. Regions provides banking and other financial services. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of September 30, 1998, Regions' total assets were about $35.1 billion, deposits were about $27.2 billion and stockholders' equity was about $3.0 billion.

The section of this Proxy Statement-Prospectus under the caption "Where You Find More Information" refers you to places where you can find more information about Regions.

     MEIGS COUNTY BANCSHARES, INC. (page 65)
     116 N. Main Street
     Decatur, Tennessee, 37322
     (423) 334-3622

Meigs County Bancshares is incorporated in Tennessee and is a bank holding company. Meigs County Bancshares owns Meigs County Bank, a commercial bank which serves customers primarily in Meigs, Hamilton, and McMinn Counties in eastern Tennessee. As of September 30, 1998, Meigs County Bancshares' total assets were about $ 110.7 million, deposits were about $101.3 million, and stockholders' equity was about $ 7.0 million.

THE MERGER (PAGE 18)

Meigs County Bancshares proposes to merge with Regions Financial Corporation. Regions will be the surviving corporation in the Merger. When the Merger is completed, you will receive 1.9 shares of Regions stock for each share of Meigs County Bancshares stock that you own. You will not receive a fraction of a share. Instead, you will receive a cash payment for any fraction of a share to which you may become entitled.

If you elect to dissent from the Merger under Tennessee law and follow the required procedures, you will receive a cash payment for your shares of Meigs County Bancshares common stock instead of receiving Regions common stock. More information about your rights to dissent from the Merger, and the procedures you must follow should you choose to do so, is included under the heading "The Merger -- Dissenting Stockholders" at page 33.

The Merger Agreement protects you as stockholders against a sharp decline in the trading price of Regions stock compared to stock prices of other bank holding companies. If the average price of Regions stock over a ten-day period prior to the special meeting is less than $33.35 and also underperforms a group of bank holding company stocks by more than 15% between the date of the agreement and the date of the special meeting, then your Board of Directors can terminate the Merger Agreement unless Regions agrees to issue more Regions stock in exchange for your shares of Meigs County Bancshares stock. This mechanism is explained in detail under the heading "The Merger -- Possible Adjustment of Exchange Ratio" at page 18.

We have attached the Merger Agreement to this Proxy Statement-Prospectus as Appendix A. We encourage you to read the Merger Agreement. It is the legal document that establishes the terms and conditions of the Merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 48)

Shares of Regions are quoted on the Nasdaq National Market. Shares of Meigs County Bancshares are not quoted on any established market. On June 24, 1998, the last full trading day prior to the public announcement of the Merger, Regions stock closed at $39.63 per share. As of that date the last known price of Meigs County Bancshares stock was $17.50 per share. On November 27, 1998, Regions stock closed at $40.56 per share and the last known price of Meigs County Bancshares stock was $17.50 per share.

Based on the exchange ratio in the Merger, which is 1.9, the market value of the consideration that Meigs County Bancshares stockholders will receive in the Merger for each share of Meigs County Bancshares common stock would be $75.30 based on Regions' June 24, 1998 closing price and $77.06 based on Regions' November 27, 1998 closing price. Of course, the market price of Regions common stock will fluctuate prior to and after completion of the Merger, while the exchange ratio is fixed. Therefore, you should obtain current stock price quotations for Regions common stock.

REASONS FOR THE MERGER (PAGE 22)

Before deciding to approve and recommend the Merger, your Board of Directors considered the financial condition and prospects of Meigs County Bancshares, information about Regions, the financial terms of the Merger, the likelihood the bank regulators will approve the Merger, the federal income tax consequences of the Merger, the advice of your Board's legal and financial advisors, and other factors. Your Board of Directors decided the Merger is advisable and is in your best interests as stockholders.

To review the background of and reasons for the Merger in greater detail, please see the discussion under the headings "The Merger -- Background of the Merger" and "The Merger -- Meigs County Bancshares' Reasons for the Merger" at pages 21 and 22.

OPINION OF FINANCIAL ADVISOR (PAGE 24)

In deciding to approve the Merger, your Board considered the opinion of its financial advisor, Stevens & Company that as of the date of the opinion the exchange ratio was fair from a financial point of view to you as Meigs County Bancshares stockholders. We have attached this opinion as Appendix B to this Proxy Statement-Prospectus. You should read it carefully.

THE SPECIAL MEETING (PAGE 15)

The Meigs County Bancshares special meeting will be held at Meigs County Bancshares' main office, 116 N. Main Street, Decatur, Tennessee, 37322, at 10:00 a.m. on December 31, 1998. At the special meeting, Meigs County Bancshares stockholders will be asked to approve the Merger Agreement.

RECOMMENDATIONS TO STOCKHOLDERS (PAGE 23)

Your Board of Directors believes that the Merger is fair to you and in your best interests. The Board unanimously recommends that you vote "FOR" the proposal to approve the Merger Agreement.

RECORD DATE; VOTING POWER (PAGE 16)

You can vote at the Meigs County Bancshares Special Meeting if you owned Meigs County Bancshares common stock as of the close of business on November 23, 1998, the record date. On that date, 258,179 shares of Meigs County Bancshares common stock were outstanding and therefore are allowed to vote at the special meeting. You will be able to cast one vote for each share of Meigs County Bancshares common stock you owned on November 23, 1998.

Regions stockholders will not vote on the Merger.

VOTE REQUIRED (PAGE 16)

In order for the special meeting to be held, a quorum must be present. A quorum is established when a majority of the shares of Meigs County Bancshares common stock are represented at the special meeting either in person or by proxy. To approve the Merger, Meigs County Bancshares stockholders who hold a majority of the outstanding shares of common stock on the record date must vote for the Merger. If you do not vote, this will have the same effect as a vote against the Merger.

All together, the directors and officers of Meigs County Bancshares can cast about 80.7% of the votes entitled to be cast at the Meigs County Bancshares special meeting. The members of your Board of Directors have agreed to vote all of their shares in favor of the Merger.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 28)

The completion of the Merger depends on a number of conditions being met, including the following:

     - Meigs County Bancshares stockholders approving the Merger;

     - Receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

     - The absence of any governmental or court order blocking completion of the Merger, or of any proceedings by a government body trying to block it;

     - Receipt of an opinion of counsel that the U.S. federal income tax treatment to you the stockholders and to Meigs County Bancshares in the Merger will generally be tax-free as we've described it to you in this Proxy Statement-Prospectus;

     - Receipt of an opinion of Stevens & Company that the consideration to be received in the Merger by the stockholders of Meigs County Bancshares is fair to such stockholders from a financial point of view; and

     - Filing with the National Association of Securities Dealers, Inc. of Regions' notification for listing of additional shares on the Nasdaq National Market for the shares of Regions common stock to be issued in the Merger

In cases where the law permits, a party to the Merger Agreement could elect to waive a condition that has not been satisfied and complete the Merger although it is entitled not to. We can't be certain whether or when any of the conditions we've listed will be satisfied (or waived, where permissible), or that the Merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 30)

We can agree at any time to terminate the Merger Agreement without completing the Merger, even if you, the stockholders, have already voted to approve it.

Moreover, either of us can terminate the Merger Agreement in the following circumstances:

     - After a final decision by a governmental authority to prohibit the Merger, or after the rejection of an application for a governmental approval required to complete the Merger;

     - If the Merger isn't completed by March 31, 1999;

     - If the Meigs County Bancshares stockholders don't approve the Merger; or

     - If the other party violates, in a significant way, any of its representations, warranties or obligations under the Merger Agreement and the party seeking termination isn't in violation of the Merger Agreement.

In addition, Meigs County Bancshares could decide to terminate the Merger Agreement based on the market price of Regions' common stock. If the average price of Regions common stock during a ten-day period before the date stockholders approve the Merger is less than $33.35 and if the price of Regions common stock underperforms a group of bank holding company stocks by 15% or more during the period following our entering into the Merger Agreement, then the board of directors of Meigs County Bancshares could elect to terminate the Merger Agreement.

However, Meigs County Bancshares will not be able to terminate the Merger Agreement if Regions elects to issue more shares of Regions common stock in exchange for shares of Meigs County Bancshares common stock.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 36)

We have structured the Merger with the intent that you won't recognize any gain or loss for U.S. federal income tax purposes in the Merger when you exchange all of your shares of Meigs County Bancshares common stock for shares of Regions common stock in the

Merger, except in connection with cash received instead of fractional shares. We have conditioned the Merger on our receipt of legal opinions that this will be the case, but these opinions won't bind the Internal Revenue Service, which could take a different view.

THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN MEIGS COUNTY BANCSHARES STOCKHOLDERS, INCLUDING THE TYPES OF MEIGS COUNTY BANCSHARES STOCKHOLDERS DISCUSSED ON PAGE 36, AND WILL NOT APPLY TO ANY MEIGS COUNTY BANCSHARES STOCKHOLDER WHO DISSENTS FROM THE MERGER UNDER TENNESSEE LAW. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND MANY VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

ACCOUNTING TREATMENT (PAGE 37)

We expect the Merger to qualify as a pooling of interests, which means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company.

INTERESTS OF PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (PAGE 32)

Some of the officers of Meigs County Bancshares have benefit and compensation plans that provide them with interests in the Merger that are different from, or in addition to, their interests as stockholders of Meigs County Bancshares. In particular, they hold outstanding options under Meigs County Bancshares' existing stock option plan, which will be converted into stock options to acquire Regions stock after the Merger. Also, members of Meigs County Bancshares' Board and its officers are entitled to indemnification under the Merger Agreement.

The board of directors of Meigs County Bancshares was aware of these interests and considered them in approving and recommending the merger.

For more information concerning these matters, please refer to the discussion under the heading "The Merger -- Interests of Certain Persons in the Merger" on page 32.

DISSENTERS' APPRAISAL RIGHTS (PAGE 33)

Tennessee law permits you to dissent from the Merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices and refraining from voting your shares in favor of the Merger. If you dissent from the Merger, your shares of Meigs County Bancshares common stock will not be exchanged for shares of Regions common stock in the Merger, and your only right will be to receive the appraised value of your shares in cash.

REGULATORY APPROVALS (PAGE 29)

We can't complete the Merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. The U.S. Department of Justice has input into the Federal Reserve Board's approval process. Federal law requires us to wait for up to 30 days before completing the Merger after the Federal Reserve Board has approved it, which the Federal Reserve Board may shorten to 15 days.

We have filed all of the required notices with these regulatory authorities. The Federal Reserve Board has approved the Merger and the waiting period has expired.

COMPARATIVE PER SHARE DATA

The following table shows information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the Merger of our two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods.

In presenting the comparative pro forma information, we also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method which is referred to as the "pooling of interests" method of accounting).

The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 1.9. It is intended to reflect the fact that Meigs County Bancshares stockholders will be receiving 1.9 shares of Regions common stock for each share of Meigs County Bancshares common stock exchanged in the Merger.

The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information we've set forth for the nine-month period ended September 30, 1998 doesn't indicate what the results will be for the full 1998 fiscal year.

The information in the following table is based on the historical financial information of our companies. See "Information About Regions -- Recent Developments," "Where You Can Find More Information," and "Index to Meigs County Bancshares Financial Statements."

                                             NINE MONTHS
                                                ENDED
                                            SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                                           ---------------   ---------------------------
                                            1998     1997     1997      1996      1995
                                           ------   ------   -------   -------   -------
                                             (UNAUDITED)      (UNAUDITED EXCEPT REGIONS
                                                                 AND MCB HISTORICAL)
INCOME BEFORE EXTRAORDINARY ITEM PER
  COMMON SHARE
Regions historical.......................  $ 1.34   $ 1.38   $ 1.82    $ 1.64    $ 1.45
Regions historical -- diluted............    1.32     1.36     1.79      1.61      1.43
MCB historical...........................    3.70     2.89     4.24      3.73      3.14
MCB historical -- diluted................    3.70     2.89     4.24      3.73      3.14
Regions and MCB pro forma combined(1)....    1.34              1.82      1.64      1.45
Regions and MCB pro forma combined --
  diluted(1).............................    1.32              1.79      1.61      1.43
MCB pro forma equivalent(2)..............    2.55              3.46      3.12      2.76
MCB pro forma equivalent -- diluted(2)...    2.51              3.40      3.06      2.72
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical.......................     .69      .60      .80       .70       .66
MCB historical...........................      --       --       --        --        --
MCB pro forma equivalent(3)..............    1.31     1.14     1.52      1.33      1.25
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical.......................   13.38    12.46    12.75     11.82     10.74
MCB historical...........................   27.30    21.97    23.44     18.76     15.56
Regions and MCB pro forma combined(1)....   13.38
MCB pro forma equivalent(2)..............   25.42

-------------------------

(1) Represents the combined results of Regions and Meigs County Bancshares as if the Merger were consummated on January 1, 1995 (or September 30, 1998, in the case of Book Value Per Share Data), and were accounted for as a pooling of interests.

(2) Represents pro forma combined information multiplied by the Exchange Ratio of 1.9 shares of Regions common stock for each share of Meigs County Bancshares common stock. The Exchange Ratio is subject to upward adjustment under certain conditions if the average of the closing sales prices of Regions common stock over a specified period is less than $33.35. See "The Merger -- Possible Adjustment of Exchange Ratio." The presentation of pro forma equivalent information would be affected by any increase in the Exchange Ratio.

(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 1.9 shares of Regions common stock for each share of Meigs County Bancshares common stock.

SELECTED FINANCIAL DATA

The following tables show summarized historical financial data for each of our companies.

The information in the following tables is based on the historical financial information of our companies. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have provided in this Proxy Statement-Prospectus, which you can find beginning at page F-1 and in the documents of Regions incorporated by reference. See "Information About Regions -- Recent Developments" on page 70 and "Where You Can Find More Information" on page 78. The financial information as of or for the interim periods ended September 30, 1998 and 1997 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                 SELECTED HISTORICAL FINANCIAL DATA OF REGIONS

                              NINE MONTHS
                          ENDED SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                       -------------------------   -------------------------------------------------------------------
                          1998          1997          1997          1996          1995          1994          1993
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------
                              (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT
  DATA:
Total interest
  income.............  $ 1,932,506   $ 1,684,430   $ 2,276,584   $ 1,954,283   $ 1,750,427   $ 1,385,512   $ 1,102,493
Total interest
  expense............      948,247       808,368     1,097,376       942,459       861,242       598,160       446,199
Net interest income..      984,259       876,062     1,179,208     1,011,824       889,185       787,352       656,294
Provision for loan
  losses.............       41,482        58,966        89,663        46,026        37,493        22,058        38,017
Net interest income
  after loan loss
  provision..........      942,777       817,096     1,089,545       965,798       851,692       765,294       618,277
Total noninterest
  income excluding
  security gains
  (losses)...........      340,835       283,374       381,400       341,792       280,834       251,837       242,326
Security gains
  (losses)...........        3,127           454           498         3,311          (697)          681         3,312
Total noninterest
  expense............      839,939       663,039       901,776       837,034       720,825       653,506       584,044
Income tax expense...      152,095       147,693       187,563       156,008       134,529       115,853        88,225
Income before
  extraordinary
  item...............      294,705       290,192       382,104       317,859       276,475       248,453       191,646
Extraordinary item...           --        15,425        15,425            --            --            --            --
Net income...........      294,705       305,617       397,529       317,859       276,475       248,453       191,646
PER SHARE DATA:
Income, before
  extraordinary
  items..............  $      1.34   $      1.38   $      1.82   $      1.64   $      1.45   $      1.36   $      1.14
Net income...........         1.34          1.46          1.89          1.64          1.45          1.36          1.14
Income, before
  extraordinary
  item -- diluted....         1.32          1.36          1.79          1.61          1.43          1.34          1.12
Net income --
  diluted............         1.32          1.43          1.86          1.61          1.43          1.34          1.12
Cash dividends.......          .69           .60           .80           .70           .66           .60           .52
Book value...........        13.38         12.46         12.75         11.82         10.74          9.58          8.89

                              NINE MONTHS
                          ENDED SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                       -------------------------   -------------------------------------------------------------------
                          1998          1997          1997          1996          1995          1994          1993
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------
                              (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
OTHER INFORMATION:
Average number of
  shares
  outstanding........      220,220       209,721       209,781       194,241       190,896       182,903       168,758
Average number of
  shares
  outstanding, --
  diluted............      223,935       213,940       213,750       197,751       193,579       185,110       171,363
STATEMENT OF
  CONDITION DATA
  (PERIOD END):
Total assets.........  $35,076,264   $30,451,527   $31,414,058   $26,993,344   $24,419,249   $22,184,508   $19,126,602
Securities...........    7,696,008     6,192,352     6,315,923     5,742,375     5,618,839     5,143,226     4,861,348
Loans, net of
  unearned income....   23,852,206    21,215,476    21,881,123    18,395,552    16,156,132    14,726,649    11,791,556
Total deposits.......   27,184,895    24,699,371    25,011,021    22,019,412    19,982,422    18,048,906    16,242,208
Long-term debt.......      424,176       456,347       445,529       570,545       762,521       766,774       683,171
Stockholders'
  equity.............    2,957,653     2,614,863     2,679,821     2,274,563     2,047,398     1,785,026     1,581,143
PERFORMANCE RATIOS:
Return on average
  assets(1)..........      1.17%(a)      1.40%(b)      1.35%(c)      1.25%(d)        1.19%         1.23%         1.19%
Return on average
  stockholders'
  equity(1)..........      13.79(a)      16.02(b)      15.38(c)      14.71(d)        14.30         14.88         14.02
Net interest
  margin(1)..........         4.28          4.42          4.41          4.36          4.27          4.33          4.57
Efficiency(2)........      62.54(a)        56.32         57.78       61.84(d)        61.61         62.89         63.84
Dividend payout......        51.49         41.10         42.33         42.68         45.52         44.12         45.61
ASSET QUALITY RATIOS:
Net charge-offs to
  average loans, net
  of unearned
  income(1)..........          .22%          .23%          .27%          .18%          .15%          .18%          .24%
Problem assets to net
  loans and other
  real estate(3).....          .67           .76           .78           .63           .69           .91          1.44
Nonperforming assets
  to net loans and
  other real
  estate(4)..........          .84           .90           .91           .83           .81           .98          1.59
Allowance for loan
  losses to loans,
  net of unearned
  income.............         1.36          1.39          1.39          1.38          1.43          1.41          1.62
Allowance for loan
  losses to
  nonperforming
  assets(4)..........       163.04        153.64        151.89        166.41        177.53        144.04        101.66

                              NINE MONTHS
                          ENDED SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                       -------------------------   -------------------------------------------------------------------
                          1998          1997          1997          1996          1995          1994          1993
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------
                              (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
LIQUIDITY AND CAPITAL
  RATIOS:
Average stockholders'
  equity to average
  assets.............         8.51%         8.74%         8.75%         8.50%         8.36%         8.23%         8.49%
Average loans to
  average deposits...        86.91         84.54         84.94         82.42         82.23         75.90         72.36
Tier 1 risk-based
  capital(5).........        10.64         10.35         10.48         10.81         11.14         10.69         11.13
Total risk-based
  capital(5).........        11.84         11.54         12.93         13.59         14.61         14.29         13.48
Tier 1 leverage(5)...         7.84          7.35          7.52          7.44          7.49          8.21         10.11

-------------------------

(1) Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income
    (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combinations with First National Bancorp and First Commercial Corporation, accounted for as poolings of interests, or any other pooling-of-interests transactions.

(a) Ratios for the nine months ended September 30, 1998, excluding $76.5 million (after tax) for nonrecurring merger and restructuring charges are as follow:
    Return on average assets -- 1.48%, Return on average stockholders' equity -- 17.36%, and Efficiency -- 54.00%.

(b) Ratios for the nine months ended September 30, 1997, excluding $15.4 million (after tax) for extraordinary gain from divestiture of two banks by a pooled company are as follow: Return on average assets -- 1.33% and Return on average stockholders' equity -- 15.21%.

(c) Ratios for 1997 excluding $15.4 million (after tax) for extraordinary gain from divestiture of two banks by a pooled company are as follow: Return on average assets -- 1.29% and Return on average stockholders' equity -- 14.79%.

(d) Ratios for 1996 excluding $19.0 million (after-tax) charge for SAIF assessment and merger expenses are as follows: Return on average assets -- 1.40%, Return on average stockholders' equity -- 16.45%, and Efficiency -- 56.16%.

         SELECTED HISTORICAL FINANCIAL DATA OF MEIGS COUNTY BANCSHARES

                                         NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                      ------------------   -----------------------------------------------
                                        1998      1997      1997      1996      1995      1994      1993
                                      --------   -------   -------   -------   -------   -------   -------
                                         (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
Total interest income...............  $  7,046   $ 6,008   $ 8,228   $ 6,842   $ 5,929   $ 5,013   $ 4,555
Total interest expense..............     3,270     2,832     3,851     3,106     2,548     1,757     1,702
Net interest income.................     3,776     3,176     4,377     3,736     3,381     3,256     2,853
Provision for loan losses...........       333       209       304       220       213       112        96
Net interest income after loan loss
  provision.........................     3,443     2,967     4,073     3,516     3,168     3,144     2,757
Total noninterest income excluding
  security (losses) gains...........       804       690     1,109     1,007     1,090       951       788
Security (losses) gains.............        --        (2)       (3)        6         6        (4)       28
Total noninterest expense...........     2,822     2,560     3,584     3,206     3,044     2,805     2,508
Income tax expense..................       471       349       500       362       413       455       371
Net income..........................       954       746     1,095       961       807       831       694
PER SHARE DATA:
Net income..........................  $   3.70   $  2.89   $  4.24   $  3.73   $  3.14   $  2.38   $  1.98
Net income -- diluted...............      3.70      2.89      4.24      3.73      3.14      2.38      1.98
Cash dividends......................        --        --        --        --        --        --        --
Book value..........................     27.30     21.97     23.44     18.76     15.56     12.00     10.12
OTHER INFORMATION:
Average number of shares
  outstanding.......................       258       258       258       258       257       350       350
Average number of shares
  outstanding,
   -- diluted.......................       258       258       258       258       257       350       350
STATEMENT OF CONDITION DATA
  (PERIOD END):
Total assets........................  $110,706   $95,098   $97,869   $85,147   $69,417   $60,170   $57,201
Securities..........................    12,666    18,404    16,290    17,291    15,774    11,182    10,009
Federal funds sold..................     9,690     2,880     2,000     3,050     1,415       825     3,220
Loans, net of unearned income.......    80,053    66,433    70,519    56,809    46,772    43,347    38,172
Allowance for loan losses...........       918       791       864       686       569       473       481
Total deposits......................   101,340    86,803    89,596    77,640    62,680    54,303    51,892
Long-term debt......................     1,064     1,224     1,157     1,474     1,727       845     1,100
Stockholders' equity................     7,049     5,672     6,052     4,833     3,994     4,194     3,539
PERFORMANCE RATIOS:
Return on average assets(1).........      1.20%     1.08%     1.16%     1.20%     1.19%     1.37%     1.25%
Return on average stockholders'
  equity(1).........................     18.98     18.11     19.94     22.12     22.06     21.04     21.04
Net interest margin(1)..............      5.20      5.01      5.10      5.19      5.46      6.09      5.93
Efficiency(2).......................     65.05     68.70     70.87     72.23     72.85     69.34     71.52
Dividend payout.....................        --        --        --        --        --        --        --
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
  net of unearned income(1).........       .37%      .17%      .20%      .20%      .26%      .29%      .05%
Problem assets to net loans and
  other real estate (3).............       .77       .85       .50       .80      1.00       .20       .30
Nonperforming assets to net loans
  and other real estate(4)..........       .79      1.52       .83      1.18      1.04       .22       .32
Allowance for loan losses to loans,
  net of unearned income............      1.15      1.19      1.18      1.22      1.22      1.09      1.26
Allowance for loan losses to
  nonperforming assets(4)...........      1.47x      .78x     1.48x     1.02x     1.17x     4.98x     3.94x

                                         NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                      ------------------   -----------------------------------------------
                                        1998      1997      1997      1996      1995      1994      1993
                                      --------   -------   -------   -------   -------   -------   -------
                                         (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets....................      6.35%     5.93%     5.81%     5.44%     5.41%     6.52%     5.95%
Average loans to average deposits...     77.98     71.82     78.64     73.04     75.26     80.60     73.97
Tier 1 risk-based capital(5)........     10.37     10.73     10.40     11.36     11.40     12.33     11.87
Total risk-based capital(5).........     11.57     11.96     11.61     12.58     12.60     13.46     13.11
Tier 1 leverage(5)..................      7.28      7.32      7.33      7.60      7.60      8.48      8.01

-------------------------

(1) Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income
    (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                                  RISK FACTORS

If the merger is consummated, you will receive shares of Regions common stock in exchange for your shares of Meigs County Bancshares common stock. You should be aware of particular risks and uncertainties that are applicable to an investment in Regions common stock. Specifically, there are risks and uncertainties that could affect Regions' future financial results and that may cause Regions' future earnings and financial condition to be less favorable than Regions' expectations.

Some of the risks and uncertainties relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed above under the heading "Caution About Forward Looking Statements."

This section addresses particular risks and uncertainties that are specific to Regions.

Since December 31, 1997, Regions has acquired 11 financial institutions and has pending five such acquisitions, including the proposed merger. The most significant transaction was the merger of First Commercial Corporation with Regions, because of the size of First Commercial relative to Regions. Information about Regions' recently completed and pending acquisitions is presented on page 70 under the heading "Information About Regions -- Recent Developments."

Regions' expectations concerning future earnings depend in part on Regions being able to combine the operations of the acquired institutions with Regions' own operations promptly and efficiently, and also on Regions being correct in its assumptions about the financial impact of the acquisitions.

The risks and uncertainties that may affect Regions' future earnings and financial condition include the following:

     - Regions' revenues after the proposed merger and other recent acquisitions may be lower than expected.

Particularly in connection with the First Commercial acquisition, Regions estimated that it could enhance revenues from First Commercial's operations. There is a risk that such revenue enhancements may not be achieved and also a risk that the revenues of other acquired institutions may erode over time.

     - Regions' restructuring charges in recent acquisitions may be higher than expected.

Regions has recorded restructuring and merger related charges in connection with the First Commercial acquisition and the other recently completed acquisitions. There is a risk that there may be additional costs and charges resulting from such transactions that exceed the charges Regions has recorded for financial reporting and accounting purposes.

     - Regions may have more trouble integrating acquired businesses or retaining key personnel than expected.

Converting the systems and procedures of each acquired institution to Regions' systems is an important part of Regions' acquisition program. There is a risk that the conversion of an acquired institution may not be completed on schedule or may be more difficult and costly than expected. There is also a risk that Regions may not be able to retain key personnel of an acquired institution, which could cause the acquired operations to perform below expectations.

     - Regions' operating costs after the merger and other recent acquisitions may be greater than expected, and Regions' costs savings from the merger and other recent acquisitions may be less than expected, or Regions may be unable to obtain those cost savings as soon as expected.

Regions has estimated that it can achieve cost savings as a result of the First Commercial acquisition and the other recently completed acquisitions. There is a risk the cost savings may not be realized or may be less than Regions expects.

You should also refer to the discussion above under the heading "Caution About Forward-Looking Statements."

                              THE SPECIAL MEETING

GENERAL

This Proxy Statement-Prospectus is being furnished to the stockholders of Meigs County Bancshares, Inc. in connection with the solicitation by the Meigs County Bancshares Board of Directors of proxies for use at a special meeting of stockholders (the "Special Meeting"), at which Meigs County Bancshares stockholders will be asked to vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 22, 1998, by and between Meigs County Bancshares and Regions Financial Corporation.

The Special Meeting will be held at 10:00 a.m., local time, on December 31, 1998, at the main offices of Meigs County Bancshares, located at 116 N. Main Street, Decatur, Tennessee, 37322.

Meigs County Bancshares stockholders are requested promptly to sign, date, and return the accompanying proxy card to Meigs County Bancshares in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Merger Agreement.

Any Meigs County Bancshares stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Meigs County Bancshares a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Meigs County Bancshares before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Meigs County Bancshares, Inc., 116 N. Main Street, Decatur, Tennessee, 37322, Attention: Patsy Hayes, Corporate Secretary. A proxy will not be revoked by death of the stockholder executing the proxy, or if the stockholder becomes incompetent after submitting a signed proxy, unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Meigs County Bancshares common stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT. As of the date of this Proxy Statement-Prospectus, Meigs County Bancshares is unaware of any other matter to be presented at the Special Meeting.

The provisions of the Meigs County Bancshares, Inc. Employee Stock Ownership Plan (the "ESOP") specify that participating members of the ESOP will receive copies of materials disseminated by Meigs County Bancshares or any other person with respect to matters to be voted upon at the Special Meeting and may direct the voting of the Meigs County Bancshares common stock allocated to their accounts. After receipt of instructions from the participating members on any matter submitted to the stockholders of Meigs

County Bancshares for a vote, the ESOP Trustee will vote allocated shares as to which instructions are given in accordance with the instructions.

Meigs County Bancshares will solicit proxies by mail, and possibly by telephone or telegram or in person by the directors, officers, and employees of Meigs County Bancshares, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

Meigs County Bancshares stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

Meigs County Bancshares' Board of Directors has established the close of business on November 23, 1998, as the record date for determining the Meigs County Bancshares stockholders entitled to notice of and to vote at the Special Meeting. Only Meigs County Bancshares stockholders of record as of the record date will be entitled to vote at the Special Meeting. As of the record date, there were approximately 80 holders, including approximately 45 participants in the ESOP with pass-through voting rights, of 258,179 shares of the no par value common stock of Meigs County Bancshares outstanding and entitled to vote at the Special Meeting. Each share is entitled to one vote. For information as to persons known by Meigs County Bancshares to beneficially own more than 5.0% of the outstanding shares of Meigs County Bancshares common stock as of the record date, see "Information About Meigs County Bancshares -- Voting Securities and Principal Stockholders."

The presence, in person or by proxy, of a majority of the outstanding shares of Meigs County Bancshares common stock is necessary to constitute a quorum of the stockholders. A quorum must be present before a vote on the Merger Agreement can be taken at the Special Meeting. For these purposes, shares of Meigs County Bancshares common stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Meigs County Bancshares common stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

Once a quorum is established, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Meigs County Bancshares common stock entitled to vote at the Special Meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the Merger Agreement.

The directors and executive officers of Meigs County Bancshares and their affiliates have the right to vote, as of the record date, 208,364 shares (or approximately 80.7% of the outstanding shares) of Meigs County Bancshares common stock. Mr. F. Stephen Miller,

President and Director of Meigs County Bancshares, has the right to vote, as of the record date, 179,453 shares (or approximately 69.5% of the outstanding shares) of Meigs County Bancshares. Mr. Miller and the other directors of Meigs County Bancshares have agreed to vote those shares of Meigs County Bancshares common stock over which they have voting control (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the record date, no shares of Meigs County Bancshares common stock. As of that date, no subsidiary of either Meigs County Bancshares or Regions held any shares of Meigs County Bancshares common stock in a fiduciary capacity for others.

                                   THE MERGER

The following material describes certain aspects of the merger of Meigs County Bancshares with and into Regions. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

The Merger Agreement provides generally for the acquisition of Meigs County Bancshares by Regions pursuant to the Merger of Meigs County Bancshares with and into Regions, with Regions as the surviving corporation resulting from the Merger.

On the date and at the time that the Merger becomes effective, each share of Meigs County Bancshares common stock (excluding shares held by Meigs County Bancshares, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the effective time of the Merger will be converted into 1.9 shares of the $.625 par value common stock of Regions, subject to possible adjustment as described below under the caption "-- Possible Adjustment of Exchange Ratio." Each share of Regions common stock outstanding immediately prior to the effective time of the Merger will remain outstanding and unchanged as a result of the Merger.

No fractional shares of Regions common stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a Meigs County Bancshares stockholder would otherwise receive multiplied by the closing price of Regions common stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the effective time of the Merger.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

Under certain circumstances described below, the exchange ratio of 1.9 shares of Regions common stock for each share of Meigs County Bancshares common stock (the "Exchange Ratio") could be adjusted pursuant to certain provisions of the Merger Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 1.9 SHARES OF REGIONS COMMON STOCK FOR EACH SHARE OF MEIGS COUNTY BANCSHARES COMMON STOCK. An adjustment could occur only if the Meigs County Bancshares Board elects to terminate the Merger Agreement pursuant to the provisions of the Merger Agreement described below, and if Regions then elects to avoid termination of the Merger Agreement by increasing the Exchange Ratio.

For purposes of the description of these provisions and their operation, the following definitions apply.

The "Average Closing Price" is the average of the daily last sale prices of Regions common stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by

Regions) for 10 consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the Determination Date.

The "Determination Date" is the date the Merger is approved by the stockholders of Meigs County Bancshares.

The "Regions Ratio" is the number obtained by dividing the Average Closing Price by $41.69.

The "Index Price" is the weighted average of the last sale prices of the common stock of the bank holding companies defined as the "Index Group" as of a given date.

The "Index Ratio" is the number obtained by dividing the Index Price on the Determination Date by the Index Price as of July 1, 1998 (the fourth trading day after public announcement of the Merger), less 15%.

If both:

     (i) the Average Closing Price is less than $33.35; and

     (ii) the Regions Ratio is less than the Index Ratio,

then Meigs County Bancshares may elect to terminate the Merger Agreement unless Regions increases the Exchange Ratio such that the number of shares of Regions common stock issued in exchange for each share of Meigs County Bancshares common stock has a value (based on the Average Closing Price) equal to the lesser of
(i) $63.37 or (ii) the value (based on the Average Closing Price) of the number of shares of Regions common stock that would have been exchanged for each share of Meigs County Bancshares common stock if the relative performance of Regions common stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the Meigs County Bancshares stockholders, the Meigs County Bancshares Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting the Meigs County Bancshares stockholders even if Meigs County Bancshares' Stock Price Termination Right is triggered and, as a result of the Exchange Ratio, the value of shares of Regions common stock (valued at the Average Closing Price) issued in exchange for each share of Meigs County Bancshares common stock would be less than the lesser of (i) $63.37 or (ii) the value (based on the Average Closing Price) of the number of shares of Regions common stock that would have been exchanged for each share of Meigs County Bancshares common stock if the relative performance of Regions common stock as determined above was 15% lower than the relative performance of the Index Group.

These conditions reflect the parties' agreement that Meigs County Bancshares' stockholders will assume the risk of declines in the value of Regions common stock to $33.35. Any adjustment of the Exchange Ratio reflecting a decline in the price of Regions common stock to below $33.35 would be dependent on whether the Average Closing Price of Regions common stock lags behind a market basket of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.

In making its determination of whether to terminate the Merger Agreement, the Meigs County Bancshares Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions common stock, the historical financial data of Regions, customary statistical measurements of Regions' financial performance, and the future prospects for Regions common stock following the Merger), and the advice of its financial advisors and legal counsel. If the Meigs County Bancshares Board elects to terminate the Merger Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions will consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of Meigs County Bancshares' earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. If Regions declines to adjust the Exchange Ratio, Meigs County Bancshares may elect to proceed without the adjustment, provided it does so within 12 days after the Determination Date. REGIONS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 1.9, the Starting Price of Regions Common stock is $41.69, and the Index Price, as of the Starting Date, is $100.)

(1) The first scenario occurs if the Average Closing Price is $33.35 or greater. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Meigs County Bancshares stockholders could have fallen from a pro forma $79.21 per share, as of the Starting Date, to as little as a pro forma $63.37 per share, as of the Determination Date.

(2) The second scenario occurs if the Average Closing Price is less than $33.35, but does not represent a decline from the Starting Price of more than 15% than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Meigs County Bancshares stockholders would have fallen from a pro forma $79.21 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of Regions common stock, as of the Determination Date, of less than a pro forma $63.37 per share.

(3) The third scenario occurs if the Average Closing Price declines below $33.35 and the Regions Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the Meigs County Bancshares stockholders receive shares of Regions common stock having a value (based upon the Average Closing Price) that corresponds to at least $63.37 or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.

For example, if the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $90, the Regions Ratio (.7196) would be below the Index Ratio (.75, or .90 minus .15), and Meigs County Bancshares could terminate the Merger Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 1.9802, which represents the lesser of (a)
2.1122 [the result of dividing $63.365 (the product of $33.35 and the 1.9 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest ten-thousandth] and (b) 1.9802 [the result of dividing the Index Ratio (.75) times 1.9 by the Regions Ratio (.7196), rounded to the nearest ten-thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the Meigs County Bancshares stockholders of $59.40 per Meigs County Bancshares share.

If the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $100, the Regions Ratio (.7196) would be below the Index Ratio (.85, or 1.00 minus .15), and Meigs County Bancshares could terminate the Merger Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 2.1122, which represents the lesser of (a)
2.1122 [the result of dividing $63.365 (the product of $33.35 and the 1.9 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest ten-thousandth] and (b) 2.2442 [the result of dividing the Index Ratio (.85) times 1.9 by the Regions Ratio (.7196), rounded to the nearest ten-thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the Meigs County Bancshares stockholders of $63.37 per Meigs County Bancshares share.

The actual market value of a share of Regions common stock at the Effective Date and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Meigs County Bancshares common stock may be more or less than the Average Closing Price. Meigs County Bancshares stockholders are urged to obtain current market quotations for Regions common stock. See "Comparative Market Prices and Dividends."

TREATMENT OF MEIGS COUNTY BANCSHARES OPTIONS

The Merger Agreement provides that all rights with respect to Meigs County Bancshares common stock pursuant to stock options or stock appreciation rights granted by Meigs County Bancshares under its stock option plans which are outstanding at the effective time of the Merger, whether or not then exercisable, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the effective time of the Merger, those options will become options to purchase Regions common stock, with the exercise price and number of shares of Regions common stock purchasable thereunder adjusted to reflect the Exchange Ratio, as it may be adjusted. Those options that were issued as incentive stock options will be adjusted in accordance with Section 424 of the Internal Revenue Code in order to avoid certain tax consequences for the option holder.

The executive officers or directors of Meigs County Bancshares held in the aggregate exercisable options to purchase 45,580 shares of Meigs County Bancshares common stock, as of the date of this Proxy Statement-Prospectus.

BACKGROUND OF THE MERGER

Nearly a decade ago the Board of Directors and management of Meigs County Bancshares developed a strategy to expand the market areas served by the bank. This decision led to expansion into Hamilton and McMinn counties. These additions, together with an improved economy in Meigs County, resulted in favorable financial performances when compared to Meigs County Bancshares' peers.

Recently, the appetite for growth through acquisition by several bank holding companies spawned interest in Meigs County Bancshares. The market area and Meigs County Bancshares' overall financial performance created an attractive merger candidate. Within a two to three month period beginning in the winter of 1998, management of Meigs County Bancshares had received several inquiries concerning possible business combinations. The Board of Directors was advised of all contacts. Discussions were held with two regional bank holding companies, other than Regions, one based in Alabama, the other in Georgia. Meigs County Bancshares received verbal merger proposals, both at prices lower than offered by Regions, and neither of the proposals was ever formalized. At the same time Meigs County Bancshares management was in negotiations with Regions. Meigs County Bancshares' Board of Directors believed Regions to be the more attractive option for our stockholders for several reasons. See "Meigs County Bancshares' Reasons for the Merger."

Contact with Regions began when Joe M. Hinds, Jr., President/Regions North, had a telephone conversation with F. Stephen Miller, President and Chief Executive Officer of Meigs County Bancshares, during the first week in April 1998. The purpose of the telephone call was to introduce himself and establish a time for Mr. Hinds to visit with Mr. Miller at Meigs County Bancshares' Decatur office. That visit occurred April 14, 1998.

During the April 14 meeting Mr. Hinds informed Mr. Miller that Lee J. Styslinger, a Regions director, had given him his name. Mr. Styslinger and Mr. Miller had met previously through other business. Following discussion of matters such as management philosophies and future business strategies, both Miller and Hinds shared the opinion that further consideration should be given to a possible merger.

Mr. Miller visited Regions' corporate headquarters in Birmingham on May 4, 1998. He met with several of Regions' key executives, including Mr. Hinds, Richard D. Horsley, Vice Chairman and Executive Financial Officer, William E. Jordan, President/Regions Central, William E. Askew, Executive Vice President, E.C. Stone, Executive Vice President, and John S. Welch, Senior Accounting Officer. The following day Mr. Hinds called to make an offer to exchange 1.8 shares of Regions stock for each share of Meigs County Bancshares stock.

On May 21, 1998, Mr. Miller returned to Birmingham to meet with Stanley Mackin, Chairman, and Carl E. Jones, Jr., President and Chief Executive Officer of Regions. He also had further discussions with Mr. Horsley. On Friday, May 22, 1998, Mr. Horsley and Mr. Jones called Mr. Miller and increased the exchange ratio to 1.85. Following much discussion, Mr. Miller agreed to present an offer of a 1.90 share exchange to Meigs County Bancshares' Board of Directors, an exchange ratio which was agreed to by Mr. Horsley and Mr. Jones. On May 22, 1998, the Meigs County Bancshares Board of Directors approved the proposed transaction and authorized management to take all necessary steps to enter into a definitive merger agreement. The agreement was signed on June 22, 1998.

MEIGS COUNTY BANCSHARES' REASONS FOR THE MERGER

In approving the Merger, the directors of Meigs County Bancshares considered a number of factors. Without assigning any relative or specific weights to the factors, the Meigs County Bancshares Board of Directors considered the following material factors:

     - the information presented to the directors by the management of Meigs County Bancshares concerning the business, operations, earnings, asset quality, and financial condition of Meigs County Bancshares and Regions;

     - the financial terms of the Merger, including the relationship of the merger price to the book value and earnings per share of Meigs County Bancshares common stock and the partial protection against a decline in the market value of Regions common stock;

     - the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Meigs County Bancshares common stock for Regions common stock for federal and state income tax purposes;

     - the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     - the opinion rendered by Meigs County Bancshares' financial advisor to the effect that, from a financial point of view, the exchange of Meigs County Bancshares common stock for Regions common stock on the terms and conditions set forth in the Merger Agreement is fair to the holders of Meigs County Bancshares common stock;

     - stockholders of Meigs County Bancshares will receive shares of Regions common stock, which is publicly traded on the Nasdaq National Market; there is no current public market for Meigs County Bancshares common stock;

     - affiliation with a larger holding company would provide the opportunity to realize economies of scale and increase efficiencies of operations to the benefit of stockholders and customers. Affiliation with Regions will also enhance the development of new products and services, the development and provision of which are becoming increasingly difficult to address by smaller banks;

     - potential benefits and opportunities for employees of Meigs County Bancshares, as a result of both employment in a larger enterprise and Regions' benefit plans and policies; and

     - growth of Meigs County Bancshares without affiliation with a larger holding company would likely be limited because of Meigs County Bancshares' need for increasing capital resources to support that growth. Without such a combination, the Meigs County Bancshares Board of Directors believed it would be necessary to obtain additional capital resources beyond those which could be obtained from operations, in order to achieve a size which the Meigs County Bancshares Board of Directors believed would be necessary to maintain Meigs County Bancshares as a viable independent entity.

The terms of the Merger were the result of arms-length negotiations between representatives of Meigs County Bancshares and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of Meigs County Bancshares unanimously approved the Merger as being in the best interests of Meigs County Bancshares and its stockholders. Each member of the Board of Directors of Meigs County Bancshares has agreed to vote those shares of Meigs County Bancshares common stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger.

MEIGS COUNTY BANCSHARES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MEIGS COUNTY BANCSHARES STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

REGIONS' REASONS FOR THE MERGER

In approving the Merger Agreement and the Merger, the Regions Board considered a number of factors concerning the benefits of the Merger, including the following:

     - Information Concerning Meigs County Bancshares: The Regions Board considered information concerning the business, operations, earnings, asset quality, and financial condition of Meigs County Bancshares, and aspects of the Meigs County Bancshares franchise, including the market position of Meigs County Bancshares in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of Meigs County Bancshares to that of Regions. The Regions Board concluded that Meigs County Bancshares is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to add to its franchise as an adjunct to its Southeastern Tennessee and North Georgia markets.

     - Financial Terms of the Merger: The Regions Board considered various financial aspects of the Merger as reported by Regions' management including (1) the anticipated effect of the Merger on Regions' per share earnings (with the Merger anticipated to have no significant effect on Regions' earnings per share), (2) the anticipated effect of the Merger on Regions' book value per share (with the Merger anticipated not to dilute significantly Regions' book value per share), (3) a comparison of Meigs County Bancshares to selected peer banks and a comparison of pricing aspects of the Merger to pricing characteristics of other merger transactions involving financial institutions, and (4) the anticipated accounting treatment of the Merger as a pooling of interests.

     - Nonfinancial Terms of the Merger. The Regions Board considered various nonfinancial aspects of the Merger, including the treatment of the Merger as a tax-free exchange of Meigs County Bancshares common stock for Regions common stock for federal income tax purposes and the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay.

The foregoing discussion of the information and factors considered by the Regions Board is not intended to be exhaustive but includes all material factors considered by the Regions Board. In reaching its determination to approve the Merger and the Merger Agreement, the Regions Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, and considering, among other things, the matters discussed above, the Regions Board determined that the Merger is in the best interests of Regions and its stockholders and unanimously approved the Merger Agreement.

OPINION OF MEIGS COUNTY BANCSHARES' FINANCIAL ADVISOR

Meigs County Bancshares has retained Stevens & Company ("Stevens") to act as financial advisor in connection with the Merger. As part of this engagement, Stevens agreed to render to Meigs County Bancshares' Board an opinion with respect to the fairness to the stockholders of the consideration to be received in the Merger from a financial point of view. As compensation for Stevens' services on the engagement, Meigs County Bancshares has agreed to pay Stevens a fee of $25,000. On August 31, 1998, Stevens delivered to Meigs County Bancshares a letter confirming the consideration to be received as fair from a financial point of view. The full text, appearing in the Appendix of the Proxy Statement-Prospectus should be read carefully and in its entirety. Stevens' opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction. The fairness opinion was based upon information available to Stevens as of the date the opinion was rendered.

In rendering its opinion, Stevens has, among other things: (1) reviewed certain publicly available information and other data with respect to Regions, including financial statements for the past five years, Meigs County Bancshares' audited financial statements for the past five years, and certain other relevant financial and operating records of Meigs County Bancshares and Regions; (2) reviewed the Merger Agreement; (3) reviewed certain historical market prices and trading volumes of Regions common stock as reported by NASDAQ and historical and current market prices for Meigs County Bancshares' Common Stock; (4) considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions which Stevens deemed to be comparable, in whole or in part, to the Merger; (5) analyzed the business prospects of Meigs County Bancshares and Regions, and the economies of their respective markets;
(6) reviewed with management of Meigs County Bancshares alternative merger prospects; (7) inquired about and discussed the Merger Agreement and other matters related thereto with Meigs County Bancshares' counsel; and (8) performed such other analyses and examinations as Stevens deemed appropriate.

In connection with this review, Stevens assumed and relied on the accuracy and completeness of the financial and other information provided to it by Meigs County Bancshares and Regions.

Stevens is a financial consulting and investment banking firm that specializes in community bank transactions. Meigs County Bancshares' Board of Directors selected Stevens to act as its financial advisor in connection with the specific purpose of completing a fairness opinion on the basis of the firm's expertise in mergers and acquisitions of community banks, prior experience with Regions, and knowledge of the history of Meigs County Bancshares.

This summary reflects the material analysis performed by Stevens but does not purport to be a complete description of the analysis performed by Stevens. The evaluation of the fairness, from a financial point of view, of the consideration to be received in the Merger was to some extent a subjective one based on the experience and judgment of Stevens and not merely the result of mathematical analysis of financial data. The preparation of a fairness opinion involves determination as to the most appropriate factors to be considered as well as relevant methods of financial analysis and the application of those factors and methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Stevens believes that its analysis must be considered as a whole and that selecting only portions of the analysis and factors considered by Stevens could create an incomplete view of the process underlying Stevens' opinion. In addition, Stevens may have given various factors more or less weight than others and may have deemed various assumptions more or less probable than other assumptions. In its analysis, Stevens incorporated numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Meigs County Bancshares and Regions' control. Any estimates contained in Stevens' analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Such estimates were prepared solely as part of Stevens' analysis of the fairness to Meigs County Bancshares' stockholders of the consideration to be paid in the Merger.

The following is a brief summary of analysis performed by Stevens in connection with its opinion dated August 31, 1998.

Summary of Proposal. Stevens reviewed the terms of the proposed transaction as reflected in the Merger Agreement, including the terms of the Exchange Ratio. Based on a 50 day average trading price of Regions at $40.25, the Exchange Ratio of 1.90 shares of Meigs County Bancshares' Common Stock, would have a value of $76.48. Stevens noted that holders of stock options, stock appreciation rights, or stock awards granted by Meigs County Bancshares would receive the right to purchase equivalent Regions common stock with both the number of shares and price per share of the substituted rights in Regions being a function of the 1.9 exchange ratio and the number of shares and price per share of the original Meigs County Bancshares rights. In addition, certain shares of Meigs County Bancshares are held by Meigs County Bancshares' Employee Stock Ownership Plan ("ESOP") with the plan having full voting rights to those shares. Stevens also noted that the Board of Directors of Meigs County Bancshares could terminate the transaction under Section 10 of the Merger Agreement, as explained under the caption "--Possible Adjustment of Exchange Ratio."

Possible Value of Meigs County Bancshares in a Sale of Control. In determining the potential value per share of Meigs County Bancshares' Common Stock if Meigs County Bancshares were sold to an alternative purchaser, Stevens reviewed the historical results of Meigs County Bancshares and examined certain projections. Stevens computed the value of Meigs County Bancshares based on a multiple of 16 to 19 times 1997 earnings and a multiple of 2.25 to 2.50 times Meigs County Bancshares' stockholders' equity. Based on this analysis, Stevens calculated an expected value to Meigs County Bancshares' stockholders in a sale of control transaction of $55.84 on book, and $77.18 on earnings, for an average of $66.51.

Net Present Value. The investment or earnings value of any bank's stock is an estimate of the present value of the future benefits, usually earnings, cash flow, or dividends which will accrue to the stock. An earnings value was calculated using an annual future earnings stream over a period of time of not less than ten years and an appropriate capitalization rate (the net present value discount rate). The computations were based on an analysis of the banking industry, the economic and competitive situations in Meigs County Bancshares' market area, and the current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 10%, the net present value would be $44.97 per share.

Dividend Capacity. Stevens' analysis also considered the dividend stream that would be afforded following the Merger. Given the rapid growth of Meigs County Bancshares and the emphasis on expanding into new markets, Stevens concluded that there would be limited dividend income for Meigs County Bancshares as an independent. Stevens noted that based on the stated exchange ratio, and current dividend of Regions, $0.80 per share would be paid to the stockholders of Meigs County Bancshares, or a total of $392,432 per year.

Analysis of Selected Other Bank Mergers. Stevens reviewed in excess of fifty mergers involving transactions in the southeastern portion of the United States. Thirteen transactions were highlighted as being similar to that of Meigs County Bancshares. Stevens noted the prices paid in these mergers as a multiple of earnings and book value. Stevens also reviewed other data in connection with each of these mergers, including the amount of total assets, return on equity, and return on assets of the selling institutions. Stevens then compared this data to that of Meigs County Bancshares, and to the value to be received by the stockholders of Meigs County Bancshares following the Merger.

This comparison yielded a range of transaction values as multiples of latest twelve months earnings per share from a low of 16.88 to a high of 27.10, with the average being 21.56. Price to book, in this analysis, ranged from 1.78 to
3.93 with the average being 2.78. Based on a 50 day average trading price of Regions at $40.25, and the Exchange Ratio, Meigs County Bancshares would be valued at 3.26 times book, and 18.04 times earnings.

There was no one company or transaction used in the above analysis as a comparison that is identical to Meigs County Bancshares, Regions, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading of the companies to which they are being compared. Mathematical analysis (such as determining an average or median) is not, in itself, a meaningful method of using comparable comparative data. Analysis must also be given to the consolidation issues within the financial services industry.

Stevens also analyzed the value that Regions would add in terms of liquidity, capital required to continue the growth patterns of Meigs County Bancshares, and the ability of senior management of Meigs County Bancshares to compliment that of Regions as they further expand in the state of Tennessee. With respect to liquidity, Regions is traded on the Nasdaq National Market, with an average daily volume of 1,490,000 shares. Stevens also concluded that Meigs County Bancshares and present management are key factors in Regions' ability to grow their banking franchise, especially in East and Middle Tennessee.

The foregoing description of Stevens' opinion is qualified in its entirety by reference to the full text of such opinion, which is attached hereto in Appendix B.

EFFECTIVE TIME OF THE MERGER

After all conditions to the Merger are satisfied or waived, the Merger will become effective when Regions files certain certificates with the Secretaries of State of Delaware and Tennessee. The effective time of the Merger will occur on the date and at the time that such certificates are filed and declared effective. Unless otherwise agreed upon by Regions and Meigs County Bancshares, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the effective time of the Merger to occur not later than the 15th business day after the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Merger Agreement is approved by the requisite vote of Meigs County Bancshares stockholders; or such later date within 30 days thereof as may be specified by Regions.

No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Meigs County Bancshares anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1998. However, delays in the consummation of the Merger could occur.

The Board of Directors of either Regions or Meigs County Bancshares generally may terminate the Merger Agreement if the Merger is not consummated by March 31, 1999, unless the failure to consummate by that date is the result of a breach of the Merger

Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination of the Merger Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

Promptly after the effective time of the Merger, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Meigs County Bancshares a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Meigs County Bancshares common stock for certificates representing shares of Regions common stock.

MEIGS COUNTY BANCSHARES STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Meigs County Bancshares common stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Meigs County Bancshares common stock surrendering such items a certificate or certificates representing the number of shares of Regions common stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the effective time of the Merger, to the extent permitted by law, Meigs County Bancshares stockholders of record as of the effective time will be entitled to vote at any meeting of holders of Regions common stock the number of whole shares of Regions common stock into which their Meigs County Bancshares common stock has been converted, regardless of whether such stockholders have surrendered their Meigs County Bancshares common stock certificates. No dividend or other distribution payable after the effective time of the Merger with respect to Regions common stock, however, will be paid to the holder of any unsurrendered Meigs County Bancshares certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

After the effective time of the Merger, a Meigs County Bancshares stockholder will be unable to transfer shares of Meigs County Bancshares common stock. If certificates representing shares of Meigs County Bancshares common stock are presented for transfer after the effective time of the Merger, they will be canceled and exchanged for the shares of Regions common stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

Consummation of the Merger is subject to a number of conditions, including, but not limited to:

     - approval from the Board of Governors of the Federal Reserve System (which has been granted) and the expiration of all applicable waiting periods associated with such approval, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Merger Agreement as to render inadvisable the consummation of the Merger;

     - the approval by the holders of the requisite number of shares of Meigs County Bancshares common stock;

     - the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

     - the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under
       Section 368(a) of the Code, with the effects described under "-- Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Meigs County Bancshares common stock for Regions common stock will not give rise to recognition of gain or loss to Meigs County Bancshares stockholders, except to the extent of any cash received;

     - filing with the NASD notification for listing of additional shares on the Nasdaq National Market for the shares of Regions common stock to be issued in the Merger; and

     - the receipt by Meigs County Bancshares of an opinion of Meigs County Bancshares' financial advisor that the consideration to be received in the Merger by the stockholders of Meigs County Bancshares is fair to such stockholders from a financial point of view.

Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement which are customary in transactions of this nature, including, among others: (i) the delivery by Regions and Meigs County Bancshares of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Merger Agreement and (ii) as of the effective time of the Merger, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

Regions and Meigs County Bancshares are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

The Merger requires the prior approval of the Federal Reserve Board, pursuant to
Section 3 of the Bank Holding Company Act of 1956. In granting its approval under Section 3 of the Bank Holding Company Act, the Federal Reserve Board must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve Board finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank

Holding Company Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, which may be shortened by the Federal Reserve Board to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise.

The Federal Reserve Board has approved the Merger and the waiting period has expired.

The Merger also is subject to review of the Tennessee Commissioner of Financial Institutions.

WAIVER, AMENDMENT, AND TERMINATION OF THE MERGER AGREEMENT

Prior to the effective time of the Merger, and to the extent permitted by law, any provision of the Merger Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and Meigs County Bancshares approved by their respective Boards of Directors; provided, however, that after approval by the Meigs County Bancshares stockholders, no amendment that pursuant to the Tennessee Business Corporation Act requires further approval of the Meigs County Bancshares stockholders, including decreasing the consideration to be received by Meigs County Bancshares stockholders, may be made without the further approval of such stockholders.

The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the effective time of the Merger, either before or after approval by Meigs County Bancshares stockholders, under certain circumstances, including:

     - by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

     - by the Board of Directors of either party, if the holders of the requisite number of shares of Meigs County Bancshares common stock shall not have approved the Merger Agreement;

     - by mutual consent of the Boards of Directors of Regions and Meigs County Bancshares;

     - by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the Merger Agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the Merger Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

     - by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, or warranty included in the Merger Agreement), in the event of a breach by the other party of any covenant or agreement included in the Merger Agreement that cannot be cured within 30 days after giving notice to the breaching party; and

     - by the Board of Directors of either party if the Merger shall not have been consummated by March 31, 1999, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Merger Agreement.

The Meigs County Bancshares Board has the right to terminate the Merger in certain situations in which the price of Regions common stock declines significantly and such decline is significantly greater than the overall decline of a selected group of bank holding companies' stocks during the same time period. Termination in such a situation can be avoided if Regions elects (at its sole discretion) to adjust the Exchange Ratio according to a formula set forth in the Merger Agreement. See "-- Possible Adjustment of Exchange Ratio."

If the Merger Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Merger Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

Each of Meigs County Bancshares and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, and to preserve intact its business organizations and assets and maintain its rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the Merger or to perform its covenants and agreements under the Merger Agreement and to consummate the Merger. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business. Nor is Regions prevented from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the Merger Agreement includes certain other restrictions applicable to the conduct of the business of Meigs County Bancshares prior to consummation of the Merger, as described below.

Meigs County Bancshares. Meigs County Bancshares has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of Regions, which Regions has agreed shall not be unreasonably withheld. The actions Meigs County Bancshares has agreed not to take are in the general categories of:

     - amending its Charter, Bylaws, or other governing instruments;

     - incurring indebtedness;

     - acquiring any of its outstanding shares or making distributions in respect to its outstanding shares;

     - issuing additional securities;

     - reclassifying capital stock or selling or encumbering assets;

     - acquiring or investing in other entities;

     - increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits;

     - entering into or amending employment contracts;

     - adopting employee benefit plans or amending existing plans;

     - changing accounting methods or practices;

     - commencing or settling litigation; or

     - entering into or terminating material contracts.

The specific agreements not to take certain actions of such character, including the exceptions and contractually permitted actions, are set forth in the Merger Agreement, which is attached as Appendix A. See Article 7 of the Merger Agreement.

In addition, Meigs County Bancshares has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Meigs County Bancshares also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, Meigs County Bancshares has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

Upon consummation of the Merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. See "Where You Can Find More Information."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The Merger Agreement generally provides that Regions will indemnify and hold harmless each person entitled to indemnification from Meigs County Bancshares or any of its subsidiaries to the full extent permitted by Tennessee law and by Meigs County Bancshares' Charter or Bylaws as in effect on the date of the Merger Agreement, and that such rights will continue in full force and effect for six years from the effective time of the Merger with respect to matters occurring at or prior to the effective time.

The Merger Agreement also provides that, after the effective time of the Merger, Regions will provide generally to officers and employees of Meigs County Bancshares and its subsidiaries who, at or after the effective time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions common stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Meigs County Bancshares or its subsidiaries prior to the effective time of the Merger will be treated as service with Regions or its subsidiaries. The Merger Agreement further provides that Regions will cause Meigs County Bancshares to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Meigs County Bancshares or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the effective time of the Merger under Meigs County Bancshares' benefit plans.

As described above under "-- Treatment of Meigs County Bancshares Options," the Merger Agreement also provides that all rights with respect to Meigs County Bancshares common stock pursuant to stock options or stock appreciation rights granted by Meigs County Bancshares under its stock option and other stock-based compensation plans which are outstanding at the effective time of the Merger, whether or not then exercisable, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of such options in accordance with its terms.

As of the record date, directors and executive officers of Meigs County Bancshares owned no shares of Regions common stock.

DISSENTING STOCKHOLDERS

Pursuant to the provisions of Chapter 23 of the Tennessee Business Corporation Act, if the Merger is consummated, any holder of Meigs County Bancshares common stock who (i) gives to Meigs County Bancshares, prior to the vote at the Special Meeting with respect to the approval of the Merger Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Date, excluding any appreciation or depreciation in anticipation of the Merger.

A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies Meigs County Bancshares in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders. A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. A beneficial stockholder asserting dissenters' rights to shares held on such holder's behalf shall notify Meigs County Bancshares in writing of the name and address of the record stockholder of the shares, if known.

The written notice requirement referred to above will not be satisfied under the Tennessee statutory provisions by merely voting against approval of the Merger Agreement by proxy or in person at the Special Meeting. In addition to not voting in favor of the Merger Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

Any written notice of intent to demand payment pursuant to Chapter 23 of the Tennessee Business Corporation Act should be addressed as follows: Meigs County Bancshares, Inc., 116 N. Main Street, Decatur, Tennessee, 37322, Attention:
Corporate Secretary.

If the Merger is authorized at the Special Meeting, Meigs County Bancshares must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of Meigs County Bancshares common stock who satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the Effective Date and must (1) state where the demand for payment must be sent and where certificates for shares of Meigs County Bancshares common stock must be deposited, (2) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (3) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the Merger and requires that the person asserting dissenters' rights certify whether or not such person, or if a nominee asserting dissenters' rights on behalf of a beneficial stockholder, the beneficial stockholder acquired beneficial ownership of the shares before that date, (4) set a date by which Meigs County Bancshares must receive the demand for payment (which date may not be less than one month nor more than two months after the Dissenters' Notice is delivered), and (5) be accompanied by a copy of Chapter 23 of the Tennessee Business Corporation Act if not previously provided.

A stockholder of record who receives the Dissenters' Notice must demand payment, certify whether such holder (or the beneficial stockholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the Dissenters' Notice, and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A stockholder who does not comply substantially with the requirements that such holder demand payment and deposit such holder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Chapter 23. A demand for payment may not be withdrawn unless the surviving corporation consents to the withdrawal.

Except as described below, as soon as the Merger is consummated, or upon receipt of a payment demand, the surviving corporation resulting from the Merger must pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Date. Such payment must be accompanied by (1) certain recent Meigs County Bancshares financial statements, (2) the surviving corporation's estimate of the fair value of the shares and an explanation how the fair value was calculated, (3) an explanation of how the interest was calculated, (4) a statement of the dissenter's right to demand additional payment under Section 48-23-209 of the Tennessee Business Corporation Act, and (5) a copy of Chapter 23 of the Tennessee Business Corporation Act if not previously provided.

The surviving corporation may elect to withhold such payment from a dissenter as to any shares of which such dissenter (or the beneficial owner on whose behalf such dissenter is asserting dissenters' rights) was not the beneficial owner on the date set forth in the Dissenters' Notice as the date of the first announcement to news media or to stockholders of the terms of the proposed Merger, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement. To the extent the surviving corporation elects so to withhold payment, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. The surviving corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 48-23-209.

Section 48-23-209 of the Tennessee Business Corporation Act provides that a dissenting stockholder may notify the surviving corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment already received), if (i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, (ii) the surviving corporation fails to make payment under Section 48-23-206 or to offer payment under Section 48-23-208 within two months after the date set for demanding payment; or (iii) the corporation has failed to effect the Merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under Section 48-23-209 unless such holder notifies the surviving corporation of such holder's demand in writing within one month after the surviving corporation makes or offers payment for such holder's shares.

If a demand for payment under Section 48-23-209 remains unsettled, the surviving corporation must commence a proceeding in the Circuit Court of Meigs County, Tennessee, within two months after receiving the demand for additional payment and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those two months, it is required to pay each dissenting stockholder whose demand remains unsettled the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon all such parties. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such dissenter's shares, plus interest, exceeds the amount paid by the surviving corporation.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 48-23-209. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Chapter 23 of the Tennessee Business Corporation Act, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23 of the Tennessee Business Corporation Act.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

In a proceeding commenced by dissenters to enforce the liability under Section 48-23-301(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the surviving corporation and in favor of the dissenters.

The foregoing is a summary of the material rights of a dissenting stockholder of Meigs County Bancshares, but is qualified in its entirety by reference to Chapter 23 of the Tennessee Business Corporation Act, included in Appendix C to this Proxy Statement-Prospectus. It is not intended to give any right of dissent or payment to any stockholder and should not be so read. Stockholders' rights of dissent and payment are limited to those provided by law. Any Meigs County Bancshares stockholder who intends to exercise the right to dissent from consummation of the Merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Meigs County Bancshares stockholders, except as indicated above or otherwise required by law.

Any dissenting Meigs County Bancshares stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-- Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF MEIGS COUNTY BANCSHARES COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS MEIGS COUNTY BANCSHARES STOCKHOLDERS, IF ANY, WHO HOLD MEIGS COUNTY BANCSHARES COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED MEIGS COUNTY BANCSHARES COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD MEIGS COUNTY BANCSHARES COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

Consummation of the Merger is conditioned upon receipt by Regions and Meigs County Bancshares of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the Merger. Based upon the assumption that the Merger is consummated in accordance with the Merger Agreement and upon factual statements and factual representations made by Regions and Meigs County Bancshares, it is such firm's opinion that:

     1. The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code, and Meigs County Bancshares and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

     2. No gain or loss will be recognized by holders of Meigs County Bancshares common stock upon the exchange in the Merger of all of their Meigs County Bancshares common stock solely for shares of Regions common stock (except with respect to any cash received in lieu of fractional share interests in Regions common stock).

     3. The aggregate tax basis of the Regions common stock received by the Meigs County Bancshares stockholders in the Merger will, in each instance, be the same as the aggregate tax basis of the Meigs County Bancshares common stock surrendered in exchange therefor, less the basis of any fractional share of Regions common stock settled by cash payment.

     4. The holding period of the Regions common stock received by the Meigs County Bancshares stockholders in the Merger will, in each instance, include the holding period of the Meigs County Bancshares common stock surrendered in exchange therefor, provided that such Meigs County Bancshares common stock is held as a capital asset at the effective time of the Merger.

     5. The payment of cash to Meigs County Bancshares stockholders in lieu of fractional share interests of Regions common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Internal Revenue Code.

     6. Where solely cash is received by a Meigs County Bancshares stockholder in exchange for Meigs County Bancshares common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Meigs County Bancshares common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. MEIGS COUNTY BANCSHARES STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to generally accepted accounting principles, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts.

In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Meigs County Bancshares common stock must be exchanged for Regions common stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the effective time of the Merger. See "Summary -- Comparative Per Share Data" and "-- Resales of Regions Common Stock."

EXPENSES AND FEES

The Merger Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and one-half of printing costs in connection with this Proxy Statement-Prospectus.

RESALES OF REGIONS COMMON STOCK

The Regions common stock to be issued to Meigs County Bancshares stockholders in the Merger has been registered under the Securities Act of 1933, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Meigs County Bancshares (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions common stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated under the Securities Act or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

Rule 145 promulgated under the Securities Act restricts the sale of Regions common stock received in the Merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the effective time of the Merger, affiliates of Meigs County Bancshares may resell publicly the Regions common stock received by them in the Merger subject to certain limitations as to the amount of Regions common stock sold in any three-month period and as to the manner of sale, and subject to the timeliness of Regions' periodic reporting obligations with the Securities and Exchange Commission. After the one-year period and within two years following the effective time of the Merger, affiliates of Meigs County Bancshares who are not affiliates of Regions may effect such resales subject only to the timeliness of Regions' periodic reporting requirements. After two years, such affiliates of Meigs County Bancshares who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the effective time of the Merger may publicly resell the Regions common stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions common stock received in the Merger. Affiliates also would be permitted to resell Regions common stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement-Prospectus does not cover any resales of Regions common stock received by persons who may be deemed to be affiliates of Meigs County Bancshares or Regions.

Each person who Meigs County Bancshares reasonably believes will be an affiliate of Meigs County Bancshares has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions common stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

As a result of the Merger, holders of Meigs County Bancshares common stock will be exchanging their shares of a Tennessee corporation governed by the Tennessee Business Corporation Act and Meigs County Bancshares' Charter, as amended (the "Charter"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of Meigs County Bancshares stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Tennessee Business Corporation Act and the Delaware General Corporation Law as well as to Regions' Certificate and Bylaws and Meigs County Bancshares' Charter and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

The provisions of Regions' Certificate and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Certificate of Incorporation or Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Removal of Directors," "-- Limitations on Director Liability," "-- Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "-- Stockholder Nominations," and "-- Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "-- Business Combinations With Certain Persons," are referred to herein as the "protective provisions." In general, one purpose of the protective provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

Although Regions' management believes the protective provisions are, therefore, beneficial to Regions' stockholders, the protective provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

The protective provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions common stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Regions common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the protective provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the protective provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

Regions. The Certificate authorizes the issuance of up to 500,000,000 shares of Regions common stock, of which 221,111,474 shares were issued as of September 30, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. Regions' Board of Directors may authorize the issuance of additional shares of Regions common stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions common stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions common stock (or the right to receive Regions common stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

Meigs County Bancshares. Meigs County Bancshares' authorized capital stock consists of 1,000,000 shares of Meigs County Bancshares common stock, which is the only class of capital stock authorized and of which 258,179 shares were issued and outstanding as of the record date.

Pursuant to the Tennessee Business Corporation Act, Meigs County Bancshares' Board of Directors may authorize the issuance of additional shares of Meigs County Bancshares common stock without further action by Meigs County Bancshares' stockholders. Meigs County Bancshares' Charter, as amended, does not provide the stockholders of Meigs County Bancshares with preemptive rights to purchase or subscribe to any unissued authorized shares of Meigs County Bancshares common stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OF INCORPORATION OR CHARTER AND BYLAWS

Regions. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

Meigs County Bancshares. The Tennessee Business Corporation Act generally provides that a Tennessee corporation's charter may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the charter provides for a higher or lower voting requirement. Meigs County Bancshares' Charter does not include special provisions relating to amendment of the Charter.

The Board of Directors has the power to adopt, amend, or repeal the Bylaws by a majority vote, subject to the right of the stockholders by majority vote to adopt, amend, or repeal the Bylaws by majority vote.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions common stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions common stock to obtain representation on Regions' Board of Directors.

Meigs County Bancshares. Meigs County Bancshares' Charter does not provide for a classified board of directors. Holders of Meigs County Bancshares common stock are not afforded cumulative voting rights.

REMOVAL OF DIRECTORS

Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

Meigs County Bancshares. Pursuant to Meigs County Bancshares' Bylaws, one or more of the directors may be removed by majority vote of the stockholders.

LIMITATIONS ON DIRECTOR LIABILITY

Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

Meigs County Bancshares. The Tennessee Business Corporation Act includes similar provisions limiting a director's liability.

INDEMNIFICATION

Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

Meigs County Bancshares. The Tennessee Business Corporation Act and Meigs County Bancshares' Bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

Meigs County Bancshares. Under Meigs County Bancshares' Bylaws, a special meeting of Meigs County Bancshares stockholders may be called by the Chairman or by not less than one-third of the members of the Board of Directors. A special meeting may also be called by the Tennessee Commissioner of Financial Institutions.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

Meigs County Bancshares. Under the Tennessee Business Corporation Act and Meigs County Bancshares' Bylaws, any action requiring or permitting stockholder approval may be approved by written consent of stockholders holding all of the shares of Meigs County Bancshares common stock outstanding.

STOCKHOLDER NOMINATIONS

Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

Meigs County Bancshares. Meigs County Bancshares' Charter and Bylaws do not provide for special nominating procedures for election of directors.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware General Corporation Law, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions common stock outstanding immediately prior to the effective date of the merger.

Meigs County Bancshares. The Tennessee Business Corporation Act generally requires approval of a majority of the outstanding shares of a corporation's voting stock to approve a merger, consolidation, share exchange, sale of all or substantially all of the corporation's assets, or similar corporate transaction.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

Regions. Section 203 of the Delaware General Corporation Law ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock).
Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

Regions has not specifically elected to avoid the application of Section 203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

Meigs County Bancshares. Corporations organized under Tennessee law are generally subject to the Tennessee Business Combination Act, the Tennessee Control Share Acquisition Act, the Tennessee Investor Protection Act, and the Tennessee Greenmail Act.

The Tennessee Business Combination Act provides that a party beneficially owning 10% or more of the voting power of any class or series of then outstanding shares entitled to vote generally in the election of directors of a corporation (an "interested shareholder") cannot engage in a business combination with the corporation for a period of five years following such interested shareholder's share acquisition date, unless the transaction either (i) is approved by at least two-thirds of the voting stock of the corporation not beneficially owned by such interested shareholder at a meeting called for such purpose no earlier than five years after such interested shareholder's share acquisition date or
(ii) satisfies certain fairness criteria specified in the Tennessee Business Corporation Act. The Tennessee Business Combination Act exempts transactions with interested shareholders if the transaction is approved by the corporation's board of directors prior to the time when the person became an interested shareholder. The Tennessee Business Combination Act also exempts transactions under certain other circumstances. Meigs County Bancshares has not adopted provision in its Charter or Bylaws removing Meigs County Bancshares from the coverage of the Tennessee Business Combination Act.

The Tennessee Investor Protection Act imposes certain filing and disclosure requirements on tender offers and covered share purchases that meet jurisdictional requirements of the act. However, the Tennessee Investor Protection Act does not apply to bank holding companies that, like Meigs County Bancshares, are subject to U.S. federal regulation.

The Tennessee Control Share Acquisition Act (the "TCSAA") generally restricts voting rights of shares acquired in certain control share acquisitions. Generally, if a person acquires in one or a series of related transactions an amount of stock equal to one-fifth or more of all of the voting power of a Tennessee corporation subject to such provisions in a "control share acquisition" (as defined in the TCSAA), such shares have only such voting rights as are accorded them by resolution adopted by the majority of stockholders of the corporation. The TCSAA defines "control shares" for purposes of such act and establishes the procedures under which an acquiring person obtains stockholder action with respect to voting rights of control shares.

The Tennessee Greenmail Act (the "TGA") provides that it is unlawful for any Tennessee corporation which has a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to
Section 12(g) of the Exchange Act or any subsidiary of such corporation to purchase, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of the securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock of the corporation, or, alternatively, unless the corporation makes an offer of at least equal value per share to all holders of such class. The TGA applies to purchases of Meigs County Bancshares common stock.

DISSENTERS' RIGHTS

Regions. The rights of dissenting stockholders of Regions are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for
(i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation; (2) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares of stock described in clause (1) or (2) immediately above; or (4) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (1) through (3) immediately above. Because Regions common stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions common stock do not have dissenters' rights.

Meigs County Bancshares. A summary of the pertinent provisions of the Tennessee Business Corporation Act pertaining to dissenters' rights is set forth under the caption "The Merger -- Dissenting Stockholders," and such provisions are included as Appendix C.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

Regions. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

Meigs County Bancshares. Pursuant to the Tennessee Business Corporation Act, upon written notice of a demand to inspect corporate records and demonstration of a proper purpose, a stockholder is entitled to inspect specified corporate records, including accounting records, minutes of stockholder meetings and certain resolutions adopted at director meetings, and stockholder records.

DIVIDENDS

Regions. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation -- Payment of Dividends."

Meigs County Bancshares. Pursuant to the Tennessee Business Corporation Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its charter, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

Regions common stock is quoted on the Nasdaq National Market under the symbol "RGBK." Meigs County Bancshares common stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions common stock as reported on the Nasdaq National Market and the cash dividends declared per share of Regions common stock. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. For the indicated period there has been only a very limited number of transactions in Meigs County Bancshares common stock and all such transactions have involved limited numbers of shares.

                                                               REGIONS
                                                   --------------------------------
                                                     PRICE RANGE     CASH DIVIDENDS
                                                   ---------------      DECLARED
                                                    HIGH     LOW       PER SHARE
                                                   ------   ------   --------------
1996
First Quarter....................................  $24.00   $20.38       $.175
Second Quarter...................................   24.19    21.13        .175
Third Quarter....................................   24.32    21.82        .175
Fourth Quarter...................................   26.88    24.38        .175
1997
First Quarter....................................   30.94    25.69        .20
Second Quarter...................................   33.25    27.38        .20
Third Quarter....................................   39.13    32.06        .20
Fourth Quarter...................................   44.75    36.56        .20
1998
First Quarter....................................   43.50    37.94        .23
Second Quarter...................................   45.25    38.66        .23
Third Quarter....................................   42.69    33.81        .23
Fourth Quarter (through November 27, 1998).......   40.69    30.25        .23

On November 27, 1998, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, was $40.56, and the price of Meigs County Bancshares common stock in the last known transaction was $17.50. On June 24, 1998, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, was $39.63, and the price of Meigs County Bancshares common stock in the last known transaction was $17.50.

The holders of Regions common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions common stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation -- Payment of Dividends."

Meigs County Bancshares' dividend policy has been not to pay dividends but rather to use current earnings and profits to pay down Meigs County Bancshares' indebtedness.

                         MEIGS COUNTY BANCSHARES, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion provides certain information concerning the financial condition and results of operations of Meigs County Bancshares, Inc. (Meigs County Bancshares) for three years ended December 31, 1997, and as of September 30, 1998 and 1997 and for the nine months periods then ended. The financial position and results of operations of Meigs County Bancshares were due primarily to its banking subsidiary, Meigs County Bank (Bank). Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement-Prospectus.

 YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996 AND YEAR
        ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

OVERVIEW

Net Income for 1997 totaled $1,095,000 compared to $961,000 for 1996 and $807,000 for 1995. The increase in net income of $134,000 from 1997 to 1996 was due to an increase in net interest income of $641,000 along with a $102,000 increase in non-interest income, while being partially offset by an increase in non-interest expense of $378,000, provision for loan losses of $84,000 and taxes of $138,000.

Return on average assets was 1.16% and return on average equity was 19.94% for 1997, compared to 1.20% and 22.12%, respectively, for 1996 and 1.19% and 22.06%, respectively, for 1995.

Average assets in 1997 increased by $14,996,000, or 19.0%, from 1996 caused by an increase in customer deposits of $14,066,000, or 19.7%, which was partially offset by a decrease in interest bearing liabilities of $416,000 or 22.3%. The increase in deposits was caused by increases in time deposits of $8,623,000 and interest bearing demand deposits of $6,177,000, offset partially by a decline in NOW and money market deposits of $1,720,000. The increase in deposits helped to fund the increase in loans of $10,864,000 and the changes in other asset accounts.

The net interest margin, the percentage of net interest income to average earning assets, decreased slightly in 1997, from 5.20% to 5.10%. The net interest margin of 5.10% in 1997 is favorable to Meigs County Bancshares and is a reflection of the continued healthy spread between rates on deposits and yields on investments and loans. Average earning assets comprised 91.5%, 91.4% and 91.9% of total average assets in 1997, 1996 and 1995, respectively.

RESULTS OF OPERATIONS

Net Interest Income. Meigs County Bancshares' primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. The level of net interest income is determined primarily by the volume of interest earning assets and the various rate spreads between the interest earning assets and their funding sources.

Net interest income for 1997 was $4,377,000, compared to $3,736,000 for 1996 and $3,381,000 for 1995. The increase of $641,000 from 1996 to 1997 was caused by the increase in the average net interest earning assets. The decrease in the net interest margin was due to the lower interest rate spread due to higher cost of funds. Average non-interest-bearing deposits as a percent of total deposits remained relatively stable from 1996 to 1997.

Loans continued to be the largest component of earning assets. Average loans for 1997 were $62,235,000, or 72.5% of average earning assets. Average mortgage-back and investment securities totaled $18,475,000 and comprised 21.5% of average earning assets. The remaining earning asset of Meigs County Bancshares was its position in federal funds sold. The net yield on loans increased .06% from 1996 to 1997. The net yield on investment securities declined .09% during the same period. The net yield on total earning assets increased .07% from 1996 to 1997, and partially offset by a .17% increase in the rate paid on interest bearing liabilities, for a net decrease in the net interest spread of .10%.

The following table represents the major components of interest earning assets and interest bearing liabilities. Information is based on average daily balances during the indicated periods.

      AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

                                                                 YEARS ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------------------------
                                         1997                              1996                              1995
                            -------------------------------   -------------------------------   -------------------------------
                            AVERAGE               AVERAGE     AVERAGE               AVERAGE     AVERAGE               AVERAGE
                            BALANCE   INTEREST   YIELD/COST   BALANCE   INTEREST   YIELD/COST   BALANCE   INTEREST   YIELD/COST
                            -------   --------   ----------   -------   --------   ----------   -------   --------   ----------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans Receivable
  Commercial and Real
    Estate................  $46,064    $4,603        9.99%    $36,522    $3,818       10.45%    $32,617    $3,421       10.49%
  Consumer and other
    loans.................   16,171     2,296       14.20      14,849     1,847       12.44      13,043     1,589       12.18
                            -------    ------                 -------    ------                 -------    ------      ------
        Total Loans.......   62,235     6,899       11.09      51,371     5,665       11.03      45,660     5,010       10.97
Mortgage-back
  securities..............    1,863        94        5.05       1,780       106        5.96       3,035       188        6.19
Investment Securities.....   16,612       968        5.83      16,903       971        5.74       9,557       523        5.47
Other earning assets......    5,085       267        5.25       1,962       100        5.10       3,653       208        5.69
                            -------    ------     -------     -------    ------     -------     -------    ------      ------
        Total interest-
          earning
          assets..........   85,795     8,228        9.59      72,016     6,842        9.50      61,905     5,929        9.58
Non-interest earning
  assets..................    7,952                             6,735                             5,458
                            -------                           -------                           -------
        Total Assets......  $93,747                           $78,751                           $67,363
                            =======                           =======                           =======
INTEREST-BEARING
  LIABILITIES:
Deposits:
  Interest bearing Demand
    deposits..............  $17,040       761        4.47%    $10,863       470        4.34%    $ 5,579       215        3.85%
  Now Deposits............    6,471       171        2.64       7,604       201        2.64       7,302       188        2.57
  Money Market............    1,245        37        2.97       1,832        52        2.84       2,586        71        2.75
  Savings deposits........    6,470       195        3.01       6,437       199        3.09       6,458       198        3.07
  Time deposits...........   45,070     2,581        5.73      36,447     2,048        5.62      31,892     1,732        5.43
                            -------    ------     -------     -------    ------     -------     -------    ------      ------
        Total interest
          bearing
          deposits........   76,296     3,745        4.91      63,183     2,970        4.70      53,817     2,404        4.47
Other Interest-bearing
  liabilities.............    1,447       106        7.33       1,863       136        7.30       1,750       144        8.23
                            -------    ------     -------     -------    ------     -------     -------    ------      ------
        Total interest-
          bearing
          liabilities.....   77,743     3,851        4.95      65,046     3,106        4.78      55,567     2,548        4.59
Non-Interest bearing
  demand deposits.........    8,980                             8,027                             7,013
Other non-interest bearing
  liabilities.............    1,533                               755                               816
                            -------                           -------                           -------
        Total
          Liabilities.....   88,256                            73,828                            63,396
                            -------                           -------                           -------
Equity....................    5,491                             4,923                             3,967
                            -------                           -------                           -------
        Total liabilities
          and
          shareholders'
          equity..........  $93,747                           $78,751                           $67,363
                            =======                           =======                           =======
Net interest-bearing
  assets..................    8,052                             6,970                             6,338
Net interest
  income/Interest rate
  spread..................             $4,377        4.64%                3,736        4.73%                3,381        4.99%
                                                  =======                           =======                            ======
Net interest margin.......                           5.10%                             5.19%                             5.46%
                                                  =======                           =======                            ======
Ratio of average interest-
  earning assets to
  average interest-bearing
  liabilities.............                         110.36%                           110.72%                           111.41%

      AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                  --------------------------------------------------------------------
                                                1998                                1997
                                  ---------------------------------   --------------------------------
                                  AVERAGE                 AVERAGE     AVERAGE                AVERAGE
                                  BALANCE    INTEREST   YIELD/COST*   BALANCE   INTEREST   YIELD/COST*
                                  --------   --------   -----------   -------   --------   -----------
                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans Receivable
  Commercial and real estate....  $ 56,972    $4,243        9.93%     $44,609    $3,325        9.94%
  Consumer and other loans......    18,176     1,910       14.01       15,804     1,647       13.90
                                  --------    ------                  -------    ------
         Total Loans............    75,148     6,153       10.92       60,413     4,972       10.97
Mortgage-back securities........     1,409        57        5.39        1,878        70        4.97
Investment securities...........    13,105       553        5.63       17,020       760        5.95
Other earning assets............     7,069       283        5.34        5,278       206        5.20
                                  --------    ------      ------      -------    ------      ------
         Total interest-earning
           assets...............    96,731     7,046        9.71       84,589     6,008        9.47
Non-interest earning assets.....     8,830                              7,932
                                  --------                            -------
         Total Assets...........  $105,561                            $92,521
                                  ========                            =======
INTEREST-BEARING LIABILITIES:
Deposits:
  Interest bearing demand
    deposits....................  $ 23,868       813        4.54%     $15,865       528        4.44%
  Now deposits..................     6,715       133        2.64        6,598       129        2.61
  Money market..................       900        19        2.81        1,430        27        2.52
  Savings deposits..............     6,711       152        3.02        6,519       147        3.01
  Time deposits.................    48,529     2,093        5.75       44,795     1,918        5.71
                                  --------    ------      ------      -------    ------      ------
         Total interest bearing
           deposits.............    86,723     3,210        4.94       75,207     2,749        4.87
Other interest-bearing
  liabilities...................     1,072        60        7.46          231        83        5.46
                                  --------    ------      ------      -------    ------      ------
         Total interest-bearing
           liabilities..........    87,795     3,270        4.96       75,438     2,832        4.89
Non-interest bearing demand
  deposits......................     9,647                              8,910
Other non-interest bearing
  liabilities...................     1,420                              2,682
                                  --------                            -------
         Total Liabilities......    98,862                             87,030
                                  --------                            -------
Equity..........................     6,699                              5,491
                                  --------                            -------
         Total liabilities and
           shareholders'
           equity...............  $105,561                            $92,521
                                  ========                            =======
         Net interest-bearing
           assets...............     8,936                              9,151
         Net interest
           income/interest rate
           spread...............              $3,776        4.75%                $3,176        4.58%
                                                          ======                             ======
         Net interest margin....                            5.20%                              5.01%
                                                          ======                             ======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities...................                          110.18%                            112.13%

-------------------------

* Annualized

Rate/Volume Analysis. The following table provides the components of changes in net interest income in the format of a rate/volume analysis and analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to rate (changes in rate multiplied by the prior period's volumes), (ii) changes attributable to volume (changes in volume multiplied by the prior period's rate), (iii) mixed change (changes in rate multiplied by changes in volume), and (iv) total increase (decrease) (sum of previous columns).

      AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

                                                           YEARS ENDED DECEMBER 31,
                                   -------------------------------------------------------------------------
                                                1997/1996                             1996/1995
                                         CHANGE ATTRIBUTABLE TO                CHANGE ATTRIBUTABLE TO
                                   -----------------------------------   -----------------------------------
                                                              TOTAL                                 TOTAL
                                                   RATE/     INCREASE                    RATE/     INCREASE
                                   VOLUME   RATE   VOLUME   (DECREASE)   VOLUME   RATE   VOLUME   (DECREASE)
                                   ------   ----   ------   ----------   ------   ----   ------   ----------
                                                            (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans............................  $1,198   $ 30    $ 6       $1,234      $627    $ 25    $  3       $655
Investment Securities:
  Mortgage-back Securities.......       5    (16)    (1)         (12)      (78)     (7)      3        (82)
  U.S.Government & Agencies......     (17)    14     (0)          (3)      402      26      20        448
Other Earning Assets.............     159      3      5          167       (96)    (22)     10       (108)
                                   ------   ----    ---       ------      ----    ----    ----       ----
TOTAL NET CHANGE IN INCOME ON
  INTEREST-EARNING ASSETS........   1,345     31     10        1,386       855      22      36        913
                                   ------   ----    ---       ------      ----    ----    ----       ----
INTEREST BEARING LIABILITIES:
Interest-Bearing Deposits
  Deposits other than time.......     221     13      8          242       190      35      25        250
  Time Deposits..................     485     39      9          533       247      60       9        316
Other interest-bearing
  liabilities....................     (30)     0     (0)         (30)        9     (16)     (1)        (8)
                                   ------   ----    ---       ------      ----    ----    ----       ----
TOTAL NET CHANGE IN EXPENSE ON
  INTEREST-BEARING LIABILITIES...     676     52     17          745       446      79      33        558
                                   ------   ----    ---       ------      ----    ----    ----       ----
NET CHANGE IN NET INTEREST
  INCOME.........................  $  669   $(21)   $(7)      $  641      $409    $(57)   $  3       $355
                                   ======   ====    ===       ======      ====    ====    ====       ====

                                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                              -----------------------------------
                                                                           1998/1997
                                                                    CHANGE ATTRIBUTABLE TO
                                                              -----------------------------------
                                                                                         TOTAL
                                                                              RATE/     INCREASE
                                                              VOLUME   RATE   VOLUME   (DECREASE)
                                                              ------   ----   ------   ----------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans.......................................................  $1,213   $(26)   $ (6)     $1,181
Investment Securities:
  Mortgage-back Securities..................................     (17)     5      (1)        (13)
  U.S.Government & Agencies.................................    (175)   (42)     10        (207)
Other Earning Assets........................................      70      5       2          77
                                                              ------   ----    ----      ------
TOTAL NET CHANGE IN INCOME ON INTEREST-EARNING ASSETS.......   1,091    (58)      5       1,038
                                                              ------   ----    ----      ------
INTEREST BEARING LIABILITIES:
Interest-Bearing Deposits
  Deposits other than time..................................  $  266   $  1    $ 19      $  286
  Time Deposits.............................................     160     14       1         175
Other interest-bearing liabilities..........................     (39)    30     (14)        (23)
                                                              ------   ----    ----      ------
TOTAL NET CHANGE IN EXPENSE ON INTEREST-BEARING
  LIABILITIES...............................................     387     45       6         438
                                                              ------   ----    ----      ------
NET CHANGE IN NET INTEREST INCOME...........................  $  704   (103)     (1)        600
                                                              ======   ====    ====      ======

Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest bearing assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting Meigs County Bancshares to significant interest rate risk in periods of rising or falling interest rates. At December 31, 1997, Meigs County Bancshares' one year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was (16.30%), i.e. more of Meigs County Bancshares' liabilities than assets re-price within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income.

The following table set forth Meigs County Bancshares' interest rate sensitivity at various time intervals as of December 31, 1997:

                                                              DECEMBER 31, 1997
                                     -------------------------------------------------------------------
                                     WITHIN    THREE TO    MORE THAN      MORE THAN      OVER
                                      THREE     TWELVE    ONE YEAR TO    THREE YEARS     FIVE
                                     MONTHS     MONTHS    THREE YEARS   TO FIVE YEARS   YEARS     TOTAL
                                     -------   --------   -----------   -------------   ------   -------
                                                           (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
Loans Receivable...................  $15,145   $11,797      $19,042        $19,604      $4,931   $70,519
Mortgage-Back Securities...........       52        --          340             --       1,359     1,751
Investment Securities (Market
  Value)...........................      999       348        4,025          3,413       5,754    14,539
Other Earning Assets...............    2,000        --           --             --          --     2,000
                                     -------   -------      -------        -------      ------   -------
         TOTAL INTEREST EARNING
           ASSETS..................   18,196    12,145       23,407         23,017      12,044    88,809
                                     -------   -------      -------        -------      ------   -------
INTEREST-BEARING LIABILITIES:
Deposits:
  Interest-Bearing Demand
    deposits.......................    2,112     5,280        8,447          3,168       2,112    21,119
  Now Accounts.....................      671     1,677        2,684          1,006         671     6,709
  Money Market Deposit Accounts....      100       250          399            150         100       999
  Savings Accounts.................      641     1,602        2,564            961         641     6,409
  Certificates of Deposit..........   16,501    16,304       11,738          1,492          --    46,035
Note Payable and Line of Credit....    1,157        --           --             --          --     1,157
                                     -------   -------      -------        -------      ------   -------
         TOTAL INTEREST-BEARING
           LIABILITIES.............   21,182    25,113       25,832          6,777       3,524    82,428
                                     -------   -------      -------        -------      ------   -------
Excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities.....   (2,986)  (12,968)      (2,425)        16,240       8,520     6,381
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities.....   (2,986)  (15,954)     (18,379)        (2,139)      6,381    12,762
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities as a
  percent of total assets..........    (3.05)%  (16.30)%     (18.78)%        (2.19)%      6.52%    13.04%

Provision for Loan Losses. The provision for loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the history of chargeoffs in the loan portfolio by category, the current economic conditions in the lending area, the payment history, ability to repay and strength of collateral of specific borrowers, and other relevant factors. The 1997 provision is $304,000, compared to $220,000 in 1996 and $213,000 in 1995. Actual chargeoffs, net of recoveries, were $127,000 in 1997, $103,000 in 1996 and $117,000 in 1995. Since the
provision exceeded net charge-offs in all years the result was an increase in the allowance for loan losses.

Non-interest income. Non-interest income in 1997 totaled $1,106,000 compared to $1,012,000 in 1996 and $1,096,000 in 1995. The decrease from 1995 was due to a change in accounting of a wholly owned-subsidiary that contributes non-interest income to the bank.

Non-Interest Expenses. Non-interest expenses were $3,584,000 in 1997, compared to $3,206,000 in 1996 and $3,044,000 in 1995. Salaries and related benefits increased $185,000 from 1996 to 1997 while occupancy expense remained virtually unchanged. Other operating expenses increased by $182,000; the largest change from 1996 to 1997 was due to the construction of a new branch in Athens, Tennessee.

Income Taxes. Meigs County Bancshares' effective tax rate was 31.3% in 1997, 27.4% in 1996 and 33.9% in 1995. The effective rate is less than the highest statutory rate primarily because of tax-free income from municipal investments.

ANALYSIS OF FINANCIAL CONDITION

Investment Securities. In 1997 investment securities and mortgage-back securities decreased by $1,000,000 from 1996. The decrease was used to fund the increase in loans during 1997. The total market value of investment securities at December 31, 1997 was $16,329,000, including gross unrealized gains of $82,688 and gross unrealized losses of $41,564. The investment securities portfolio is used as a source of liquidity and a means of managing interest rates and interest rate sensitivity. In addition, the portfolio serves as a source of collateral on certain deposits. 71% of investment securities are classified as available for sale, and 29% is classified as held to maturity.

Securities Portfolio. The carrying amount of securities at the dates indicated is set forth in the table below:

                                                              DECEMBER 31,
                                SEPTEMBER 30,     -------------------------------------
                                    1998                1997                1996
                              -----------------   -----------------   -----------------
                              AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                              -------   -------   -------   -------   -------   -------
                                               (DOLLARS IN THOUSANDS)
U.S. Government.............  $   648     5.12%   $   499     3.06%   $   365     2.11%
U.S. Agencies...............    5,558    43.88      8,458    51.92      9,782    56.58
Mortgage-Back Securities....    1,038     8.20      1,751    10.75      1,302     7.53
Obligations of States &
  Political Subdivisions....    4,836    38.18      5,073    31.14      5,381    31.12
Other Securities............      586     4.63        509     3.12        460     2.66
                              -------   ------    -------   ------    -------   ------
          Total.............  $12,666   100.00%   $16,290   100.00%   $17,290   100.00%
                              =======   ======    =======   ======    =======   ======

Investment Securities Maturity Distribution. The amortized cost and estimated fair market value of debt securities available for sale (in thousands) at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                   ONE YEAR     ONE TO      FIVE TO    OVER TEN
                                   OR LESS    FIVE YEARS   TEN YEARS    YEARS      TOTAL
                                   --------   ----------   ---------   --------   -------
U.S. Treasuries..................   $  499      $   --      $   --      $   --    $   499
U.S. Agencies....................      803       4,277       3,378          --      8,458
Obligations of States & Political
  Subdivisions...................       45       3,448       1,388         192      5,073
Mortgage-Back Securities.........       52         340          --       1,359      1,751
Other Securities.................       --          --          --         509        509
                                    ------      ------      ------      ------    -------
          Total Investment
             Securities..........   $1,399      $8,065      $4,766      $2,060    $16,290
                                    ======      ======      ======      ======    =======

Loans. Net loans outstanding at December 31, 1997, totaled $69,655,000 compared to $56,123,000 in 1996, an increase of $13,532,000, or 24.1%. Total average loans in 1997 were $62,235,000, an increase of $10,864,000 from the average for 1996.

The following table sets forth the composition of Meigs County Bancshares' loan portfolio by type of loan at the dates indicated:

                                                               DECEMBER 31,
                               SEPTEMBER 30,      ---------------------------------------
                                    1998                 1997                 1996
                             ------------------   ------------------   ------------------
                                       PERCENT              PERCENT              PERCENT
                             BALANCE   OF TOTAL   BALANCE   OF TOTAL   BALANCE   OF TOTAL
                             -------   --------   -------   --------   -------   --------
                                                (DOLLARS IN THOUSANDS)
TYPE OF LOAN:
Commercial Loans...........  $12,139     15.34%   $ 8,979     12.89%   $ 7,872     14.03%
Real Estate
  Loans -- Other...........   42,080     53.17     36,740     52.75     28,348     50.51
Real Estate Loans --
  Construction.............    2,555      3.23      2,522      3.62      1,916      3.41
Consumer Loans.............   18,993     24.00     18,527     26.60     14,900     26.55
Agricultural Loans.........    4,561      5.76      3,696      5.31      3,492      6.22
Obligations of States &
  Political Subdivisions...      182      0.23        692      0.99        374      0.67
                             -------    ------    -------    ------    -------    ------
          TOTAL LOANS......   80,510    101.74%    71,156    102.16%    56,902    101.39%
                             -------    ------    -------    ------    -------    ------
Less:
  Allowance for Loan
     Losses................      918      1.16%       864      1.24%       686      1.22%
  Unearned Premium on
     Loans.................      457      0.58%       637      0.91%        93      0.17%
                             -------              -------              -------
          TOTAL LOANS,
             NET...........  $79,135    100.00%   $69,655    100.00%   $56,123    100.00%
                             =======    ======    =======    ======    =======    ======

Real estate loans is the largest category of loans, comprising 56.4% and 53.9% of net loans at December 31, 1997 and 1996, respectively.

At December 31, 1997 and 1996, fixed rate loans totaled $56,100,000 and $47,200,000, respectively, and variable rate loans totaled $13,500,000 and $8,900,000, respectively.

Non-performing Assets. Non-accrual loans, foreclosed assets and troubled debt restructurings are included in non-performing assets. Total non-performing assets decreased $81,000 during 1997 to $589,000 at December 31, 1997. The decrease is attributable to a decline in non-performing loans.

Non-accrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

The following table sets forth information with respect to non-performing assets identified by Meigs County Bancshares, including non-accrual loans, other real estate owned and accruing loans past due ninety days or more at the dates indicated:

                                                    SEPTEMBER 30,     DECEMBER 31,
                                                    --------------    -------------
                                                         1998         1997    1996
                                                    --------------    -----   -----
                                                        (DOLLARS IN THOUSANDS)
NONACCRUAL LOANS:
Real Estate Loans.................................      $  45         $ 100   $ 177
Consumer Loans....................................        138           166     120
Commercial Loans..................................          4            --      19
                                                        -----         -----   -----
          TOTAL NONACCRUAL LOANS..................        187           266     316
                                                        -----         -----   -----
ACCRUING LOANS PAST DUE NINETY DAYS OR MORE:
Real Estate Loans.................................         20            31      87
Consumer Loans....................................        173            44      34
Commercial Loans..................................          8            12      13
                                                        -----         -----   -----
          TOTAL ACCRUING LOANS PAST DUE NINETY
            DAYS OR MORE..........................        201            87     134
                                                        -----         -----   -----
Total Non-Performing Loans........................        388           353     450
Other Real Estate Owned...........................        236           236     220
                                                        -----         -----   -----
          TOTAL NON-PERFORMING ASSETS.............      $ 624         $ 589   $ 670
                                                        =====         =====   =====
Non-Performing assets to net loans and other real
  estate..........................................       0.79%         0.83%   1.18%
Allowance for loan losses to total loans at end of
  period..........................................       1.15%         1.22%   1.21%
Allowance for loan losses to non-performing
  assets..........................................       1.47          1.48    1.02

Allowance for Loan Losses. Inherent in Meigs County Bancshares' lending activities is the risk that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with Meigs County Bancshares' loan portfolio, provisions are made to the allowance for loan losses. The allowance is created by direct charges against income and is available for loan losses. The amount of the allowance for loan losses and the provisions for loan losses are evaluated quarterly, based on management's estimate of risk in the overall loan portfolio and the estimated exposure on individual loans. In evaluating the adequacy of the allowance and the amount of the provision, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations of regulatory agencies and an internal asset review process; expectations of future national and local economic conditions and their impact on particular industries and the individual borrowers; the market value of collateral and strength of available guaranties; concentrations of credit; and other judgmental factors. Meigs County Bancshares maintains an allowance for loan losses which it believes is adequate to absorb reasonably foreseeable losses in the loan portfolio.

The allowance for loan losses increased $178,000 from December 31, 1996 to 1997, to $864,000 and was 1.22% of total loans. The 1996 balance in the allowance for loan losses was $686,000 or 1.21% of total loans.

The following table summarizes the loan loss experience for each of the periods indicated:

                                                  SEPTEMBER 30,    DECEMBER 31,
                                                  -------------   ---------------
                                                      1998         1997     1996
                                                  -------------   ------   ------
                                                      (DOLLARS IN THOUSANDS)
BALANCE AT BEGINNING OF YEAR....................     $  864       $  686   $  569
PROVISION CHARGED TO EXPENSE....................        333          305      220
CHARGE-OFFS:
Real Estate Loans...............................         (1)         (28)     (49)
Installment Loans...............................       (310)        (117)     (91)
Commercial Loans................................         (5)         (52)     (10)
                                                     ------       ------   ------
          TOTAL CHARGE-OFFS.....................       (316)        (197)    (150)
                                                     ------       ------   ------
RECOVERIES:
Real Estate Loans...............................         --           --        4
Installment Loans...............................         37           64       34
Commercial Loans................................         --            6        9
                                                     ------       ------   ------
          TOTAL RECOVERIES......................         37           70       47
                                                     ------       ------   ------
          NET LOAN CHARGE-OFFS..................       (279)        (127)    (103)
                                                     ------       ------   ------
          BALANCE AT END OF PERIOD..............     $  918       $  864   $  686
                                                     ======       ======   ======
Allowance for loan losses as a multiple of net
  loan charge-offs..............................       3.29         6.80     6.66
Net loan charge-offs to average loans...........       0.37%        0.20%    0.20%
Recoveries as a % of charge-offs................      11.71%       35.53%   31.33%

Deposits. Total deposits at December 31, 1997 were $89,597,000, an increase of $11,957,000 from the December 31, 1996 total of $77,640,000. Average deposits in 1997 increased $14,066,000 from 1996. As noted earlier, an increase occurred in the average balance of all deposit types except NOW and money market accounts.

Time deposits of $100,000 or more were $8,612,000 at December 31, 1997, which comprised 9.6% of total deposits. These deposits consist primarily of deposits from local customers with which Meigs County Bancshares has other banking relationships. Meigs County Bancshares had no brokered deposits at December 31, 1997.

Deposit Average Balances and Rates. The following table indicates the average daily amount of deposits and rates paid on such deposits for the period indicated:

                                                              DECEMBER 31,
                                    SEPTEMBER 30,    -------------------------------
                                         1998             1997             1996
                                    --------------   --------------   --------------
                                    AMOUNT    RATE   AMOUNT    RATE   AMOUNT    RATE
                                    -------   ----   -------   ----   -------   ----
                                                 (DOLLARS IN THOUSANDS)
Non-interest bearing demand.......  $ 9,647      0%  $ 8,980      0%  $ 8,027      0%
Interest bearing demand...........   23,868   4.42%   17,040   4.47%   10,863   4.34%
NOW Accounts......................    6,715   2.64%    6,471   2.64%    7,604   2.64%
Money market......................      900   2.81%    1,245   2.97%    1,832   2.84%
Savings...........................    6,711   3.02%    6,470   3.01%    6,437   3.09%
Time Deposits.....................   48,529   5.75%   45,070   5.73%   36,447   5.62%
                                    -------          -------          -------
          Total...................  $96,370          $85,276          $71,210
                                    =======          =======          =======

Maturities of Time Deposits of $100,000 or more. The maturities of time deposits of $100,000 or more are summarized in the table below:

                                                                      DECEMBER 31,
                                                     SEPTEMBER 30,   ---------------
                                                         1998         1997     1996
                                                     -------------   ------   ------
                                                         (DOLLARS IN THOUSANDS)
Three months or less...............................     $ 2,556      $3,420   $2,309
Over three months through six months...............       7,249       2,769    3,333
Over six months through twelve months..............       2,722       2,423    2,635
Over twelve months.................................          --          --       --
                                                        -------      ------   ------
          Total....................................     $12,527      $8,612   $8,277
                                                        =======      ======   ======

Liquidity. Liquidity involves Meigs County Bancshares' ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate the company on an ongoing basis.

As shown in the accompanying 1997 statement of cash flows, cash and cash equivalents decreased by $1,043,000 from December 31, 1996 to December 31, 1997. Net cash provided by operating activities increased to $1.4 million primarily due to the increase in other assets offset by an increase in net income. Net cash used in investing activities of $13.8 million consisted primarily of net loans originated of $14 million and purchases of premises and equipment of $1.1 million, largely funded by sales and maturities of investment securities. Net cash provided by financing activities provided the remainder of funding sources for 1997. The $11.4 million of net cash provided by financing activities consisted primarily of a net increase in deposits of $12 million.

Capital Resources. Meigs County Bancshares maintains adequate capital for regulatory purposes and has sufficient capital to absorb the risks inherent in the business. Risk-based capital requirements have been established that weight different assets according to the level of risk associated with those types of assets. The table below summarizes Meigs County Bancshares' capital levels at the dates indicated:

                                                             DECEMBER 31,
                                             SEPTEMBER 30,   -------------   REGULATORY
                                                 1998        1997    1996     MINIMUMS
                                             -------------   -----   -----   ----------
Tier I Capital to Average Assets...........       7.28%       7.33%   7.64%      4%
Tier I Capital to Risk Weighted Assets.....      10.37       10.40   11.36       4
Total Capital to Risk Weighted Assets......      11.57       11.61   12.58       8

                 NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED
                    TO NINE MONTHS ENDED SEPTEMBER 30, 1997

OVERVIEW

Net income for the nine months ended September 30, 1998 totaled $954,000 compared to $746,000 for the same period in 1997.

Return on average assets was 1.20% and return on average equity was 18.98% for the nine months ended September 30, 1998 compared to 1.08% and 18.11%, respectively, for the comparable period in 1997.

RESULTS OF OPERATIONS

Net Interest Income. Meigs County Bancshares' primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. The level of net interest income is determined primarily by the volume of interest earning assets and the various rate spreads between the interest earning assets and their funding sources.

Net interest income for the nine-month period ended September 30, 1998 totaled $3,776,000, an increase of $600,000 or 18.9% from the $3,176,000 total for the comparable period in 1997. The increase in net interest income was attributable to an increase in total interest income of $1,038,000, which was partially offset by an increase in total interest expense of $438,000.

Average interest-earning assets for the nine months ended September 30, 1998 were $96,731,000 and represented 91.6% of average total assets. An increase in average loans outstanding of $14,735,000 and an increase in other earning assets of $1,791,000, were partially offset by decreases in average investment securities of $4,384,000 from September 30, 1997.

As of September 30, 1998, non-interest-bearing demand deposits averaged $9,647,000 or 11.1% of deposits compared to $8,910,000 or 11.8% of deposits at September 30, 1997. The percentage of non-interest bearing deposits has a positive impact on Meigs County Bancshares' net interest margin.

Net interest margin, the ratio of net interest income to average earning assets, for the nine months ended September 30, 1998, increased to 5.24%, an increase of 14 basis points from

September 30, 1997. The increase in net interest margin in 1998 is a result of the higher percentage of assets invested in loans, which are the highest yielding assets held by Meigs County Bancshares.

Net interest spread, the difference between the yield on earning assets and the rate paid on interest bearing liabilities, was 4.78% for the nine months ended September 30, 1998, an increase from September 30, 1997 of 21 basis points.

Interest Rate Sensitivity. At September 30, 1998 Meigs County Bancshares' one year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was (6.94%), i.e. more of Meigs County Bancshares' liabilities than assets re-price within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income.

The following table details Meigs County Bancshares' interest rate sensitivity position at various time intervals as of September 30, 1998:

                                                       SEPTEMBER 30, 1998
                              ---------------------------------------------------------------------
                              WITHIN    THREE TO    MORE THAN      MORE THAN      OVER
                               THREE     TWELVE    ONE YEAR TO    THREE YEARS     FIVE
                              MONTHS     MONTHS    THREE YEARS   TO FIVE YEARS    YEARS     TOTAL
                              -------   --------   -----------   -------------   -------   --------
                                                     (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
Loans Receivable............  $15,834   $ 15,290     $25,897        $19,189      $ 3,843   $ 80,053
Investment Securities
  (Market Value)............    2,837        437       2,691          2,934        3,711     12,610
Federal Funds Sold..........    9,690         --          --             --           --      9,690
Interest bearing deposits at
  other banks...............       44         --          --             --           --         44
                              -------   --------     -------        -------      -------   --------
         TOTAL INTEREST
           EARNING ASSETS...  $28,405   $ 15,727     $28,588        $22,123      $ 7,554   $102,397
                              =======   ========     =======        =======      =======   ========
INTEREST-BEARING
  LIABILITIES:
Deposits:
  Interest-bearing demand...  $ 2,577   $  6,442     $10,307        $ 3,865      $ 2,577   $ 25,768
  Now Accounts..............      654      1,635       2,615            981          654      6,539
  Savings Accounts..........      714      1,785       2,856          1,071          714      7,140
  Money market Deposit
    Accounts................       89        222         355            133           89        888
  Certificates of Deposit...    8,637     29,021      11,703          1,869           --     51,230
                              -------   --------     -------        -------      -------   --------
         TOTAL INTEREST-
           BEARING
           LIABILITIES......  $12,671   $ 39,105     $27,836        $ 7,919      $ 4,034   $ 91,565
                              =======   ========     =======        =======      =======   ========
Excess (deficiency) of
  interest-earning assets
  over interest-bearing
  liabilities...............  $15,734   $(23,378)    $   752        $14,204      $ 3,520   $ 10,832
Cumulative excess
  (deficiency) of interest-
  earning assets over
  interest-bearing
  liabilities...............   15,734     (7,644)     (6,892)         7,312       10,832     21,664
Cumulative excess
  (deficiency) of interest-
  earning assets over
  interest-bearing
  liabilities as a percent
  of total assets...........    14.21%     (6.90)%     (6.23)%         6.60%        9.78%     19.57%

Provision for Possible Loan Losses. As of September 30, 1998, the provision for possible loan losses totaled $333,000 compared to $209,000 for the same nine-month period in 1997. The increase in the provision in the nine months ended September 30, 1998 funded an increase in the level of the reserve necessitated by the increase in the volume of loans.

Non-Interest Income. Non-interest income for the nine-month period ended September 30, 1998 totaled $804,000 compared to $690,000 for the same period in 1997. The increase resulted from a gain on the sale of some government guaranteed loans.

Non-Interest Expense. For the nine-month period ended September 30, 1998, total non-interest expenses increased $262,000 or 10.2% from the same period in 1997. The increase resulted from the remodeling of the main office facilities and employee salaries and benefits.

Income Taxes. Meigs County Bancshares' effective tax rate was 33.1% for the nine month period ended September 30, 1998 compared to 31.9% for the same period in 1997. The effective tax rate is less than the highest statutory rate primarily because of the receipt of tax-free income from municipal investments.

ANALYSIS OF FINANCIAL CONDITIONS

Investment Securities. Average investment and mortgage-back securities for the nine months ended September 30, 1998 were $14,500,000 or 15% of average earning assets. Total investment securities at September 30, 1998 were $12,666,000 including gross unrealized gains of $134,445 and gross unrealized losses of $1,003. At September 30, 1998, 75% of investment securities were classified as available for sale and 25% are classified as held to maturity. The composition of the portfolio, effectively managed, limits Meigs County Bancshares' exposure to changes in interest rates and economic conditions as they occur.

Securities Portfolio. The carrying amount of securities as of September 30, 1998 is included with the Securities Portfolio table in the year end comparison subsection above.

Loans and Non-Performing Assets. The loan portfolio is the largest component of Meigs County Bancshares' earning assets. For the nine months ended September 30, 1998, average loans outstanding were $75,148,000 compared to $60,413,000 for the same period in 1997. The amount of loans outstanding according to type of loan as of September 30, 1998 is included in the Loan Portfolio Composition table in the year end comparison subsection above.

The largest segment of Meigs County Bancshares' loan portfolio is real estate loans that represent approximately 56.4% of net loans as of September 30, 1998. As of September 30, 1997, real estate loans comprised 58.2% of net loans.

Non-accrual loans are loans as to which the accrual of interest income has been discontinued and previously accrued interest has been reversed, because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

Allowance for Loan Losses. The loan loss experience for the nine months ended September 30, 1998 and the three years ended December 31, 1997 is summarized in the Allowance for Loan Losses table in the year end comparison subsection above.

At September 30, 1998 the allowance for possible loan losses was $918,000 as compared to $791,000 at September 30, 1997. The allowance as a percent of loans outstanding was 1.15% and 1.19% as of September 30, 1998 and 1997, respectively. For the nine-month period ending September 30, 1998, charge-offs exceeded recoveries by $279,000.

Deposits. Total deposits at September 30, 1998 were $101,340,000 which is $14,737,000 or 17% higher than at September 30, 1997.

Time deposits of $100,000 or more were $12,527,000 at September 30, 1998. These deposits consist primarily of deposits from local customers with which Meigs County

Bancshares has other banking relationships. Meigs County Bancshares had no brokered deposits at September 30, 1998.

Deposit Average Balances and Rates. The average daily amount of deposits and rates paid on such deposits as of September 30, 1998 are included with the Deposit Average Balances and Rates table in the year end comparison subsection above.

Maturities of Time Deposits of $100,000 or more. The maturities of time deposits of $100,000 or more as of September 30, 1998 are included with the Maturities of Time Deposits of $100,000 or More table in the year end comparison subsection above.

Liquidity. Liquidity is the ability of Meigs County Bancshares to fund the needs of its borrowers, depositors and creditors. Meigs County Bancshares' management maintains a strategy that provides adequate liquidity and manages interest rate risk. Meigs County Bancshares' liquidity sources, including cash flows from sales, maturities and paydowns of loans and investment securities, federal funds purchased, securities sold under agreements to repurchase and a base of core deposits, are considered adequate to meet liquidity needs for normal operations.

Capital Resources. Meigs County Bancshares is required to comply with the risk-based capital guidelines adopted by the FDIC. Those guidelines apply weighing factors, which vary according to the level of risk associated with each asset category. As of September 30, 1998, Meigs County Bancshares exceeds all minimum capital ratios. Meigs County Bancshares' consolidated regulatory capital ratios as of September 30, 1998 are included with the Capital Resources table in the year end comparison subsection above.

                   INFORMATION ABOUT MEIGS COUNTY BANCSHARES

Meigs County Bancshares is a bank holding company organized under the laws of the state of Tennessee with its principal executive office located in Decatur, Tennessee. Meigs County Bancshares operates principally through Meigs County Bank, which is a state-chartered commercial bank and which provides a range of consumer and commercial banking services through five offices in Meigs, Hamilton, and McMinn counties in eastern Tennessee. At September 30, 1998, Meigs County Bancshares had total consolidated assets of approximately $ 110.7 million, total consolidated deposits of approximately $101.3 million, and total consolidated stockholders' equity of approximately $7.0 million. Meigs County Bancshares' principal executive office is located at 116 N. Main Street, Decatur, Tennessee, 37322 and its telephone number at such address is (423) 334-3622.

BUSINESS AND PROPERTIES

Meigs County Bancshares has four banking facilities in Meigs County and one office each in Hamilton and McMinn counties. All properties are owned by Meigs County Bank.

The main office facility in Decatur is a 13,870 square foot building located at 116 North Main Street. A significant addition and remodeling project was completed in 1997. A new facility is under construction at the Highway 304, Ten Mile location, and should be completed by November 1998. The new 1,600 square foot building replaces an outdated building and should enhance growth at that office. The Georgetown office, located on Highway 60, serves southern Meigs and parts of Bradley and Hamilton counties. The 3,300 square foot building was constructed in 1983. This facility also houses the Georgetown United States Post Office as a tenant. The fourth Meigs County location, a drive-up teller facility located on Highway 58, was built in 1995. The Ooltewah office, located at 9231 Lee Highway, serves a rapidly growing area of Hamilton County. The 2,500 square foot facility was constructed in 1989 and bank management anticipates the need for an expansion to accommodate the business growth of this office. The Athens office at 1117 S. Congress Parkway serves the McMinn County market. The 3,500 square foot building opened in 1996.

All the above facilities are in excellent condition and should provide for ample growth with the one exception noted.

COMPETITION

Meigs County Bancshares encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, credit unions, other financial institutions, and financial intermediaries that operate in Meigs County Bancshares' market area. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Meigs County Bank also competes for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short term obligations. Many of these competitors have greater financial resources than Meigs County Bank. At September 30, 1998, there were approximately 16 commercial banks, 2 savings banks, and 23 credit unions competing with Meigs County Bank in the Bank's three-county market area.

LEGAL PROCEEDINGS

Meigs County Bancshares and Meigs County Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

The following table presents information about the directors and executive officers of Meigs County Bancshares and Meigs County Bank. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of Meigs County Bancshares common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date. The shares of Meigs County Bancshares which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

                       PRESENT OCCUPATION    POSITION AND     DIRECTOR OR     NUMBER OF SHARES
                         AND PRINCIPAL       OFFICES HELD      EXECUTIVE     BENEFICIALLY OWNED
                         OCCUPATION FOR        WITH MCB         OFFICER      AT THE RECORD DATE
NAME                    LAST FIVE YEARS        AND BANK          SINCE      AND PERCENT OF CLASS
----                   ------------------  -----------------  -----------   --------------------
F. Stephen Miller      Meigs County Bank   President/CEO-        1973        210,878(1)    76.5%
                                           Bank
                                           Director-Bank
                                           Pres/Director-
                                           MCB

William M. Buchanan    Volunteer Electric  Chairman of           1976         32,262(2)    12.5
                       Coop.               Board-Bank
                       General Manager     Director-MCB

Patsy Hayes            Meigs County Bank   SVP/Cashier-Bank      1984          1,518(3)      .6
                                           Secretary-Bank
                                           Sec/Treas-MCB

C.E. Rockholt, Sr.     Retired             Director-MCB          1973          2,472        1.0
                                           Director-Bank

Jerry D. Smith         Meigs County Bank   Senior Vice           1995          2,807(3)     1.1
                                           President-Bank

Jerry L. Grisham       G&P Office          Director-Bank         1994            500         .2
                       Machines
                       Owner

William Inman          TN Dept. of         Director-Bank         1994            500         .2
                       Agriculture
                       Farmer

Carlton L. Norris      Piedmont, Olsen,    Director-Bank         1996            500         .2
                       Hensley
                       Executive Vice
                       President

George Tuell           Meigs County Bank   Senior Vice           1997          1,009(3)      .4
                                           President-Bank
Virginia Kibble        Meigs County Bank   SVP/CFO-Bank          1995            316(3)      .1
Sidney W. Breaux       Meigs County Bank   Executive Vice        1989            922(3)      .4
                                           President-Bank

-------------------------

(1) Includes 17,530 options exercisable within 60 days and 13,895 shares held in the Meigs County Bancshares Employee Stock Ownership Plan, as to which Mr. Miller shares voting rights.

(2) Includes 13,895 shares held in the Meigs County Bancshares Employee Stock Ownership Plan, as to which Mr. Buchanan shares voting rights.

(3) Includes shares held in the Meigs County Bancshares Employee Stock Ownership Plan as to which the individual has the right to vote on the Merger.

TRANSACTIONS WITH MANAGEMENT

In the ordinary course of business, Meigs County Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of September 30, 1998, were approximately $903,000.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Meigs County Bancshares common stock, as of the record date.

                                       NAME AND ADDRESS          AMOUNT AND NATURE      PERCENT OF
TITLE OF CLASS                        OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP     CLASS(1)
--------------                        -------------------       --------------------    ----------
MCB Common Stock...............  F. Stephen Miller                    210,878(2)(4)       76.49%
                                 P.O. Box 56
                                 Decatur, TN 37322

MCB Common Stock...............  William M. Buchanan                   32,262(3)          12.50
                                 P.O. Box 55
                                 Decatur, TN 37322

MCB Common Stock...............  Rachel D. Culvahouse                  17,240              6.68
                                 P.O. Box 146
                                 Decatur, TN 37322

MCB Common Stock...............  Meigs County Bancshares, Inc.         13,895(4)           5.38
                                 Employee Stock
                                 Ownership Plan
                                 116 North Main Street
                                 Decatur, TN 37322

-------------------------

(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Securities Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest. The shares of Meigs County Bancshares Common Stock issuable upon exercise of outstanding options held by a person are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

(2) Includes 179,453 shares owned directly, 17,530 options exercisable within 60 days granted under the terms of a formal stock option plan, and 13,895 shares held in the Meigs County Bancshares ESOP, over which Mr. Miller shares voting rights.

(3) Includes 18,367 shares owned directly and 13,895 shares held in the Meigs County Bancshares ESOP, over which Mr. Buchanan shares voting rights.

(4) F. Stephen Miller and William M. Buchanan, Trustees of Meigs County Bancshares ESOP may vote in such a manner as they shall determine in their sole discretion. In the case of a vote concerning a merger, takeover, recapitalization, and similar issues, the ESOP Trustees must pass voting rights to the ESOP participants.

                           INFORMATION ABOUT REGIONS

GENERAL

Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 713 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of September 30, 1998. At that date, Regions had total consolidated assets of approximately $35.1 billion, total consolidated deposits of approximately $27.2 billion, and total consolidated stockholders' equity of approximately $3.0 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."

RECENT DEVELOPMENTS

Since December 31, 1997, and as of the date of this Proxy Statement-Prospectus, Regions has completed the acquisitions of eleven financial institutions (the "Recently Completed Acquisitions") and has entered into definitive agreements to acquire four financial institutions in addition to the Merger (the "Other Pending Acquisitions"). Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                      CONSIDERATION
                                                 -----------------------
                                       APPROXIMATE
                                 ------------------------                 ACCOUNTING
INSTITUTION                      ASSET SIZE(1)   VALUE(1)       TYPE      TREATMENT
-----------                      -------------   --------   ------------  ----------
                                      (IN MILLIONS)
RECENTLY COMPLETED
  ACQUISITIONS:
Greenville Financial
  Corporation, located in
  Greenville, South Carolina...     $  134        $   34    Regions       Pooling of
                                                            Common Stock  Interests

                                                      CONSIDERATION
                                                 -----------------------
                                       APPROXIMATE
                                 ------------------------                 ACCOUNTING
INSTITUTION                      ASSET SIZE(1)   VALUE(1)       TYPE      TREATMENT
-----------                      -------------   --------   ------------  ----------
                                      (IN MILLIONS)
PALFED, Inc., located in Aiken,
  South Carolina...............     $  665        $  145    Regions       Pooling of
                                                            Common Stock  Interests
First United Bancorporation,
  located in Anderson, South
  Carolina.....................        292            80    Regions       Pooling of
                                                            Common Stock  Interests
St. Mary Holding Corporation,
  located in Franklin,
  Louisiana....................        113            31    Regions       Pooling of
                                                            Common Stock  Interests
Key Florida Bancorp, Inc.,
  located in Bradenton,
  Florida......................        212            39    Regions       Pooling of
                                                            Common Stock  Interests
First State Corporation,
  located in Albany, Georgia...        540           161    Regions       Pooling of
                                                            Common Stock  Interests
First Commercial Corporation,
  located in Little Rock,
  Arkansas.....................      7,382         2,597    Regions       Pooling of
                                                            Common Stock  Interests
Village Bankshares, Inc.
  located in Tampa, Florida....        211            46    Regions       Pooling of
                                                            Common Stock  Interests
Jacobs Bank, located in
  Scottsboro, Alabama..........        186            47    Regions       Pooling of
                                                            Common Stock  Interests
Etowah Bank, located in Canton,
  Georgia......................        409            99    Regions       Pooling of
                                                            Common Stock  Interests
First Community Banking
  Services, Inc., located in
  Peachtree City, Georgia......        125            30    Regions       Pooling of
                                                            Common Stock  Interests
OTHER PENDING ACQUISITIONS:
VB&T Bancshares Corporation,
  located in Valdosta,
  Georgia......................         75            18    Regions       Pooling of
                                                            Common Stock  Interests
Bullsboro BancShares, Inc.,
  located in Newman, Georgia...        108            36    Regions       Pooling of
                                                            Common Stock  Interests

                                                      CONSIDERATION
                                                 -----------------------
                                       APPROXIMATE
                                 ------------------------                 ACCOUNTING
INSTITUTION                      ASSET SIZE(1)   VALUE(1)       TYPE      TREATMENT
-----------                      -------------   --------   ------------  ----------
                                      (IN MILLIONS)
St. James Bancorporation, Inc.,
  located in Lutcher,
  Louisiana....................     $  152        $   43    Regions       Purchase
                                                            Common Stock
Arkansas Banking Company,
  located in Jonesboro,
  Arkansas.....................        343            64    Regions       Purchase
                                                            Common Stock

-------------------------

(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies and approval of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

If the Other Pending Acquisitions and the Merger had been consummated on September 30, 1998, as of that date Regions' total consolidated assets would have been increased by approximately $751 million to approximately $35.8 billion; its total consolidated deposits would have increased by approximately $696 million to approximately $27.9 billion; and its total consolidated stockholders' equity would have increased by approximately $26 million to approximately $3.0 billion.

The First Commercial Acquisition. On July 31, 1998, Regions completed a business combination with First Commercial Corporation, Little Rock, Arkansas. Additional information concerning this business combination is included in Regions' current reports on Form 8-K, dated as of February 8, 1998, July 31, 1998, and November 6, 1998. Such current reports are incorporated in this Proxy Statement-Prospectus by reference. See "Where You Can Find More Information."

Regions accounted for the First Commercial Acquisition as a pooling of interests. All historical financial information of Regions presented in this Proxy Statement-Prospectus has been restated to reflect Regions' business combination with First Commercial Corporation and other significant business combinations consummated in the first quarter of 1998, which were accounted for as poolings of interests. Supplemental historical consolidated financial statements of Regions giving effect to such poolings-of-interests combinations are included in Regions' Current Report on Form 8-K dated November 6, 1998. See "Where You Can Find More Information."

                           SUPERVISION AND REGULATION

The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Meigs County Bancshares. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "Where You Can Find More Information."

GENERAL

Regions and Meigs County Bancshares are both bank holding companies registered with the Federal Reserve Board under the Bank Holding Company Act. As such, Regions and Meigs County Bancshares and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

The Bank Holding Company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") permits any bank holding company located in Alabama to acquire a bank located in any other state, and any bank holding company located outside Alabama to acquire any Alabama-based bank, regardless of state law to the contrary, subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states, unless a state "opted out" and prohibited interstate branching altogether. None of the states in which the banking subsidiaries of Regions or Meigs County Bancshares are located has "opted out." Accordingly, Regions has the ability to consolidate all of its bank subsidiaries into a single bank with interstate branches.

The Bank Holding Company Act generally prohibits Regions and Meigs County Bancshares from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

Each of the subsidiary depository institutions of Regions and Meigs County Bancshares is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and Meigs County Bancshares (the FDIC and the applicable state authority) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

Regions and Meigs County Bancshares are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and Meigs County Bancshares, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and Meigs County Bancshares, as well as by Regions and Meigs County Bancshares to their stockholders.

As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator.

If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

At September 30, 1998, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and Meigs County Bancshares, without obtaining governmental approvals, could declare aggregate dividends to Regions and Meigs County Bancshares of approximately $252 million and $1.2 million respectively.

The payment of dividends by Regions and Meigs County Bancshares and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

Regions, Meigs County Bancshares, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve Board in the case of Regions and Meigs County Bancshares and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve Board: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1998, Regions' consolidated Total Capital Ratio was 11.84% and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) was 10.64%, and Meigs County Bancshares' consolidated Total Capital Ratio was 11.57% and its Tier 1 Capital Ratio was 10.37%.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. At September 30, 1998 Regions' Leverage Ratio was 7.84% and Meigs County Bancshares' Leverage Ratio was 7.28%.

Each of Regions' and Meigs County Bancshares' subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve Board. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1998. Neither Regions, Meigs County Bancshares, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

The Federal Reserve Board, the Office of the Comptroller of the Currency, and the FDIC also have adopted regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

PROMPT CORRECTIVE ACTION

Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

At September 30, 1998, all of the subsidiary depository institutions of Regions and Meigs County Bancshares had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

The FDIC currently uses risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                      DESCRIPTION OF REGIONS COMMON STOCK

Regions is authorized to issue 500,000,000 shares of Regions common stock, of which 221,111,474 shares were issued at September 30, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized.

Holders of Regions common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1998, under such requirements and guidelines, Regions' subsidiary institutions had $252 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation -- Payment of Dividends."

For a further description of Regions common stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

Regions expects to hold its next annual meeting of stockholders after the Merger during May 1999. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices within a reasonable time prior to the mailing of Regions' 1999 annual meeting proxy statement, for consideration by Regions for possible inclusion in such proxy statement.

                                    EXPERTS

The consolidated financial statements and the supplemental consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their reports thereon which are included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997 and in its current report on Form 8-K dated November 6, 1998. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their reports given on their authority as experts in accounting and auditing.

The consolidated financial statements of Meigs County Bancshares, included in this Registration Statement, have been audited by Hazlett, Lewis & Bieter, PLLC, independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Hazlett, Lewis & Bieter, PLLC have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

The legality of the shares of Regions common stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of November 27, 1998, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 238,236 shares of Regions common stock.

Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                      WHERE YOU CAN FIND MORE INFORMATION

Regions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regions files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

Regions filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Regions common stock to be issued to Meigs County Bancshares stockholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of Regions. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in Regions' Registration Statement or the exhibits to that Registration Statement.

SEC regulations allow Regions to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that Regions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in this Proxy Statement-Prospectus or in later filed documents incorporated by reference in this Proxy Statement-Prospectus.

This Proxy Statement-Prospectus incorporates by reference the documents set forth below that Regions has previously filed with the SEC. These documents contain important information about Regions and its finances. Some of these filings have been amended by later filings, which are also listed.

REGIONS SEC FILINGS (FILE NO. 0-6159)   PERIOD/AS OF DATE
Annual Report on Form 10-K............  Year ended December 31, 1997
Quarterly Reports on Form 10-Q........  Quarters ended March 31, June 30, and
                                          September 30, 1998,
Current Reports on Form 8-K...........  February 8, 1998; July 31, 1998;
                                          November 6, 1998

Regions also incorporates by reference additional documents that may be filed with the SEC between the date of this Proxy Statement-Prospectus and the consummation of the Merger or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Regions has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to Regions, and Meigs County Bancshares has supplied all such information relating to Meigs County Bancshares.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regions, the SEC or the SEC's Internet web site as described above.

Documents incorporated by reference are available from Regions without charge, excluding all exhibits, except that if Regions has specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus, the exhibit will also be available without charge. Stockholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from Regions at the following address:

    Regions Financial Corporation
    417 North 20th Street
    Birmingham, AL 35203

     Attention: Shareholder Relations

     Telephone: (205) 326-7090

You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated December 1, 1998. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement-Prospectus to stockholders nor the issuance of Regions common stock in the Merger creates any implication to the contrary.

             INDEX TO MEIGS COUNTY BANCSHARES FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----

Independent Auditor's Report................................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1997, 1996, and 1995.........................   F-4
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996, and 1995.....   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996, and 1995.........................   F-6
Notes to Consolidated Financial Statements..................   F-8
Consolidated Balance Sheets as of September 30, 1998 and
  1997 (Unaudited)..........................................  F-18
Consolidated Statements of Income for the the Nine Months
  Ended September 30, 1998 and 1997 (Unaudited).............  F-19
Consolidated Statements of Changes in Stockholders' Equity
  for the Nine Months Ended September 30, 1998 and 1997
  (Unaudited)...............................................  F-20
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1998 and 1997 (Unaudited).............  F-21
Notes to Unaudited Consolidated Interim Financial
  Statements................................................  F-22

                   [HAZLETT, LEWIS & BIETER, PLLC LETTERHEAD]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
Meigs County Bancshares, Inc.
Decatur, Tennessee

  We have audited the accompanying consolidated balance sheets of Meigs County Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements mentioned above present fairly, in all material respects, the financial position of Meigs County Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                           /s/ HAZLETT, LEWIS & BIETER, PLLC

Chattanooga,Tennessee
January 21, 1998

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                           1997          1996
                                                        -----------   -----------
                                     ASSETS
Cash and due from banks...............................  $ 4,610,681   $ 4,655,040
Federal funds sold....................................    2,000,000     3,050,000
Securities available for sale (Note 2)................   11,516,701    12,070,756
Securities held to maturity (Note 2)..................    4,773,331     5,220,233
Loans, net of unearned interest and allowance for loan
  losses (Note 3).....................................   69,655,081    56,123,000
Premises and equipment (Note 4).......................    3,281,957     2,382,970
Accrued interest receivable...........................      793,918       725,423
Other assets..........................................    1,237,174       919,447
                                                        -----------   -----------
          Total assets................................  $97,868,843   $85,146,869
                                                        ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
Noninterest-bearing demand deposits...................  $ 8,327,362   $ 7,939,825
Interest-bearing demand deposits......................   21,118,387    13,314,380
NOW accounts..........................................    6,708,653     6,063,812
Money market accounts.................................      998,513     1,430,560
Savings accounts......................................    6,408,723     6,311,159
Time deposits.........................................   46,034,990    42,580,517
                                                        -----------   -----------
          Total deposits..............................   89,596,628    77,640,253
Note payable and line of credit (Note 9)..............    1,157,181     1,474,181
Accrued interest payable..............................      423,697       375,619
Securities sold under repurchase agreements...........           --       264,201
Other liabilities.....................................      639,861       559,526
                                                        -----------   -----------
          Total liabilities...........................   91,817,367    80,313,780
                                                        -----------   -----------
STOCKHOLDERS' EQUITY (NOTE 9):
Common stock, no par value; 1,000,000 shares
  authorized; outstanding 258,179 shares in 1997 and
  257,679 shares in 1996..............................      258,179       257,679
Additional paid-in capital............................    1,163,390     1,155,140
Retained earnings.....................................    4,628,480     3,533,555
Net unrealized gain (loss) on securities available for
  sale, net of tax....................................        1,427      (113,285)
                                                        -----------   -----------
          Total stockholders' equity..................    6,051,476     4,833,089
                                                        -----------   -----------
          Total liabilities and stockholders'
             equity...................................  $97,868,843   $85,146,869
                                                        ===========   ===========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                  1997         1996         1995
                                               ----------   ----------   ----------
INTEREST INCOME
  Loans......................................  $6,898,983   $5,665,152   $5,009,947
  Securities.................................   1,062,468    1,077,204      710,347
  Federal funds sold.........................     260,118       96,663      205,706
  Deposits in banks..........................       6,541        2,947        2,606
                                               ----------   ----------   ----------
                                                8,228,110    6,841,966    5,928,606
INTEREST EXPENSE.............................   3,850,808    3,105,562    2,547,893
                                               ----------   ----------   ----------
  Net interest income........................   4,377,302    3,736,404    3,380,713
Provision for loan losses (Note 3)...........     304,434      219,793      213,304
                                               ----------   ----------   ----------
  Net interest income after provision for
     loan losses.............................   4,072,868    3,516,611    3,167,409
                                               ----------   ----------   ----------
NONINTEREST INCOME
  Service charges, fees, and commissions.....     731,582      670,381      538,594
  Net realized gains (losses) on
     securities..............................        (958)       6,065        5,725
  Other income...............................     375,245      335,960      551,609
                                               ----------   ----------   ----------
                                                1,105,869    1,012,406    1,095,928
                                               ----------   ----------   ----------
NONINTEREST EXPENSES
  Salaries and employee benefits.............   1,922,823    1,737,990    1,556,287
  Occupancy expenses.........................     239,510      228,638      173,682
  Other operating expenses...................   1,421,801    1,239,576    1,314,039
                                               ----------   ----------   ----------
                                                3,584,134    3,206,204    3,044,008
                                               ----------   ----------   ----------
  Income before income taxes.................   1,594,603    1,322,813    1,219,329
Income taxes (Note 5)........................     499,678      362,207      412,792
                                               ----------   ----------   ----------
          Net income.........................  $1,094,925   $  960,606   $  806,537
                                               ==========   ==========   ==========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                 NET
                                                                             UNREALIZED
                                                                             GAIN (LOSS)
                                                 ADDITIONAL                 ON SECURITIES
                                       COMMON      PAID-IN      RETAINED      AVAILABLE
                           TOTAL       STOCK       CAPITAL      EARNINGS      FOR SALE
                         ----------   --------   -----------   ----------   -------------
BALANCE, December 31,
  1994.................  $4,194,332   $349,630   $ 2,254,043   $1,766,412     $(175,753)
  Redemption of 92,951
     shares of common
     stock.............  (1,208,354)   (92,951)   (1,115,403)          --            --
  Net income...........     806,537         --            --      806,537            --
  Net changes in
     unrealized gain
     (loss) on
     securities
     available for
     sale..............     200,894         --            --           --       200,894
                         ----------   --------   -----------   ----------     ---------
BALANCE, December 31,
  1995.................  $3,993,409   $256,679   $ 1,138,640   $2,572,949     $  25,141
  Issuance of common
     stock.............      17,500      1,000        16,500           --            --
  Net income...........     960,606         --            --      960,606            --
  Net changes in
     unrealized gain
     (loss) on
     securities
     available for
     sale..............    (138,426)        --            --           --      (138,426)
                         ----------   --------   -----------   ----------     ---------
BALANCE, December 31,
  1996.................   4,833,089    257,679     1,155,140    3,533,555      (113,285)
  Issuance of common
     stock.............       8,750        500         8,250           --            --
  Net income...........   1,094,925         --            --    1,094,925            --
  Net changes in
     unrealized gain
     (loss) on
     securities
     available for
     sale..............     114,712         --            --           --       114,712
                         ----------   --------   -----------   ----------     ---------
BALANCE, December 31,
  1997.................  $6,051,476   $258,179   $ 1,163,390   $4,628,480     $   1,427
                         ==========   ========   ===========   ==========     =========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                              1997           1996          1995
                                          ------------   ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................  $  1,094,925   $    960,606   $   806,537
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation.......................       261,095        245,308       191,698
     Provision for loan losses..........       304,434        219,793       213,304
     Deferred income taxes..............       (48,322)       (66,393)      (27,008)
     Net realized (gains) losses........        25,929         (9,056)      (15,025)
     Changes in other operating assets
       and liabilities:
       Accrued interest receivable......       (68,495)      (112,658)     (137,627)
       Accrued interest payable.........        48,078         43,007       146,985
       Other assets and liabilities.....      (197,283)       (50,529)      173,145
                                          ------------   ------------   -----------
          Net cash provided by operating
             activities.................     1,420,361      1,230,078     1,352,009
                                          ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for
     sale...............................    (2,927,458)    (8,474,455)   (7,346,877)
  Purchase of securities held to
     maturity...........................      (970,933)    (2,624,626)   (2,329,100)
  Proceeds from security transactions:
     Securities available for sale......     3,737,299      7,802,375     3,758,511
     Securities held to maturity........     1,300,354      1,172,594     1,653,903
  Net increase in loans.................   (13,958,966)   (10,007,018)   (3,586,038)
  Proceeds from sale of foreclosed real
     estate.............................       133,000         45,000        41,853
  Purchase of premises and equipment,
     net................................    (1,160,082)      (486,656)     (586,011)
                                          ------------   ------------   -----------
          Net cash used in investing
             activities.................   (13,846,786)   (12,572,786)   (8,393,759)
                                          ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits..............    11,956,375     14,959,820     8,377,343
  Principal advances under line of
     credit.............................        40,000        175,000     1,219,181
  Principal payments on note payable and
     line of credit.....................      (357,000)      (428,000)     (337,000)
  Issuance of common stock..............         8,750         17,500            --
  Redemption of common stock............            --             --    (1,208,354)
  Net change in securities sold under
     repurchase agreements..............      (264,201)       264,201            --
                                          ------------   ------------   -----------
          Net cash provided by financing
             activities.................    11,383,924     14,988,521     8,051,170
                                          ------------   ------------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................    (1,042,501)     3,645,813     1,009,420

                                              1997           1996          1995
                                          ------------   ------------   -----------
CASH AND CASH EQUIVALENTS, beginning of
  year..................................     7,705,040      4,059,227     3,049,807
                                          ------------   ------------   -----------
CASH AND CASH EQUIVALENTS, end of
  year..................................  $  6,662,539   $  7,705,040   $ 4,059,227
                                          ============   ============   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Cash paid during the year for:
     Interest...........................  $  3,802,730   $  3,062,847   $ 2,400,908
     Income taxes.......................       487,514        447,665       367,945
                                          ============   ============   ===========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with generally accepted accounting principles and practices within the banking industry. The policies that materially affect financial position and results of operations are summarized as follows:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Meigs County Bank (Bank) and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

The Bank provides a variety of financial services through its branches located in Meigs County, McMinn County, and Hamilton County, Tennessee. The Bank's primary deposit products are demand deposits, savings accounts, and certificates of deposit. Its primary lending products are commercial business loans, real estate loans, and installment loans.

Meigs County Bank also owns all of the outstanding common stock of Credit Source, Inc., a finance company located in Decatur, Tennessee. Its primary lending product is consumer loans.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

SECURITIES HELD TO MATURITY

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as securities held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS

Loans are stated at unpaid principal balances, less the allowance for loan losses and unearned interest.

Unearned interest on installment loans is recognized as income over the term of the loans using the sum-of-the-months-digits method which approximates the interest method.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed primarily on the straight-line depreciation method for financial statement purposes. Premises are depreciated over 10 to 40 years and furniture, fixtures, and equipment are depreciated over 3 to 10 years.

Additions and major renewals and betterments are capitalized and depreciated over their estimated useful lives. Repairs, maintenance, and minor renewals are charged to operating expense as incurred. When property is replaced or otherwise disposed of, the cost of such assets and the related accumulated depreciation are removed from the accounts. The gain or loss, if any, is recorded in the statement of income.

DEFERRED INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

RECLASSIFICATIONS

Certain amounts have been reclassified in the 1996 financial statements in order to conform to the 1997 presentation.

NOTE 2.  SECURITIES

Securities have been classified in the balance sheet according to management's intent as either securities held to maturity or securities available for sale.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

The amortized cost and approximate market value of securities at December 31, 1997 and 1996, are as follows:

                                                                1997
                                         ---------------------------------------------------
                                                         GROSS        GROSS
                                          AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                            COST         GAINS        LOSSES        VALUE
                                         -----------   ----------   ----------   -----------
SECURITIES AVAILABLE FOR SALE:
Securities of U.S Government agencies
  and corporations.....................  $ 6,940,132    $    --      $(31,968)   $ 6,908,164
Obligations of states and political
  subdivisions.........................    2,386,421     27,556            --      2,413,977
Mortgage-backed securities.............    1,678,254      6,715            --      1,684,969
Other securities.......................      509,591         --            --        509,591
                                         -----------    -------      --------    -----------
                                         $11,514,398    $34,271      $(31,968)   $11,516,701
                                         ===========    =======      ========    ===========
SECURITIES HELD TO MATURITY:
U.S. Government securities.............  $   499,216    $    --      $ (3,146)   $   496,070
Securities of U.S Government agencies
  and corporations.....................    1,549,912         --        (6,450)     1,543,462
Obligations of states and political
  sub-divisions........................    2,658,426     47,598            --      2,706,024
Mortgage-backed securities.............       65,777        819            --         66,596
                                         -----------    -------      --------    -----------
                                         $ 4,773,331    $48,417      $ (9,596)   $ 4,812,152
                                         ===========    =======      ========    ===========

                                                               1996
                                        ---------------------------------------------------
                                                        GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                           COST         GAINS        LOSSES        VALUE
                                        -----------   ----------   ----------   -----------
SECURITIES AVAILABLE FOR SALE:
Securities of U.S Government agencies
  and corporations....................  $ 8,166,183    $    --     $(142,042)   $ 8,024,141
Obligations of states and political
  subdivisions........................    2,395,077         --       (20,959)     2,374,118
Mortgage-backed securities............    1,231,622         --       (19,716)     1,211,906
Other securities......................      460,591         --            --        460,591
                                        -----------    -------     ---------    -----------
                                        $12,253,473         --     $(182,717)   $12,070,756
                                        ===========    =======     =========    ===========
SECURITIES HELD TO MATURITY:
U.S. Government securities............  $   365,558    $    --     $  (3,396)   $   362,162
Securities of U.S Government agencies
  and corporations....................    1,757,568         --       (16,591)     1,740,977
Obligations of states and political
  sub-divisions.......................    3,006,617     40,927       (24,314)     3,023,230
Mortgage-backed securities............       90,490      2,203            --         92,693
                                        -----------    -------     ---------    -----------
                                        $ 5,220,233    $43,130     $ (44,301)   $ 5,219,062
                                        ===========    =======     =========    ===========

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 1997, are as follows:

                                      SECURITIES AVAILABLE FOR SALE   SECURITIES HELD TO MATURITY
                                      -----------------------------   ---------------------------
                                        AMORTIZED        MARKET        AMORTIZED        MARKET
                                          COST            VALUE           COST          VALUE
                                      -------------   -------------   ------------   ------------
Due in one year or less.............   $   302,832     $   303,186     $1,044,220     $1,040,938
Due from one year to five years.....     4,348,577       4,338,727      1,177,537      1,188,528
Due from five years to ten years....     3,951,291       3,947,891      1,950,960      1,972,706
Due after ten years.................       723,853         732,337        534,837        543,384
Securities with no contractual
  maturity..........................       509,591         509,591             --             --
                                       -----------     -----------     ----------     ----------
                                         9,836,144       9,831,732      4,707,554      4,745,556
Mortgage-backed securities..........     1,678,254       1,684,969         65,777         66,596
                                       -----------     -----------     ----------     ----------
                                       $11,514,398     $11,516,701     $4,773,331     $4,812,152
                                       ===========     ===========     ==========     ==========

Proceeds from sales of securities were $1,719,688, $6,381,057, and $2,809,306 in 1997, 1996, and 1995, respectively. Gross gains of $4,763, $19,440, and $13,328 were realized in 1997, 1996, and 1995, respectively. Gross losses of $5,721, $13,375, and $7,603 were realized in 1997, 1996 and 1995, respectively.

Securities with a book value of approximately $4,142,000 at December 31, 1997, and $6,576,000 at December 31, 1996, were pledged to secure various deposits.

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of transactions in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995, is as follows:

                                                          1997       1996       1995
                                                        --------   --------   --------
Balance, beginning of year............................  $686,066   $568,892   $472,857
  Provision charged to operating expense..............   304,434    219,793    213,304
  Recoveries of loans charged off.....................    70,078     46,832     36,433
  Loans charged off...................................  (197,060)  (149,451)  (153,702)
                                                        --------   --------   --------
Balance, end of year..................................  $863,518   $686,066   $568,892
                                                        ========   ========   ========

At December 31, 1997 and 1996, the Bank's loans consist of the following (in thousands):

                                                               1997      1996
                                                              -------   -------
Real estate loans...........................................  $39,262   $30,264
Commercial and industrial loans.............................    8,979     7,872
Loans to individuals for household, family, and other
  consumer expenditures.....................................   18,527    14,900
Other.......................................................    4,388     3,866
                                                              -------   -------
          Total loans.......................................   71,156    56,902
Less -- Unearned interest and fees..........................     (637)      (93)
        Allowance for loan losses...........................     (864)     (686)
                                                              -------   -------
          Net loans.........................................  $69,655   $56,123
                                                              =======   =======

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

The Bank enters into transactions in the normal course of business with many of its directors, executive officers, their associates, and family members. Such transactions do not involve more than a normal risk of collectibility, nor do they present other unfavorable features. In the opinion of management, all of these transactions are consummated on substantially the same terms as comparable transactions with others. The Bank's directors, executive officers, their associates, and family members as of December 31, 1997 and 1996, had outstanding loan balances of $932,526 and $629,000, respectively.

At December 31, 1997 and 1996, loans that were specifically classified as impaired were insignificant in relation to the Bank's loan portfolio.

The Bank's only significant concentration of credit at December 31, 1997, occurred in real estate loans which totaled approximately $39,262,000. While real estate loans accounted for 55 percent of total loans, these loans were primarily residential development and construction loans, residential mortgage loans, commercial loans secured by commercial properties and consumer loans. Substantially all real estate loans are secured by properties located in Tennessee.

NOTE 4.  PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31, 1997 and 1996, is as follows:

                                                               1997          1996
                                                            -----------   -----------
Land......................................................  $   386,068   $   256,068
Buildings and leasehold improvements......................    2,750,336     2,041,610
Furniture, fixtures and equipment.........................    1,544,386     1,373,651
Construction in progress..................................       12,505       165,811
                                                            -----------   -----------
                                                              4,693,295     3,837,140
Accumulated depreciation..................................   (1,411,338)   (1,454,170)
                                                            -----------   -----------
                                                            $ 3,281,957   $ 2,382,970
                                                            ===========   ===========

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

NOTE 5.  INCOME TAXES

The Company files a consolidated federal income tax return with its subsidiaries. Under the Company's income tax allocation policy, the subsidiaries' allocated portion of the consolidated tax liability is computed as if the subsidiaries were reporting their income and expenses to the Internal Revenue Service as a separate entity. The provision for income taxes in the statements of income for the years ended December 31, 1997, 1996, and 1995, includes the following:

                                                          1997       1996       1995
                                                        --------   --------   --------
Taxes currently payable...............................  $548,000   $428,600   $439,800
Deferred income taxes related to:
  Provision for loan losses...........................   (36,300)   (41,500)   (36,500)
  Depreciation........................................     2,200     11,800     (1,300)
  Deferred compensation...............................   (16,500)   (31,200)     3,600
  Other...............................................     2,278     (5,493)     7,192
                                                        --------   --------   --------
Provision for income taxes............................  $499,678   $362,207   $412,792
                                                        ========   ========   ========

The provision for income taxes is different from the expected tax provision computed by multiplying income before income taxes by the statutory federal income tax rate. The reasons for this difference are as follows:

                                                      1997       1996       1995
                                                    --------   --------   --------
Expected tax at statutory rates, net of surtax
  exemption.......................................  $542,200   $449,800   $414,600
Increase (decrease) resulting from tax effect of:
  Tax-exempt interest on obligations of states and
     political subdivisions.......................   (70,100)   (76,300)   (37,400)
  State income taxes, net of federal income tax
     benefit......................................    62,600     55,700     53,400
  Other...........................................   (35,022)   (66,993)   (17,808)
                                                    --------   --------   --------
Provision for income taxes........................  $499,678   $362,207   $412,792
                                                    ========   ========   ========

As of December 31, 1997, deferred tax assets for deductible temporary differences totaled $313,944 and deferred tax liabilities for taxable temporary differences totaled $684,075.

NOTE 6.  LIQUIDITY AND CAPITAL RESOURCES

The Company's primary source of funds with which to pay principal and interest on its indebtedness is the receipt of dividends from its subsidiary bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. It is management's intention to limit the amount of dividends paid in order to maintain compliance with capital guidelines and to maintain a strong capital position in the Bank.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

NOTE 7.  EMPLOYEE STOCK OWNERSHIP PLAN

The Company has an Employee Stock Ownership Plan (ESOP) containing 401(k) provisions. The ESOP provides that employees meeting minimum eligibility and service requirements may participate and defer up to 15 percent of their annual compensation not to exceed the maximum contribution prescribed by the Internal Revenue Code. The plan provides that the Company will make matching contributions not to exceed certain compensation levels and may make discretionary contributions as determined by the Board of Directors. The Company's contribution under this plan was $73,121, $70,006, and $55,400 in 1997, 1996 and 1995, respectively.

NOTE 8.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include various commitments to extend credit and standby letters of credit. These instruments expose the Bank to varying degrees of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheet. To manage this risk, the Bank uses the same management policies and procedures for financial instruments with off-balance-sheet risk as it does for financial instruments whose risk is reflected on the balance sheet.

The credit risk of all financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, the Bank generally determines the need for specific covenant, guarantee, and collateral requirements on a case-by-case basis, depending on the customer's creditworthiness. The amount and type of collateral held to reduce credit risk vary, but may include real estate, machinery, equipment, inventory, and accounts receivable as well as cash on deposit, stocks, bonds, and other marketable securities that are generally held in the Bank's possession. This collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. The Bank requests additional collateral when appropriate.

At December 31, 1997, commitments under standby letters of credit and undisbursed loan commitments aggregated $6,416,810. The Bank's credit exposure for these financial instruments is represented by their contractual amounts. The Bank does not anticipate any material losses as a result of the commitments under standby letters of credit and undisbursed loan commitments.

NOTE 9.  NOTE PAYABLE AND LINE OF CREDIT

The Company has a note payable which bears interest at the lender's base rate less 0.5 percent. Interest is payable quarterly with minimum annual principal repayments of $160,348 until paid. The note is collateralized by the outstanding common stock of the Company's subsidiary bank. The balance outstanding at December 31, 1997, was $1,152,181.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

The Company also has a $100,000 open line of credit which bears interest at the lender's base rate and is extended until 2004. The balance outstanding at December 31, 1997, was $5,000.

The indebtedness referred to above is subject to the provisions of a term loan agreement which requires, among other things, the Company's subsidiary bank to maintain a minimum amount of equity capital. The Company was in compliance with all provisions of the loan agreement or had obtained appropriate waivers for noncompliance from the lender at December 31, 1997.

NOTE 10.  STOCK OPTIONS

The Company has a stock option plan under which certain key members of management have been granted options to purchase up to 45,580 shares of the Company's stock. The option price is $11.50 per share and the options expire in March 2003.

NOTE 11.  REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the Tennessee Department of Financial Institutions and the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Commissioner of the Tennessee Department of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's prompt corrective action category.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

The Bank's actual capital amounts and ratios are also presented in the table. Dollar amounts are presented in thousands.

                                                                           FOR CAPITAL
                                                                             ADEQUACY
                                                            ACTUAL           PURPOSES
                                                        --------------    --------------
                                                        AMOUNT   RATIO    AMOUNT   RATIO
                                                        ------   -----    ------   -----
AS OF DECEMBER 31, 1997:
Total capital (to risk-weighted assets)...............  $7,934   11.6%    $5,466    8.0%
Tier I capital (to risk-weighted assets)..............   7,104   10.4      2,733    4.0
Tier I capital (to average assets)....................   7,104    7.3      3,878    4.0
AS OF DECEMBER 31, 1996:
Total capital (to risk-weighted assets)...............  $7,089   12.6%    $4,509    8.0%
Tier I capital (to risk-weighted assets)..............   6,403   11.4      2,255    4.0
Tier I capital (to average assets)....................   6,403    7.6      3,353    4.0

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                           1998          1997
                                                       ------------   -----------
                                     ASSETS
Cash and due from banks..............................  $  3,624,881   $ 3,192,300
Interest bearing deposits at other banks.............        44,242        94,056
Federal funds sold...................................     9,690,000     2,880,000
Investment securities -- AFS.........................     9,268,177    12,625,857
Investment securities -- HTM.........................     3,397,619     5,777,989
Loans, net of unearned and allowance for loan
  losses.............................................    79,134,924    65,641,338
Premises and equipment...............................     3,520,685     3,098,988
Accrued interest receivable..........................       721,191       693,022
Other assets.........................................     1,304,218     1,094,589
                                                       ------------   -----------
          TOTAL ASSETS...............................  $110,705,937   $95,098,139
                                                       ============   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
Noninterest-bearing demand deposits..................  $  9,777,075   $ 9,795,928
Interest bearing demand deposits.....................    25,767,060    19,144,923
NOW accounts.........................................     6,537,833     4,169,393
Money market accounts................................       888,266     1,069,195
Savings accounts.....................................     7,139,563     6,410,204
Time deposits........................................    51,229,896    46,213,738
                                                       ------------   -----------
          Total Deposits.............................   101,339,693    86,803,381
Notes payable........................................     1,064,181     1,224,181
Accrued interest payable.............................       449,069       424,996
Securities sold under repurchase agreement...........            --       184,614
Other liabilities....................................       803,626       789,219
                                                       ------------   -----------
          Total Liabilities..........................   103,656,569    89,426,392
                                                       ------------   -----------
STOCKHOLDERS' EQUITY:
Common stock, no par value...........................       258,179       258,179
Additional paid in capital...........................     1,163,390     1,163,390
Retained earnings....................................     5,582,029     4,279,560
Net unrealized gain (loss) on securities available
  for sale, net of tax...............................        45,770       (29,382)
                                                       ------------   -----------
          Total stockholders' equity.................     7,049,368     5,671,747
                                                       ------------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS'
             EQUITY..................................  $110,705,937   $95,098,139
                                                       ============   ===========
Shares Outstanding...................................       258,179       258,179

           See notes to unaudited consolidated financial statements.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                             1998         1997
                                                          ----------   ----------
INTEREST INCOME
  Loans.................................................  $6,153,132   $4,971,858
  Securities............................................     610,174      829,651
  Federal funds sold....................................     280,952      204,136
  Deposits in banks.....................................       2,136        2,133
                                                          ----------   ----------
          TOTAL INTEREST INCOME.........................   7,046,394    6,007,778
INTEREST EXPENSE........................................   3,269,927    2,832,040
                                                          ----------   ----------
  Net Interest Income...................................   3,776,467    3,175,738
Provision for loan losses...............................     333,220      209,302
                                                          ----------   ----------
          NET INCOME AFTER PROVISION FOR LOAN LOSSES....   3,443,247    2,966,436
NONINTEREST INCOME
  Service charges, fees, and commissions................     552,402      515,677
  Net realized gains (losses) on securities.............         248       (1,540)
  Other income..........................................     251,455      175,118
                                                          ----------   ----------
          TOTAL NONINTEREST INCOME......................     804,105      689,255
                                                          ----------   ----------
NONINTEREST EXPENSES
  Salaries and employee benefits........................   1,612,179    1,420,992
  Occupancy expenses....................................     445,117      393,593
  Other operating expenses..............................     765,105      745,811
                                                          ----------   ----------
          TOTAL NONINTEREST EXPENSES....................   2,822,401    2,560,396
                                                          ----------   ----------
  Income Before Income Taxes............................   1,424,951    1,095,295
Income Taxes............................................     471,402      349,289
                                                          ----------   ----------
          NET INCOME....................................  $  953,549   $  746,006
                                                          ==========   ==========

           See notes to unaudited consolidated financial statements.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                                 NET
                                                                             UNREALIZED
                                                                             GAIN (LOSS)
                                                  ADDITIONAL                ON SECURITIES
                                        COMMON     PAID-IN      RETAINED      AVAILABLE
                            TOTAL       STOCK      CAPITAL      EARNINGS      FOR SALE
                          ----------   --------   ----------   ----------   -------------
BALANCE,
  DECEMBER 31, 1996.....  $4,833,089   $257,679   $1,155,140   $3,533,555     $(113,285)
  Issuance of Stock.....       8,750        500        8,250            0
  Net income............     746,006                              746,006            --
  Net changes in
     unrealized gain
     (loss) on
     securities
     available for
     sale...............      83,903         --           --           --        83,903
                          ----------   --------   ----------   ----------     ---------
BALANCE,
  SEPTEMBER 30, 1997....   5,671,748    258,179    1,163,390    4,279,561       (29,382)
  Net income............     348,919                              348,919
  Net changes in
     unrealized gain
     (loss) on
     securities
     available for
     sale...............      30,809         --           --           --        30,809
                          ----------   --------   ----------   ----------     ---------
BALANCE,
  DECEMBER 31, 1997.....   6,051,476    258,179    1,163,390    4,628,480         1,427
  Net income............     953,549                              953,549
  Net changes in
     unrealized gain
     (loss) on
     securities
     available for
     sale...............      44,343         --           --           --        44,343
                          ----------   --------   ----------   ----------     ---------
BALANCE,
  SEPTEMBER 30, 1998....  $7,049,368   $258,179   $1,163,390   $5,582,029     $  45,770
                          ==========   ========   ==========   ==========     =========

           See notes to unaudited consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                          1998           1997
                                                       -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income...........................................  $   953,549   $    746,006
Adjustments to reconcile net income to cash:
  Depreciation.......................................      236,962        181,737
  Provision for loan losses..........................      333,220        209,302
  Changes in other operating assets and liabilities:
     Accrued interest receivable.....................      (72,727)       (32,401)
     Accrued interest payable........................       25,372         49,377
     Other assets and liabilities....................      209,629        425,000
                                                       -----------   ------------
          Net cash provided by operating
             activities..............................    1,686,005        729,021
                                                       -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale..........   (1,000,000)    (2,927,458)
  Purchase of securities held to maturity............     (421,698)      (970,933)
  Proceeds from security transactions:
     Securities -- AFS...............................    3,059,079      2,733,089
     Securities -- HTM...............................    1,725,000        276,775
  Net increase in loans..............................   (9,479,843)    (9,518,338)
  Proceeds from sale of foreclosed real estate.......          535             --
  Proceeds from sale of loans, net...................       50,221             --
  Purchase of premises and equipment, net............     (658,659)    (1,029,725)
                                                       -----------   ------------
          Net cash used in investing activities......   (6,725,365)   (11,436,590)
                                                       -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits...........................   11,743,065      9,163,128
  Advances or payments on note payable and line of
     credit..........................................      (93,000)      (250,000)
  Issuance of common stock...........................           --          8,750
  Increase (Decrease) in securities sold under
     repurchase agreements...........................     (184,614)       (79,587)
                                                       -----------   ------------
          Net cash provided by financing
             activities..............................   11,465,451      8,842,291
                                                       -----------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................    6,426,091     (1,865,278)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.........    6,610,681      7,705,040
                                                       -----------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR...............  $13,036,772   $  5,839,762
                                                       ===========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  CASH PAID DURING THE YEAR FOR
  INTEREST...........................................  $ 3,269,927   $  2,832,040
  INCOME TAXES.......................................      501,396        946,048
                                                       ===========   ============

           See notes to unaudited consolidated financial statements.

                  MEIGS COUNTY BANCSHARES, INC. AND SUBSIDIARY

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 1.  BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying consolidated interim financial statements do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. All normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of financial statements, have been included. These interim financial statements should be read in conjunction with the audited financial statements and the notes thereto included in this Proxy Statement-Prospectus.

NOTE 2.  AGREEMENT TO MERGE WITH REGIONS

An Agreement and Plan of Merger between Meigs County Bancshares and Regions Financial Corporation was signed on June 22, 1998. The Agreement provides for a merger of the companies in a stock for stock exchange accounted for as a pooling of interests. On the effective date of the merger each share of Meigs County Bancshares stock will be exchanged for 1.9 shares of Regions stock, subject to possible adjustment. The merger is contingent upon regulatory and shareholder approval.

                                                                      APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         MEIGS COUNTY BANCSHARES, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF JUNE 22, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Parties............................................................      A-6
Preamble...........................................................      A-6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER......................      A-6
   1.1    Merger......................................................   A-6
   1.2    Time and Place of Closing...................................   A-7
   1.3    Effective Time..............................................   A-7
   1.4    Execution of Support Agreements.............................   A-7
ARTICLE 2 -- TERMS OF MERGER.......................................      A-7
   2.1    Certificate of Incorporation................................   A-7
   2.2    Bylaws......................................................   A-7
   2.3    Directors and Officers......................................   A-7
ARTICLE 3 -- MANNER OF CONVERTING SHARES...........................      A-8
   3.1    Conversion of Shares........................................   A-8
   3.2    Anti-Dilution Provisions....................................   A-8
   3.3    Shares Held by MCB or Regions...............................   A-8
   3.4    Dissenting Stockholders.....................................   A-8
   3.5    Fractional Shares...........................................   A-9
   3.6    Conversion of Stock Rights..................................   A-9
ARTICLE 4 -- EXCHANGE OF SHARES....................................     A-10
   4.1    Exchange Procedures.........................................  A-10
   4.2    Rights of Former MCB Stockholders...........................  A-10
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF MCB.................     A-11
   5.1    Organization, Standing, and Power...........................  A-11
   5.2    Authority; No Breach By Agreement...........................  A-11
   5.3    Capital Stock...............................................  A-12
   5.4    MCB Subsidiaries............................................  A-12
   5.5    Financial Statements........................................  A-13
   5.6    Absence of Undisclosed Liabilities..........................  A-13
   5.7    Absence of Certain Changes or Events........................  A-13
   5.8    Tax Matters.................................................  A-14
   5.9    Assets......................................................  A-15
   5.10   Environmental Matters.......................................  A-15
   5.11   Compliance with Laws........................................  A-16
   5.12   Labor Relations.............................................  A-17
   5.13   Employee Benefit Plans......................................  A-17
   5.14   Material Contracts..........................................  A-19
   5.15   Legal Proceedings...........................................  A-20
   5.16   Reports.....................................................  A-20
   5.17   Statements True and Correct.................................  A-20
   5.18   Accounting, Tax, and Regulatory Matters.....................  A-21
   5.19   State Takeover Laws.........................................  A-21
   5.20   Charter Provisions..........................................  A-21
   5.21   Support Agreements..........................................  A-21
   5.22   Derivatives.................................................  A-21
   5.23   Year 2000...................................................  A-21

                                                                        PAGE
                                                                        ----
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS.............
                                                                        A-21
   6.1    Organization, Standing, and Power...........................  A-21
   6.2    Authority; No Breach By Agreement...........................  A-22
   6.3    Capital Stock...............................................  A-22
   6.4    Regions Subsidiaries........................................  A-23
   6.5    SEC Filings; Financial Statements...........................  A-23
   6.6    Absence of Undisclosed Liabilities..........................  A-24
   6.7    Absence of Certain Changes or Events........................  A-24
   6.8    Compliance with Laws........................................  A-24
   6.9    Legal Proceedings...........................................  A-25
   6.10   Reports.....................................................  A-25
   6.11   Statements True and Correct.................................  A-25
   6.12   Accounting, Tax, and Regulatory Matters.....................  A-25
   6.13   Derivatives.................................................  A-26
   6.14   Year 2000...................................................  A-26
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION..............     A-26
   7.1    Affirmative Covenants of Both Parties.......................  A-26
   7.2    Negative Covenants of MCB...................................  A-26
   7.3    Adverse Changes in Condition................................  A-28
   7.4    Reports.....................................................  A-28
ARTICLE 8 -- ADDITIONAL AGREEMENTS.................................     A-28
   8.1    Registration Statement; Proxy Statement; Stockholder
          Approval....................................................  A-28
   8.2    Exchange Listing............................................  A-29
   8.3    Applications................................................  A-29
   8.4    Filings with State Offices..................................  A-29
   8.5    Agreement as to Efforts to Consummate.......................  A-29
   8.6    Investigation and Confidentiality...........................  A-30
   8.7    Press Releases..............................................  A-30
   8.8    Certain Actions.............................................  A-30
   8.9    Accounting and Tax Treatment................................  A-31
   8.10   State Takeover Laws.........................................  A-31
   8.11   Charter Provisions..........................................  A-31
   8.12   Agreement of Affiliates.....................................  A-31
   8.13   Employee Benefits and Contracts.............................  A-32
   8.14   Indemnification.............................................  A-32
   8.15   Certain Modifications.......................................  A-33
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.....
                                                                        A-33
   9.1    Conditions to Obligations of Each Party.....................  A-33
   9.2    Conditions to Obligations of Regions........................  A-35
   9.3    Conditions to Obligations of MCB............................  A-36
ARTICLE 10 -- TERMINATION..........................................     A-37
  10.1    Termination.................................................  A-37
  10.2    Effect of Termination.......................................  A-40
  10.3    Non-Survival of Representations and Covenants...............  A-40

                                                                        PAGE
                                                                        ----
ARTICLE 11 -- MISCELLANEOUS........................................     A-40
  11.1    Definitions.................................................  A-40
  11.2    Expenses....................................................  A-47
  11.3    Brokers and Finders.........................................  A-47
  11.4    Entire Agreement............................................  A-47
  11.5    Amendments..................................................  A-47
  11.6    Waivers.....................................................  A-47
  11.7    Assignment..................................................  A-48
  11.8    Notices.....................................................  A-48
  11.9    Governing Law...............................................  A-49
  11.10   Counterparts................................................  A-49
  11.11   Captions....................................................  A-49
  11.12   Interpretations.............................................  A-49
  11.13   Enforcement of Agreement....................................  A-49
  11.14   Severability................................................  A-49
Signatures.........................................................     A-50

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------

  1.    --   Form of Support Agreement. (sec. 1.4).

  2.    --   Form of Affiliate Agreement. (sec.sec. 8.12, 9.2(d)).

  3.    --   Form of Claims Letter. (sec. 9.2(e)).

  4.    --   Opinion of BBI Counsel (sec. 9.2(f)).

  5.    --   Opinion of Regions Counsel (sec. 9.3(d)).

[Exhibits omitted]

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 22, 1998, by and between MEIGS COUNTY BANCSHARES, INC. ("MCB"), a corporation organized and existing under the Laws of the State of Tennessee, with its principal office located in Decatur, Tennessee; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

The Boards of Directors of MCB and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of MCB by Regions pursuant to the merger (the "Merger") of MCB with and into Regions. At the effective time of the Merger, the outstanding shares of the capital stock of MCB shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of MCB shall become stockholders of Regions, and each of the subsidiaries of MCB shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of MCB, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a pooling of interests.

As a condition and inducement to Regions' willingness to enter into this Agreement, each of MCB's directors is executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, MCB shall be merged with and into Regions in accordance with the provisions of Sections 48-21-109 of the TBCA and Section 252 of the DGCL and with the effect provided in Section 48-21-108 of the TBCA and Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of MCB and Regions.

1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Tennessee Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee and the Delaware Certificate of Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur not later than the 15th business day after the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; and (ii) the date on which the stockholders of MCB approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law; or such later day within 30 days thereof as may be specified by Regions.

1.4 Execution of Support Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the directors of MCB is executing and delivering to Regions a Support Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or MCB, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Each share of MCB Common Stock (excluding shares held by any MCB Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 1.90 shares of Regions Common Stock (as subject to possible adjustment pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio").

3.2 Anti-Dilution Provisions. In the event MCB changes the number of shares of MCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3 Shares Held by MCB or Regions. Each of the shares of MCB Common Stock held by any MCB Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Dissenting Stockholders. Any holder of shares of MCB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 48-23-102 of the TBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the TBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of MCB fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of MCB Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of MCB Common Stock held by such holder. MCB will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to MCB.

3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of MCB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

3.6 Conversion of Stock Rights.

     (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of MCB Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("MCB Rights") granted by MCB under the MCB Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each MCB Right, in accordance with the terms of the MCB Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time,
     (i) Regions and its Compensation Committee shall be substituted for MCB and the Committee of MCB's Board of Directors (including, if applicable, the entire Board of Directors of MCB) administering such MCB Stock Plan, (ii) each MCB Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights),
     (iii) the number of shares of Regions Common Stock subject to such MCB Right shall be equal to the number of shares of MCB Common Stock subject to such MCB Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such MCB Right shall be adjusted by dividing the per share exercise (or threshold) price under each such MCB Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of MCB Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted MCB Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses
     (iii) and (iv) of the first sentence of this Section 3.4, each MCB Right which is an "incentive stock option" shall be adjusted as required by
     Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of
     Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.4.

     (b) All restrictions or limitations on transfer with respect to MCB Common Stock awarded under the MCB Stock Plans or any other plan, program, or arrangement of any MCB Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, Regions and MCB shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of MCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of MCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of MCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or with respect to which dissenters' rights of appraisal are perfected pursuant to Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of MCB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of MCB Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of MCB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of MCB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of MCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former MCB Stockholders. At the Effective Time, the stock transfer books of MCB shall be closed as to holders of MCB Common Stock immediately prior to the Effective Time and no transfer of MCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of MCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or with respect to which dissenters' rights of appraisal are perfected pursuant to Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by MCB in respect of such shares of MCB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of MCB shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of MCB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing MCB Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of MCB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such MCB Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF MCB

MCB hereby represents and warrants to Regions as follows:

5.1 Organization, Standing, and Power. MCB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. MCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB.

5.2 Authority; No Breach By Agreement.

     (a) MCB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MCB, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of MCB Common Stock entitled to be cast thereon, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by MCB. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of MCB, enforceable against MCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by MCB, nor the consummation by MCB of the transactions contemplated hereby, nor compliance by MCB with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of MCB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any MCB Company under, any Contract or Permit of any MCB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any MCB Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by MCB of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

     (a) The authorized capital stock of MCB consists, as of the date of this Agreement, of 1,000,000 shares of MCB Common Stock, of which 258,179 shares are issued and outstanding as of the date of this Agreement and not more than 303,759 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of MCB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the TBCA. None of the outstanding shares of MCB Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of MCB.

     (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the MCB Disclosure Memorandum, there are no shares of capital stock or other equity securities of MCB outstanding and no outstanding Rights relating to the capital stock of MCB.

5.4 MCB Subsidiaries. MCB has disclosed in Section 5.4 of the MCB Disclosure Memorandum all of the MCB Subsidiaries as of the date of this Agreement. MCB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each MCB Subsidiary. No equity securities of any MCB Subsidiary are or may become required to be issued (other than to another MCB Company) by reason of any Rights, and there are no Contracts by which any MCB Subsidiary is bound to issue (other than to another MCB Company) additional shares of its capital stock or Rights or by which any MCB Company is or may be bound to transfer any shares of the capital stock of any MCB

Subsidiary (other than to another MCB Company). There are no Contracts relating to the rights of any MCB Company to vote or to dispose of any shares of the capital stock of any MCB Subsidiary. All of the shares of capital stock of each MCB Subsidiary held by a MCB Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the MCB Company free and clear of any Lien. Each MCB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each MCB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB. Each MCB Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

5.5 Financial Statements. MCB has disclosed in Section 5.5 of the MCB Disclosure Memorandum, and has delivered to Regions copies of, all MCB Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all MCB Financial Statements prepared subsequent to the date hereof. The MCB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the MCB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the MCB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the MCB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

5.6 Absence of Undisclosed Liabilities. No MCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of MCB as of March 31, 1998, included in the MCB Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to March 31, 1998. No MCB Company has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB.

5.7 Absence of Certain Changes or Events. Since March 31, 1998, except as disclosed in the MCB Financial Statements delivered prior to the date of the Agreement or as otherwise disclosed in the MCB Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB, and (ii) the MCB Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.8 Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of any of the MCB Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and, to the Knowledge of MCB, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on MCB, except to the extent reserved against in the MCB Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the MCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the MCB Companies for the period or periods through and including the date of the respective MCB Financial Statements has been made and is reflected on such MCB Financial Statements.

     (d) Each of the MCB Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB.

     (e) None of the MCB Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Material Liens with respect to Taxes upon any of the Assets of the MCB Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the MCB Companies that occurred during or after any Taxable Period in which the MCB Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

     (h) No MCB Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

     (j) No MCB Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9 Assets. The MCB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the MCB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with MCB's past practices. All Assets which are Material to MCB's business on a consolidated basis, held under leases or subleases by any of the MCB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The MCB Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the MCB Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the MCB Companies include all Material Assets required to operate the business of the MCB Companies as presently conducted.

5.10 Environmental Matters.

     (a) To the Knowledge of MCB, each MCB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB.

     (b) There is no Litigation pending or, to the Knowledge of MCB, threatened before any court, governmental agency, or authority, or other forum in which any MCB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any MCB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB.

     (c) There is no Litigation pending, or to the Knowledge of MCB, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or MCB in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB.

     (d) To the Knowledge of MCB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB.

     (e) To the Knowledge of MCB, during the period of (i) any MCB Company's ownership or operation of any of their respective current properties, (ii) any MCB Company's participation in the management of any Participation Facility, or (iii) any MCB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB. Prior to the period of (i) any MCB Company's ownership or operation of any of their respective current properties, (ii) any MCB Company's participation in the management of any Participation Facility, or (iii) any MCB Company's holding of a security interest in a Loan Property, to the Knowledge of MCB, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB.

5.11 Compliance with Laws. MCB is duly registered as a bank holding company under the BHC Act. Each MCB Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB. None of the MCB Companies:

     (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB; and

     (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any MCB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB, or (iii) requiring any MCB Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.12 Labor Relations. No MCB Company is the subject of any Litigation asserting that it or any other MCB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other MCB Company to bargain with any labor organization as to wages or conditions of employment, nor is any MCB Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any MCB Company, pending or threatened, or to the Knowledge of MCB, is there any activity involving any MCB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.13 Employee Benefit Plans.

     (a) MCB has disclosed to Regions in writing prior to the execution of the Agreement and in Section 5.13 of the MCB Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Material MCB Benefits Plans. For purposes of this Agreement, "MCB Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in
     Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any MCB Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the MCB Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "MCB ERISA Plan." Any MCB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "MCB Pension Plan." Neither MCB nor any MCB Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any MCB Company that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any MCB Company has any Liability, is disclosed as such in Section 5.13 of the MCB Disclosure Memorandum.

     (b) MCB has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents:
     (i) all trust agreements or other funding arrangements for such MCB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such MCB Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any MCB Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All MCB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB. Each MCB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and MCB is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any MCB ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and MCB is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each MCB Benefit Plan to the Knowledge of MCB, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on MCB. There is no Material pending or, to the Knowledge of MCB, threatened Litigation relating to any MCB ERISA Plan.

     (d) No MCB Company has engaged in a transaction with respect to any MCB Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any MCB Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB. Neither MCB nor any administrator or fiduciary of any MCB Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject MCB to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on MCB. No oral or written representation or communication with respect to any aspect of the MCB Benefit Plans has been made to employees of any MCB Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on MCB.

     (e) No MCB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any MCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any MCB Pension Plan, and (iii) no increase in benefits under any MCB Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB. Neither any MCB Pension Plan nor any "single-employer plan," within the meaning of

     Section 4001(a)(15) of ERISA, currently or formerly maintained by any MCB Company, or the single-employer plan of any entity which is considered one employer with MCB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "MCB ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a MCB Pension Plan or any single-employer plan of a MCB ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code
     Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code
     Section 4971. No MCB Company has provided, or is required to provide, security to a MCB Pension Plan or to any single-employer plan of a MCB ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by MCB, except to the extent any failure would not have a Material Adverse Effect on MCB.

     (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any MCB Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any MCB ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on MCB).

     (g) No MCB Company has any obligations for retiree health and retiree life benefits under any of the MCB Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves,
     (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any MCB Company from any MCB Company under any MCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any MCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

5.14 Material Contracts. Except as set forth in Section 5.14 of the MCB Disclosure Memorandum, none of the MCB Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any MCB Company or the guarantee by any MCB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by MCB with the SEC as of the date of this Agreement if MCB were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "MCB Contracts"). With respect to each MCB Contract: (i) the Contract is in full force and effect; (ii) no MCB Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on

MCB; (iii) no MCB Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of MCB, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any MCB Company for money borrowed is prepayable at any time by such MCB Company without penalty or premium.

5.15 Legal Proceedings.

     (a) There is no Litigation instituted or pending, or, to the Knowledge of MCB, threatened against any MCB Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any MCB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB.

     (b) Section 5.15(b) of the MCB Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any MCB Company is a party and which names a MCB Company as a defendant or cross-defendant.

5.16 Reports. Since December 31, 1994, or the date of organization if later, each MCB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MCB. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

5.17 Statements True and Correct. None of the information supplied or to be supplied by any MCB Company or any Affiliate thereof regarding MCB or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any MCB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to MCB's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of MCB, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any MCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.18 Accounting, Tax, and Regulatory Matters. No MCB Company or any Affiliate thereof has taken or agreed to take any action, and MCB has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.19 State Takeover Laws. Each MCB Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Tennessee (collectively, "Takeover Laws").

5.20 Charter Provisions. Each MCB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any MCB Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any MCB Company that may be directly or indirectly acquired or controlled by it.

5.21 Support Agreements. Each of the directors of MCB has executed and delivered to Regions a Support Agreement in substantially the form as Exhibit 1 to this Agreement.

5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for MCB's own account, or for the account of one or more the MCB Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.23 Year 2000. MCB represents and warrants that all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. MCB further represents and warrants that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

Regions hereby represents and warrants to MCB as follows:

6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign

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

jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.2 Authority; No Breach By Agreement.

     (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 149,797,609 shares were issued and outstanding and no shares were held as treasury shares as of March 31, 1998. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of MCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of MCB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

6.5 SEC Filings; Financial Statements.

     (a) Regions has filed and made available to MCB all forms, reports, and documents required to be filed by Regions with the SEC since January 1 of the second fiscal year prior to the date of this Agreement (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and
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
     regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

6.6 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of March 31, 1998, included in the Regions Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to March 31, 1998. No Regions Company has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.7 Absence of Certain Changes or Events. Since March 31, 1998, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

6.8 Compliance with Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

     (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

     (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.10 Reports. Since December 31, 1994, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

6.11 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to MCB's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of MCB, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.12 Accounting, Tax, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.13 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

6.14 Year 2000. Regions has disclosed to MCB a complete and accurate copy of Regions' plan, including an estimate of the anticipated associated costs, for implementing modifications to Regions' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Regions shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

7.2 Negative Covenants of MCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, MCB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Regions, which consent shall not be unreasonably withheld:

     (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any MCB Company, or

     (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a MCB Company to another MCB Company) in excess of an aggregate of $100,000 (for the MCB Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for MCB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any MCB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the MCB Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any MCB Company, or declare or pay any dividend or make any other distribution in respect of MCB's capital stock; or

     (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of MCB Common Stock or any other capital stock of any MCB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

     (e) adjust, split, combine, or reclassify any capital stock of any MCB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of MCB Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any MCB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another MCB Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned MCB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) grant any increase in compensation or benefits to the employees or officers of any MCB Company, except as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any MCB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any MCB Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

     (h) enter into or amend any employment Contract between any MCB Company and any Person (unless such amendment is required by Law) that the MCB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any MCB Company or make any Material change in or to any existing employee benefit plans of any MCB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any MCB Company for Material money damages or restrictions upon the operations of any MCB Company; or

     (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. MCB shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. MCB shall call a

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

Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) MCB shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of MCB shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of MCB shall use their reasonable efforts to obtain such stockholders' approval, provided that each of Regions and MCB may withdraw, modify, or change in an adverse manner to the other Party its recommendations if the Board of Directors of such Party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could constitute a breach of the fiduciary duties of MCB's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by MCB of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

8.2 Exchange Listing. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of MCB Common Stock pursuant to the Merger.

8.3 Applications. Regions shall promptly prepare and file, and MCB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Tennessee Articles of Merger with the Secretary of State of the State of Tennessee in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

8.7 Press Releases. Prior to the Effective Time, Regions and MCB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no MCB Company nor any Affiliate thereof nor any Representatives thereof retained by any MCB Company shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Notwithstanding the foregoing, MCB may, and may authorize and permit its Representatives to, provide Persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such Person to make or implement an Acquisition Proposal not solicited in violation of this Agreement if MCB's

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

Board of Directors, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of MCB's Board of Directors under applicable Law; provided, that MCB shall promptly advise Regions following the receipt of any Acquisition Proposal and the Material details thereof; and, provided further, that prior to delivery of confidential information relating to MCB or access to MCB's books, records, or properties in connection therewith, the other Person shall have entered into a confidentiality agreement substantially similar to the Confidentiality Agreement previously entered into between MCB and Regions. Nothing contained in this Section 8.8 shall prohibit the Board of Directors of MCB from complying with Rule 14e-2, promulgated under the 1934 Act. MCB shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 State Takeover Laws. Each MCB Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

8.11 Charter Provisions. Each MCB Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any MCB Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any MCB Company that may be directly or indirectly acquired or controlled by it.

8.12 Agreement of Affiliates. MCB has disclosed in Section 8.12 of the MCB Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of MCB for purposes of Rule 145 under the 1933 Act. MCB shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of MCB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and MCB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of MCB in exchange for shares of MCB Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and MCB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.12 (and Regions shall be entitled to place restrictive legends upon
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

certificates for shares of Regions Common Stock issued to affiliates of MCB pursuant to this Agreement to enforce the provisions of this Section 8.12). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

8.13. Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the MCB Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of MCB shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of MCB shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of MCB shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause MCB and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 0.13 of the MCB Disclosure Memorandum to Regions between any MCB Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the MCB Benefit Plans.

8.14 Indemnification.

     (a) Subject to the conditions set forth in paragraph (b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each Person entitled to indemnification from a MCB Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Tennessee Law and MCB's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by MCB is required to effectuate any indemnification, Regions shall cause MCB to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
     (a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or MCB shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or MCB elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are Material substantive issues which raise conflicts of interest between Regions or MCB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or MCB shall pay all reasonable fees
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
     and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.14.

     (d) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

8.15 Certain Modifications. Regions and MCB shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and MCB shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and MCB also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect or deemed to have a Material Adverse Effect on MCB as a consequence of any modifications or charges undertaken solely on account of this Section 8.15.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

     (a) Stockholder Approval. The stockholders of MCB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any

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
     Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

     (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

     (g) Tax Matters. Each Party shall have received a written opinion from Alston & Bird LLP, in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of MCB Common Stock who exchange all of their MCB Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received by holders of MCB Common Stock who exchange all of their MCB Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the MCB Common Stock surrendered in exchange for the Regions Common Stock (reduced by an amount allocable to a fractional share interest in Regions Common Stock for which cash is received), and (iv) the holding period of the Regions Common Stock received by holders who exchange all of their MCB Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the MCB Common Stock surrendered in exchange therefor, provided that such MCB Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of MCB and Regions reasonably satisfactory in form and substance to such counsel.

     (h) Pooling Letter. Each Party shall have received a letter, dated as of the Effective Time, in a form reasonably acceptable to such Party, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

     (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of MCB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of MCB set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of MCB set forth in Sections 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of MCB set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on MCB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of MCB or to a matter being "known" by MCB shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of MCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. MCB shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by MCB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

     (d) Affiliate Agreements. Regions shall have received from each affiliate of MCB the affiliates agreement referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of Regions that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

     (e) Claims Letters. Each of the directors and executive officers of MCB shall have executed and delivered to Regions, letters in substantially the form of Exhibit 3.

     (f) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to MCB, in substantially the form of
     Exhibit 4.

9.3 Conditions to Obligations of MCB. The obligations of MCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by MCB pursuant to Section 11.6(b) of this Agreement:

     (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. Regions shall have delivered to MCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as MCB and its counsel shall request.

     (d) Legal Opinion. MCB shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of
     Exhibit 5.

     (e) Fairness Opinion. MCB shall have received a letter from Charles Stevens & Company dated five business days prior to the date of the Proxy Statement to the effect that in the opinion of such firm, the consideration to be received in the Merger by the stockholders of MCB is fair to the stockholders of MCB from a financial point of view.

                                   ARTICLE 10

                                  TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of MCB or Regions, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of MCB; or

     (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of MCB and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of MCB and
     Section 9.3(a) of this Agreement in the case of Regions; or

     (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of MCB and Section 9.3(a) in the case of Regions) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of MCB fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

     (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

     (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of MCB and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

     (g) By the Board of Directors of MCB, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

        (1) the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

        (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

        subject, however, to the following three sentences. If MCB refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to MCB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
        Section 10.1(g).

     For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

        "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

        "Determination Date" shall mean the date on which the MCB stockholders approve the Merger at the Stockholders' Meeting.

        "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

              BANK HOLDING COMPANIES
              ----------------------                             WEIGHTING
              AmSouth Bancorporation...........................     3.56%
              BB&T Corporation.................................     6.02
              Compass Bancshares, Inc..........................     3.01
              Fifth Third Bancorp..............................     6.86
              First American Corporation.......................     2.61
              First Security Corporation.......................     7.78
              First Tennessee National Corporation.............     5.66
              First Virginia Banks, Inc........................     2.29
              Hibernia Corporation.............................     6.55
              Huntington Bancshares, Inc.......................     8.49
              Mercantile Bancorporation, Inc...................     5.91
              SouthTrust Corporation...........................     7.09
              Star Banc Corporation............................     4.21
              Summit Bancorp...................................     7.83
              SunTrust Banks, Inc..............................     9.34
              Union Planters Corporation.......................     3.69
              Wachovia Corporation.............................     9.10
                                                                  ------
                        Total..................................   100.00%
                                                                  ======

        "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sales prices of the companies composing the Index Group.

        "Starting Date" shall mean the fourth full trading day following the announcement by press release of the Merger.

        "Starting Price" shall mean the last sale price per share of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) on the Starting Date.

     If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(g); or

     (h) By the Board of Directors of Regions, at any time prior to the 15th day after execution of this Agreement without any Liability in the event that the review by

     Regions during such time period of the disclosures contained in the MCB Disclosure Memorandum causes the Board of Directors of Regions to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.12, 8.13, and 8.14 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1 Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CONFIDENTIALITY AGREEMENTS" shall mean those certain Confidentiality Agreements, entered into prior to the date of this Agreement, between MCB and Regions.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

     "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

     "DELAWARE CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "DGCL" shall mean the Delaware General Corporation Law.

     "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

     "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "MCB COMMON STOCK" shall mean the no par value common stock of MCB.

     "MCB COMPANIES" shall mean, collectively, MCB and all MCB Subsidiaries.

     "MCB DISCLOSURE MEMORANDUM" shall mean the written information entitled "MCB Disclosure Memorandum" delivered within ten days of the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other purpose hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

     "MCB FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of MCB as of March 31, 1998 and as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998 and for each of the three years ended December 31, 1997, 1996, and 1995, included in the MCB Disclosure Memorandum, and (ii) the consolidated statements of condition of MCB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to March 31, 1998.

     "MCB STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of MCB.

     "MCB SUBSIDIARIES" shall mean the Subsidiaries of MCB, which shall include the MCB Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of MCB in the future and owned by MCB at the Effective Time.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ NMS" shall mean the National Market System of The Nasdaq Stock Market.

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either MCB or Regions, and "PARTIES" shall mean both MCB and Regions.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT" shall mean the proxy statement used by MCB to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of MCB Common Stock.

     "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

     "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

     "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of March 31, 1998 and as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998 and for each of the three years ended December 31, 1997, 1996, and 1995, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1998.

     "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of MCB in connection with the transactions contemplated by this Agreement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

     "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of MCB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

     "TAX" OR "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

     "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

     "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     "TBCA" shall mean the Tennessee Business Corporation Act.

     "TENNESSEE ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Regions and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 1.1 of this Agreement.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

            Average Closing Price.....................  Section 10.1(g)
            Claim.....................................  Section 8.15(a)
            Closing...................................  Section 1.2
            Determination Date........................  Section 10.1(g)
            Effective Time............................  Section 1.3
            Exchange Agent............................  Section 4.1
            Exchange Ratio............................  Section 3.1(b)
            Indemnified Party.........................  Section 8.14
            Index Group...............................  Section 10.1(g)
            Index Price...............................  Section 10.1(g)
            Index Ratio...............................  Section 10.1(g)
            MCB Benefit Plans.........................  Section 5.13(a)
            MCB Contracts.............................  Section 5.14
            MCB ERISA Affiliate.......................  Section 5.13(e)
            MCB ERISA Plan............................  Section 5.13(a)
            MCB Rights................................  Section 3.6(a)
            MCB Pension Plan..........................  Section 5.13(a)
            MCB SEC Reports...........................  Section 5.5(a)
            Merger....................................  Section 1.1
            Regions Ratio.............................  Section 10.1(g)
            Regions SEC Reports.......................  Section 6.5(a)
            Starting Date.............................  Section 10.1(g)
            Starting Price............................  Section 10.1(g)
            Takeover Laws.............................  Section 5.19
            Tax Opinion...............................  Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by MCB or Regions, each of MCB and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of MCB Common Stock will be exchanged for Regions Common Stock shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Regions Common Stock and MCB Common Stock, as the case may be, entitled to vote thereon.

11.6 Waivers.

     (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by MCB, to waive or extend the time for the compliance or fulfillment by MCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, MCB, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of MCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of MCB.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

MCB:               MEIGS COUNTY BANCSHARES, INC.
                   116 N. Main Street
                   Decatur, Tennessee 37322
                   Telecopy Number: (423) 334-3353
                   Attention: F. Stephen Miller
                              President and Chief Executive Officer

Copy to Counsel:   MILLER & MARTIN, LLP
                   Suite 2325
                   Suntrust Center
                   424 Church Street
                   Nashville, Tennessee 37219
                   Telecopy Number: (615) 244-1423
                   Attention: Kathryn Reed Edge

Regions:           REGIONS FINANCIAL CORPORATION
                   417 N. 20th Street
                   Birmingham, Alabama 35203
                   Telecopy Number: (205) 326-7571
                   Attention: Richard D. Horsley
                              Vice Chairman and Executive
                              Financial Officer

Copy to Counsel:   REGIONS FINANCIAL CORPORATION
                   417 N. 20th Street
                   Birmingham, Alabama 35203
                   Telecopy Number: (205) 326-7751
                   Attention: Samuel E. Upchurch, Jr.
                              General Counsel

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Tennessee relate to the consummation of the Merger.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                                    MEIGS COUNTY BANCSHARES, INC.
ATTEST:
                                                               By: /s/ F. STEPHEN MILLER
                                                      -------------------------------------------
                                                                   F. Stephen Miller
                                                         President and Chief Executive Officer
              By: /s/ PATSY HAYES
  -------------------------------------------
                  Patsy Hayes
                   Secretary

[CORPORATE SEAL]

                                                    REGIONS FINANCIAL CORPORATION
ATTEST:

                                                               By: /s/ RICHARD D. HORSLEY
                                                      -------------------------------------------
                                                                   Richard D. Horsley
                                                     Vice Chairman and Executive Financial Officer
        By: /s/ SAMUEL E. UPCHURCH, JR.
  -------------------------------------------
            Samuel E. Upchurch, Jr.
              Corporate Secretary

[CORPORATE SEAL]

                                                                      APPENDIX B

                       [LETTERHEAD OF STEVENS & COMPANY]

November 30, 1998

Board of Directors
Meigs County Bancshares, Inc.
116 North Main Street
Decatur, Tennessee 37322

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness to the shareholders of Meigs County Bancshares, Inc. (the "Company"), from a financial point of view, of the exchange ratio (the "Exchange Ratio") provided for in the Agreement and Plan of Merger dated as of June 22, 1998, (the "Merger Agreement") between the Company and Regions Financial Corporation ("Regions"). The Merger Agreement provides for a merger (the "Merger") of the Company and Regions pursuant to which the common shareholders of the Company will receive 1.90 common shares of Regions for every common share of the Company. Holders of stock options, stock appreciation rights, or stock awards granted by the Company ("MCB Rights") will receive the right to purchase equivalent Regions common stock with both the number of shares and price per share of the substituted rights in Regions being a function of the Exchange ratio and the number of shares and price per share of the original MCB Rights. In addition, certain shares of the Company are held by the Company's Employee Stock Ownership Plan (ESOP) with the plan having full voting rights to those shares.

Termination rights to the Merger are available to the Company, as fully described in Section 10 of the Merger Agreement, if at any time during the 10 day period commencing two days after the date on which the Company stockholders approve the merger ("Determination Date"), that both of the following conditions are met:

     1. the Average Closing Price of Regions common stock is less than 80% of the Starting Price (Last sale price of Regions common stock on the Starting Date, which is the fourth full trading day following announcement of the merger)

     1. and, the ratio of the Average Closing Price to the Starting Price is less than the ratio of the Index Price on the Determination Date to the Index Price on the Starting Date minus 15 percent. The Index Price is the weighted average of the last sale prices for 17 bank holding companies making up the Index Group

     Subject, however, to the following -- if the Company refuses to consummate the Merger pursuant to Section 10.1(g), it shall give prompt written notice thereof to Regions' provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period, During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and
     (ii) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (l) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1 (g).

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Regions and the Company. We have also reviewed certain other information, including financial forecasts and budgets and have discussed with the Company's management that business and prospects of the Company.

We have also considered certain financial and stock market data of Regions and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements the Company's management as to the future financial performance of the Company. We have not made an independent evaluation or appraisal of the assets of Regions or the Company and we have assumed that the aggregate allowances for loan losses for Regions and the Company are adequate to cover such losses. We have not solicited third party indications of interest in acquiring the Company.

It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Regions common stock necessarily will be when the Regions common stock is issued to the stockholders of the Company upon consummation of the Merger.

Stevens & Company is a financial consulting and investment banking firm that specializes in community bank transactions. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

Based on the above, it is our opinion that the Exchange Ratio to be received of the Merger is fair, as of the date hereof, from a financial point of view, to the common shareholder of the Company.

This opinion is being delivered to the Board of Directors of the Company, and is not to be reproduced or, delivered to any third party without the expressed written consent of Stevens & Company, except as required by law. However, it is understood that this opinion may be included in its entirety in any communication by the Company or its Board of Directors to the Company's shareholders.

                                          STEVENS & COMPANY

                            Tennessee Code Annotated
                     Title 48 Corporations and Associations
                        For-Profit Business Corporations
                         Chapter 23 Dissenters' Rights

48-23-101 DEFINITIONS.

As used in this chapter, unless the context otherwise requires:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

48-23-102 RIGHT TO DISSENT.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

        (A) If shareholder approval is required for the merger by sec. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

        (B) If the corporation is a subsidiary that is merged with its parent under sec. 48-21-105;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

        (A) Alters or abolishes a preferential right of the shares;

        (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

        (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

        (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

        (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under sec. 48-16- 104; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under sec. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

     (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

48-23-201 NOTICE OF DISSENTERS' RIGHTS.

(a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 48-23-203.

(c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202 NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

     (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

     (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by sec. 48-23- 201.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

48-23-203 DISSENTERS' NOTICE.

(a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 48-23-202.

(b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

     (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201.

48-23-204 DUTY TO DEMAND PAYMENT.

(a) A shareholder sent a dissenters' notice described in sec. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205 SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under sec. 48-23-207.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206 PAYMENT.

(a) Except as provided in sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with sec. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

(b) The payment must be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares;

     (3) An explanation of how the interest was calculated;

     (4) A statement of the dissenter's right to demand payment under sec. 48-23-209; and

     (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201 or sec. 48-23-203.

48-23-207 FAILURE TO TAKE ACTION.

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under sec. 48-23-203 and repeat the payment demand procedure.

48-23-208 AFTER-ACQUIRED SHARES.

(a) A corporation may elect to withhold payment required by sec. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection
(a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 48-23-209.

48-23-209 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under sec. 48-23-206), or reject the corporation's offer under sec. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

(1) The dissenter believes that the amount paid under sec. 48-23-206 or offered under sec. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under sec. 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

48-23-301 COURT ACTION.

(a) If a demand for payment under sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

     (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under sec. 48-23-208.

48-23-302 COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the

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

court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

     (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

     (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                         MEIGS COUNTY BANCSHARES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints F. Stephen Miller and Patsy Hayes and each or either one of them, with full power of substitution, as Proxies to represent and to vote as designated below, all the shares of common stock of Meigs County Bancshares, Inc. (the "Company") held of record by the undersigned on November 23, 1998, at the Special Meeting of Stockholders (the "Special Meeting") to be held on December 31, 1998, or any adjournments thereof.

1. Proposal to approve the Agreement and Plan of Merger, dated as of June 22, 1998 (the "Agreement"), by and between the Company and Regions Financial Corporation ("Regions") pursuant to which the Company will merge with and into Regions and each share of the Company's common stock (except for certain shares held by the Company, Regions, or their respective subsidiaries) will be converted into 1.9 shares of Regions common stock, subject to possible adjustment, and under such other terms and conditions as are set forth in the
   Agreement:

               [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1.

                   (Continued and to be signed on other side)

                          (Continued from other side)

This Proxy revokes all prior proxies with respect to the Special Meeting and may be revoked prior to its exercise.

Please date and sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                Dated: ---------------, 1998.
                                                ------------------------------
                                                  (Print Name of Stockholder)
                                                ------------------------------
                                                   (Signature of Stockholder)
                                                ------------------------------
                                                  (Print Name of Stockholder)
                                                ------------------------------
                                                   (Signature of Stockholder)

      PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.